      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1996



                                                       REGISTRATION NO. 333-2796

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            CERULEAN COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)

              GEORGIA                               6321                             58-2217138
      (State of incorporation)          (Primary Standard Industrial              (I.R.S. Employer
                                        Classification Code Number)             Identification No.)

                             ---------------------
                           3350 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                 (404) 842-8000
   (Address and telephone number of Registrant's principal executive offices)

                                HUGH J. STEDMAN
                                   SECRETARY
                            CERULEAN COMPANIES, INC.
                           3350 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                 (404) 842-8000
           (Name, address and telephone number of agent for service)
                             ---------------------
     THE COMMISSION IS REQUESTED TO MAIL COPIES OF ALL ORDERS, NOTICES AND
                               COMMUNICATIONS TO:

                            EDGAR H. SIMS, JR., ESQ.
                          LONG, ALDRIDGE & NORMAN, LLP
                           5300 ONE PEACHTREE CENTER
                              303 PEACHTREE STREET
                          ATLANTA, GEORGIA 30308-3201
                                 (404) 527-4000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------
                                                                                                 PROPOSED
                                                                                 PROPOSED         MAXIMUM
                                                                  AMOUNT          MAXIMUM        AGGREGATE      AMOUNT OF
                   TITLE OF SECURITIES                            TO BE       OFFERING PRICE     OFFERING     REGISTRATION
                     TO BE REGISTERED                           REGISTERED     PER SHARE(1)      PRICE(1)        FEE(1)
- ----------------------------------------------------------------------------------------------------------------------------
Class A Convertible Common Stock, no par value per
  share...................................................    800,000 Shares        $0              $0            $100
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share to be issued upon
  conversion of Class A Convertible Common Stock..........    800,000 Shares        N/A             N/A          $15,745
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------



(1) The securities being registered with this Registration Statement are being offered without charge to Eligible Subscribers (as that term is defined in the Registration Statement) and the filing fee represents the minimum required by Section 6(b) of the Securities Act of 1933, and in the case of the Common Stock issuable upon conversion of the Class A Convertible Common Stock an amount calculated, for filing fee purposes only, in accordance with Rule 457 under the Securities Act of 1933.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            CERULEAN COMPANIES, INC.

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                        ITEM IN FORM S-1                          LOCATION IN PROSPECTUS
       ---------------------------------------------------  -----------------------------------
  1.   Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus...................  Outside Front Cover Page
  2.   Inside Front and Outside Back Cover Pages of
         Prospectus.......................................  Inside Front Cover Page; Available
                                                              Information
  3.   Summary Information, Risk Factors and Ratio of
         Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors
  4.   Use of Proceeds....................................  *
  5.   Determination of Offering Price....................  *
  6.   Dilution...........................................  Risk Factors
  7.   Selling Security Holders...........................  *
  8.   Plan of Distribution...............................  Outside Front Cover Page;
                                                              Prospectus Summary -- The Offering
  9.   Description of Securities to be Registered.........  Summary; Description of Capital
                                                            Stock
 10.   Interests of Named Experts and Counsel.............  *
 11.   Information with Respect to the Registrant.........  Prospectus Summary; Risk Factors;
                                                              Dividends; Capitalization;
                                                              Selected Financial Data;
                                                              Management's Discussion and
                                                              Analysis of Financial Condition
                                                              and Results of Operations;
                                                              Business; Management; Description
                                                              of Capital Stock; Financial
                                                              Statements
 12.   Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities...  *

- ---------------

* Not Applicable.

                                 800,000 SHARES

                            CERULEAN COMPANIES, INC.
                        CLASS A CONVERTIBLE COMMON STOCK
                             ---------------------

     Cerulean Companies, Inc. (the "Company") is a newly formed Georgia corporation organized for the purpose of acting as the holding company for Blue Cross and Blue Shield of Georgia, Inc. ("Georgia Blue") and its subsidiaries and to engage in certain other health care related activities. Effective on February 2, 1996, Georgia Blue converted (the "Conversion") from a Georgia non-profit corporation to a Georgia for-profit corporation and became a wholly-owned subsidiary of the Company. See "THE CONVERSION."

     As part of the Conversion, the Company (i) issued 800,000 shares of Class A Convertible Common Stock (the "Class A Stock") to SunTrust Bank, Atlanta as Escrow Agent for distribution to "Eligible Subscribers" as described herein and
(ii) is offering to each Eligible Subscriber five shares (the "Shares") of Class A Stock at no cost to the Eligible Subscriber. An "Eligible Subscriber" is defined in the Plan of Conversion approved by the Georgia Commissioner of Insurance (the "Commissioner") as a person who was a subscriber of Georgia Blue (within the meaning of the Georgia Insurance Code) on September 1, 1995 and who remained a subscriber on February 1, 1996, and as to whom distribution of the Shares (i) is exempt from registration under the state securities laws of the applicable jurisdictions or (ii) does not violate any applicable law or regulation.


     Each Eligible Subscriber is requested to specify on the attached Stock Election Form whether or not such Eligible Subscriber chooses to accept the Company's offer for the Shares by no later than 5:00 p.m. Atlanta time on August 12, 1996 (the "Termination Time"). All Shares which an Eligible Subscriber has rejected, or has been deemed to have rejected as described herein, at or prior to the Termination Time, will be transferred by the Escrow Agent to the Company for cancellation. ANY ELIGIBLE SUBSCRIBER WHO FAILS TO PROPERLY COMPLETE AND SIGN THE STOCK ELECTION FORM ELECTING TO ACCEPT THE COMPANY'S OFFER OF THE SHARES, OR WHOSE PROPERLY COMPLETED AND SIGNED STOCK ELECTION FORM IS NOT RECEIVED BY THE ESCROW AGENT BY THE TERMINATION TIME, WILL BE DEEMED TO HAVE REJECTED THE COMPANY'S OFFER OF THE SHARES. ANY ELIGIBLE SUBSCRIBER WHO REJECTS THE COMPANY'S OFFER OF THE SHARES OR WHO IS DEEMED TO HAVE REJECTED THE COMPANY'S OFFER WILL FORFEIT ALL OF HIS OR HER RIGHTS TO THE SHARES OFFERED HEREBY, WILL HAVE NO RIGHTS AS A SHAREHOLDER OF THE COMPANY AND WILL HAVE NO RIGHTS TO ANY SUBSEQUENT OFFERING OF THE COMPANY'S OR GEORGIA BLUE'S SECURITIES. An Eligible Subscriber's election to accept or decline the Company's offer of the Shares will not have any impact on such Eligible Subscriber's insurance under any applicable Georgia Blue policy or plan.



     THERE IS A RISK THAT EACH ELIGIBLE SUBSCRIBER WHO ACCEPTS THE OFFER OF THE SHARES MAY BE REQUIRED TO RECOGNIZE TAXABLE INCOME (TO THE EXTENT OF THE VALUE OF THE SHARES RECEIVED BY SUCH ELIGIBLE SUBSCRIBER) UPON RECEIPT OF THE SHARES AND, AS A RESULT, MAY INCUR FEDERAL INCOME TAX LIABILITY IN CONNECTION WITH HIS OR HER RECEIPT OF THE SHARES. THE COMPANY HAS OBTAINED AN OPINION OF ITS CERTIFIED PUBLIC ACCOUNTANTS THAT ELIGIBLE SUBSCRIBERS WHO ACCEPT THE OFFER FOR THE SHARES SHOULD NOT INCUR FEDERAL INCOME TAX LIABILITY IN CONNECTION WITH THEIR RECEIPT OF THE SHARES; HOWEVER, BECAUSE THIS IS A UNIQUE TRANSACTION IN WHICH THERE ARE NO PRECEDENTIAL AUTHORITIES OUTSTANDING, NO ASSURANCE CAN BE GIVEN THAT THE INTERNAL REVENUE SERVICE WILL NOT CHALLENGE THIS POSITION. THE COMPANY ENCOURAGES EACH ELIGIBLE SUBSCRIBER TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THIS MATTER. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- ISSUANCE OF CLASS A STOCK TO ELIGIBLE SUBSCRIBERS."
                        (Cover continued on next page)

SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED, INCLUDING
     THE POSSIBLE ADVERSE TAX CONSEQUENCES OF ACCEPTANCE OF SHARES. THESE
      SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

     ANY ELIGIBLE SUBSCRIBER WHO FAILS TO PROPERLY COMPLETE AND SIGN THE STOCK ELECTION FORM ELECTING TO ACCEPT THE COMPANY'S OFFER OF THE SHARES OR WHOSE PROPERLY COMPLETED AND SIGNED STOCK ELECTION FORM IS NOT RECEIVED BY THE ESCROW AGENT BY THE TERMINATION TIME, WILL BE DEEMED TO HAVE REJECTED THE COMPANY'S OFFER FOR THE SHARES. ANY ELIGIBLE SUBSCRIBER WHO REJECTS THE COMPANY'S OFFER OF THE SHARES OR WHO IS DEEMED TO HAVE REJECTED THE COMPANY'S OFFER WILL FORFEIT ALL OF HIS OR HER RIGHTS TO THE SHARES OFFERED HEREBY, WILL HAVE NO RIGHTS AS A SHAREHOLDER OF THE COMPANY AND WILL HAVE NO RIGHTS TO ANY SUBSEQUENT OFFERING OF THE COMPANY'S OR GEORGIA BLUE'S SECURITIES.

               The date of this Prospectus is             , 1996

(Cover continued from previous page)

     Each share of Class A Stock and the Company's Class B Convertible Preferred Stock (the "Preferred Stock") will be convertible automatically into Common Stock, no par value per share, of the Company (the "Common Stock") upon the earlier of (i) December 1, 2001 or (ii) the closing date of a public offering of Common Stock registered under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company may at any time, with the approval of the holders of a majority of the then outstanding shares of Preferred Stock, convert all, but no less than all, of the issued and outstanding shares of Class A Stock and Preferred Stock into shares of Common Stock, with the Class A Stock converted on the basis of one share of Common Stock for each share of Class A Stock. Additionally, each share of Class A Stock will be converted into Common Stock immediately preceding any liquidation, dissolution or winding up of the Company if such conversion is approved by the holders of a majority of the then outstanding shares of Preferred Stock. Upon any such conversion, the Class A Stock will be converted into Common Stock on the basis of one share of Common Stock for each share of Class A Stock, and the Preferred Stock will be converted into Common Stock pursuant to the formula described herein under "DESCRIPTION OF CAPITAL STOCK -- Class B Stock -- Conversion." See "DESCRIPTION OF CAPITAL
STOCK -- Class A Stock -- Conversion."

     Upon the registration of shares in the names of Eligible Subscribers and for so long as any shares of both Preferred Stock and Class A Stock are issued and outstanding and no shares of Common Stock are issued and outstanding, the holders of the outstanding shares of Class A Stock, voting as a separate class and to the exclusion of all other classes and series of capital stock of the Company, will be entitled to elect two Directors at each annual meeting of shareholders as described herein, up to a total maximum of six Directors. The remaining Directors, including two Directors nominated by the holders of Preferred Stock and the remaining Directors nominated by the Nominating Committee of the Board of Directors and approved by two-thirds of the Continuing Directors (as defined under "PROSPECTUS SUMMARY -- Description of Class A
Stock -- Voting Rights") will be elected by the holders of Preferred Stock so long as any shares of Preferred Stock are outstanding. On all other matters to come before the shareholders other than the election of Directors, the holders of Class A Stock will be entitled to vote as a separate class. If any shares of Common Stock are issued and outstanding, holders of Class A Stock will have no voting rights except as required by Georgia law. In the event no shares of Common Stock or Preferred Stock are outstanding, all rights to vote will be vested in the holders of the outstanding shares of Class A Stock or the Blank Preferred Stock of the Company ("Blank Preferred Stock"). On the date of this Prospectus, there are 49,901 shares of Preferred Stock outstanding and no shares of Common Stock or Blank Preferred Stock outstanding. See "RISK
FACTORS -- Election of Directors," "DESCRIPTION OF CAPITAL STOCK -- Class A Stock -- Voting" and "-- Preferred Stock -- Voting."

     Shares of Class A Stock cannot be sold, transferred, encumbered, pledged or otherwise disposed of prior to December 1, 1998, except by descent and distribution, as required by judicial decree or by operation of law. Subject to the limitations described below, during the period from December 1, 1998 to December 1, 2001, if a holder of shares of Class A Stock desires to sell all or any portion of such Class A Stock, the holder is first required to offer such shares to the Company. The Company may exercise this right of first refusal to acquire up to 2% of the issued and outstanding shares of Class A Stock in any one calendar year, or such greater amount as may be approved by the holders of at least a majority of the Preferred Stock then issued, outstanding and entitled to vote. See "DESCRIPTION OF CAPITAL STOCK -- Class A Stock -- Restrictions on Transfer."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     The Company is a newly formed Georgia corporation organized for the purpose of acting as the holding company for Georgia Blue and its subsidiaries and to engage in certain other health care related activities. Georgia Blue was established in 1937 and through a series of business combinations and subsidiary operations had, by 1985, the largest health insurance company market share in Georgia. As of December 31, 1995, Georgia Blue had over 670,000 insurance and administrative service contracts covering or administering benefits for over 1.4 million members. This represents more than 19% of the total Georgia population and includes approximately 15% of the more than 3.2 million residents of the metropolitan Atlanta area.

     In connection with the Conversion, Georgia Blue issued all of its shares of common stock to, and became a wholly-owned subsidiary of, the Company. Currently the only business of the Company is the ownership and operation of Georgia Blue and its subsidiaries. In this Prospectus, the term "Company" is sometimes used to describe the Company and its subsidiaries as a single operation on a combined basis.


     Historically, Georgia Blue's primary source of revenues has come from premiums for traditional indemnity health insurance and services. In response to concerns regarding health care costs and changing trends in the health care industry, beginning in 1992 Georgia Blue implemented a strategy to emphasize managed care products and began to develop its model of integrated service delivery systems called community health partnership networks ("CHPNs"). The Company offers a comprehensive array of insurance products and services, including managed care products and services offered through a health maintenance organization (an "HMO"), a preferred provider organization (a "PPO") and a point of service network plan (a "POS"). The Company's strategic plan entails continued emphasis on and expansion of its managed care products. See "BUSINESS," "BUSINESS -- Strategic Initiatives" and "BUSINESS -- Business Lines and Products." The Company also offers traditional comprehensive indemnity health coverage, third party administrator services and group life insurance products. The Company's insurance and managed care products are offered directly through Georgia Blue and through Georgia Blue's three wholly-owned subsidiaries, HMO Georgia, Inc. ("HMO-Ga"), Greater Georgia Life Insurance Company, Inc. ("GGL") and Group Benefits of Georgia, Inc. ("GBG").


     The Company has one of the largest PPO memberships in the State of Georgia, serving over 290,000 members as of December 31, 1995. In addition, the Company served over 130,000 members through HMO-Ga as of December 31, 1995, which provides the Company's HMO and POS products. See "BUSINESS."

     At present, HMO-Ga is licensed and operational as an HMO in seven markets in Georgia, including Atlanta, Athens, Augusta, Columbus, Macon, Rome and Savannah, which markets represent more than 4.7 million residents. While Atlanta has an HMO market penetration of approximately 28%, Georgia as a whole currently has one of the lowest HMO penetrations in the country, at 13%. Based on industry sources, the five states with the highest HMO penetrations in the country each have HMO penetration in excess of 35%.

     The Company's HMO and POS products are serviced through networks of primary care physicians, specialist physicians and hospitals that provide services under contracts with HMO-Ga. Beginning on January 1, 1995, HMO-Ga's HMO and POS products also began to be provided in the Atlanta market through contracts with Georgia Blue's first CHPN, Atlanta Health Care Partners, Inc. ("CHPN-Atlanta"). As of December 31, 1995, CHPN-Atlanta provides services to approximately 96,000 people. CHPNs are locally based equity ventures between Georgia Blue and a local physician group or hospital or both. It is anticipated that Georgia Blue, either alone or with a contiguous state's Blue Cross/Blue Shield plan as a joint venture partner, will own at least a 51% equity interest in each of its CHPNs and the physician groups and hospitals will own the remaining equity interest. Clinical services offered under a CHPN are provided by the physician group or hospital partners as well as by other providers with which the CHPN maintains contracts.

Georgia Blue provides sales, management and administrative services to the CHPN, including information systems and data management services, through service contracts with the CHPN. Currently, CHPN-Atlanta is the only CHPN in which an entity jointly owned by providers and Georgia Blue has been formed and capitalized. However, in the six other Georgia markets serviced by HMO-Ga, HMO and POS products are being offered through HMO-Ga in collaboration with local providers in connection with the formation of CHPNs in those markets, thus carrying out the CHPN framework. See "BUSINESS -- Strategic Initiatives -- CHPNs." Cerulean Companies, Inc. will derive revenue from dividends from its subsidiaries (Georgia Blue and its subsidiaries as well as any new subsidiaries which the Company may form to conduct new businesses), service and/or management fee arrangements between the Company and its subsidiaries, as well as revenues the Company may derive from other non-regulated services it may provide customers directly in the future.

     Pursuant to licenses from the Blue Cross and Blue Shield Association ("BCBSA"), a national trade association consisting of 63 Blue Cross and Blue Shield licensees as of March 1, 1996, the Company has the exclusive right to do business under the name "Blue Cross and Blue Shield of Georgia" and to use the Blue Cross and Blue Shield names, trademarks and service marks for all of the indemnity and managed health care products and services it offers in the State of Georgia.

     The Company's principal executive offices are located at 3350 Peachtree Road, N.E., Atlanta, Georgia 30326, and its telephone number at that address is
(404) 842-8000.

                                 THE CONVERSION


     On February 2, 1996, Georgia Blue converted from a non-profit corporation to a for-profit corporation and became a wholly-owned subsidiary of the Company in accordance with a Plan of Conversion (the "Plan of Conversion") approved by the Commissioner in an order issued December 27, 1995 (the "Commissioner's Order"). The principal goal of the Conversion is to allow the Company access to the equity capital markets in order to finance its strategic plan and to enhance its competitive position. See "BUSINESS," "BUSINESS -- Strategic Initiatives" and "BUSINESS -- Business Lines and Products" as well as "RISK
FACTORS -- Ability to Successfully Implement Strategic Plan" for a more detailed discussion of the Company's Strategic Plan.



     Simultaneously with the Conversion, the Company issued 49,901 shares of Preferred Stock. The net proceeds to the Company from the sale of the Preferred Stock were approximately $46.1 million, after deducting estimated offering expenses and certain other expenses of the Conversion payable by the Company, including reimbursement of certain expenses incurred by certain purchasers of the Preferred Stock. The Company currently intends to use the net proceeds from the sale of the Preferred Stock for general corporate purposes, which may include strategic information systems development, medical access point development, management services organization (MSO) acquisitions, other strategic acquisitions and CHPN development and support. At the present time, the Company has no agreement with, or intentions or plans to acquire, any other specific company or entity, and is not in discussion with any company or entity with respect to any such acquisition.


     As part of the Conversion, the Company issued 800,000 shares of the Class A Stock to SunTrust Bank, Atlanta as Escrow Agent, for distribution to Eligible Subscribers as described herein and is offering to each Eligible Subscriber five Shares of Class A Stock at no cost to the Eligible Subscriber. As of September 1, 1995, there were approximately 160,000 Eligible Subscribers.

                                  THE OFFERING

     General; the Commissioner's Order. As provided in the Plan of Conversion approved by the Commissioner's Order, the Company is offering to each Eligible Subscriber five Shares of Class A Stock at no cost to the Eligible Subscriber. An "Eligible Subscriber" is defined in the Plan of Conversion as a person who was a subscriber of Georgia Blue (within the meaning of the Georgia Insurance
Code) on September 1, 1995 and who remained a subscriber on February 1, 1996, and as to whom distribution of the Shares (i) is exempt from registration under the state securities laws of the applicable jurisdictions or (ii) does not violate any applicable law or regulation. While the offering of the Class A Stock is not generally exempt from the registration requirements of state securities laws, the Company has either qualified the Class A Stock for distribution or has confirmed the availability of an exemption for the distribution of the Class A Stock in all states in which there are Eligible Subscribers. As a result, subscribers in states in which such an exemption or qualification is unavailable are not Eligible Subscribers, will have no rights to the Shares offered hereby, will have no rights as shareholders of the Company and will have no rights to any subsequent offering of the Company's or Georgia Blue's securities. See "RISK FACTORS -- Certain Federal Income Tax Consequences" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."



     Terms of Offer; Method of Acceptance. As part of the Conversion, on February 2, 1996, the Company issued a single certificate for 800,000 Shares to SunTrust Bank, Atlanta as Escrow Agent for distribution to Eligible Subscribers. Each Eligible Subscriber is requested to specify on the attached Stock Election Form whether or not such Eligible Subscriber chooses to accept the Company's offer for the Shares by no later than 5:00 p.m. Atlanta time on August 12, 1996 (as such date may be extended in the sole discretion of the Company, the "Termination Time"). Pursuant to the terms of the Company's agreement with the Escrow Agent, on the first day of each calendar month following the related period during which a Stock Election Form is received, the Escrow Agent is required to register or cause to be registered on the books and records of the Company maintained by SunTrust Bank, Atlanta, as Transfer Agent (the "Transfer Agent"), five shares of Class A Stock in the name of each Eligible Subscriber who has delivered a proper Stock Election Form during such period. The Escrow Agent shall not be obligated to register Class A Stock in the name of any Eligible Subscriber if such Eligible Subscriber's Stock Election Form does not conform in all respects to the form provided by the Company. On the first calendar day of each month, the Escrow Agent shall send or cause the Transfer Agent to send, to each new Class A Stockholder, a notification of such registration by first-class mail, postage prepaid; no stock certificates will be issued at any time for Class A Stock. Once registered, each Class A Stockholder shall be deemed a stockholder from and after February 2, 1996, except with respect to matters as to which Class A Stockholders had a right to vote during the period between February 2, 1996 and the date of registration.


     Georgia law governing the Conversion requires that a health care corporation such as Georgia Blue that issues shares of its capital stock in connection with an initial public offering must first offer the shares to its subscribers. The Commissioner's Order held that the issuance of the Shares offered hereby constitutes an initial public offering within the meaning of the applicable Georgia law and that this offering of the Shares extinguishes all such rights of subscribers under Georgia law. As a result, if either the Company or Georgia Blue issues shares of capital stock in any future public offering, it will not be required to offer any of such shares to its subscribers.

                          DESCRIPTION OF CLASS A STOCK

Securities Offered.........  800,000 shares of Class A Convertible Common Stock, no par value per share.

Dividends..................  So long as any shares of the Company's Preferred
                               Stock are issued, outstanding and entitled to vote, no dividends may be paid in cash, stock or other property on the Class A Stock without the approval of the Board of Directors of the Company and of the holders of a majority of the shares of Preferred Stock then issued, outstanding and entitled to vote. If no shares of Preferred Stock are issued, outstanding and entitled to vote, dividends may be declared on the Class A Stock at the discretion of the Board of Directors out of funds legally available therefor.

                             On February 2, 1996, the Company issued, and there
                               are currently outstanding, 49,901 shares of Preferred Stock. The Company presently anticipates that shares of Preferred Stock will be issued, outstanding and entitled to vote at all times up to the date the Class A Stock is converted to Common Stock. The Company does not anticipate that any dividends will be paid on Class A Stock.

Voting Rights..............  Upon the registration of shares in the name of
                               Eligible Subscribers, and for so long as any shares of both Preferred Stock and Class A Stock are issued and outstanding, and no shares of Common Stock are issued and outstanding, the holders of outstanding shares of Class A Stock, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes and series of capital stock of the Company, shall be entitled to elect two Directors to each of the Company's three classes of Directors ("Class A Designated Directors") (for a total of six of the total of 21 members of the Board of Directors) as follows:

                                  Beginning at or prior to the first annual
                                 meeting of shareholders, a special nominating committee composed of two Continuing Directors (as defined below) and two Preferred Designated Directors (as defined below) will nominate two Class A Designated Directors to be voted on by all of the holders of the Class A Stock at such annual meeting.

                                  At or prior to the annual meeting of
                                 shareholders held in the following year, a special nominating committee composed of two Continuing Directors and the two Class A Designated Directors would nominate two additional Class A Designated Directors, again to be voted on by all of the holders of Class A Stock at such annual meeting.

                                  At or prior to the annual meeting of
                                 shareholders held in the next year, a
                                 nominating committee composed of two Continuing Directors and the four Class A Designated Directors would nominate two additional Class A Designated Directors, again to be voted on by all of the holders of the Class A Stock at such annual meeting.

                                  At the annual meeting of shareholders held in
                                 the next year and at each annual meeting until the occurrence of a Stock Conversion (as defined below), a special nominating committee composed of the six Class A Designated Directors would nominate, and the holders of the Class A Stock would be entitled to elect, two Class A Designated Directors each year to replace the two Class A Designated Directors whose terms expire during such year.

                             Notwithstanding any nomination by a special
                               nominating committee, the holders of the Class A Stock shall be entitled to nominate and elect any eligible individual as a Class A Designated Director each year. "Continuing Directors" are those individuals who: (i) are named as members of the initial Board of Directors of the Company (other than the Preferred Designated Directors), together with any new Directors whose election or nomination to the Board of Directors was approved by a vote of two-thirds of the Directors then still in office who were such Directors or whose election or nomination was previously so approved; (ii) are not beneficial owners of more than five percent of the total shares of any class of equity securities outstanding; and (iii) were not nominated by such a beneficial owner and, prior to such Director's election, did not have any agreement, arrangement, or understanding with any such beneficial owner with respect to any action to be taken by such person as a Director.

                             Notwithstanding the foregoing, in the event shares
                               of Class A Stock and Common Stock are outstanding at the same time, all rights to vote would be vested in the holders of the Common Stock, except
                               (i) the rights of the holders of Preferred Stock to elect Directors (see "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Voting), and (ii) such other voting rights as are provided by the Georgia Business Corporation Code. Accordingly, in the event the Company issues any shares of Common Stock, the holders of Class A Stock will have no voting rights (including the right to elect Class A Designated Directors) except as expressly provided by law. See "DESCRIPTION OF CAPITAL STOCK -- Class A Common Stock -- Voting."

                             In the event no shares of Preferred Stock or Common
                               Stock are outstanding, all rights to vote will be vested in the holders of the outstanding shares of Class A Stock or the Blank Preferred Stock of the Company ("Blank Preferred Stock"). The Company anticipates that the Preferred Stock will be outstanding during all periods the Class A Stock is outstanding.

Conversion of Class A
Stock......................  Each share of Class A Stock and Preferred Stock will be converted automatically into Common Stock upon the earlier of (i) December 1, 2001 or (ii) the closing date of a public offering of Common Stock registered under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company may at any time with the approval of the holders of a majority of the then outstanding shares of Preferred Stock convert all, but not less than all, of the issued and outstanding shares of Class A Stock and Preferred Stock into shares of Common Stock. Additionally, each share of Class A Stock and Preferred Stock will be converted into Common Stock immediately preceding any liquidation, dissolution or winding up of the Company, if such conversion is approved by the holders of a majority of the then outstanding shares of Preferred Stock. Upon any such conversion, the Class A Stock shall be converted into Common Stock on the basis of one share of Common Stock for each share of Class A Stock and the Preferred Stock shall be converted into Common Stock pursuant to the formula described herein under "DESCRIPTION OF CAPITAL STOCK -- Class B Stock -- Conversion." See "DESCRIPTION OF CAPITAL STOCK -- Class A Common Stock -- Conversion."

Restrictions on Transfer;
  Right of First Refusal...  Shares of Class A Stock cannot be sold, transferred, encumbered, pledged or otherwise disposed of prior to December 1, 1998, except (i) upon the death of the holder, to an heir taking by law or pursuant to testamentary succession,
                               (ii) by operation of law, or (iii) as required by a final judicial decree. Subject to the limitations described below, during the period from December 1, 1998 to December 1, 2001, if a holder of shares of Class A Stock desires to sell all or any portion of such Class A Stock, the holder must first offer such shares to the Company on the same terms and conditions as the proposed sale. The Company may exercise this right of first refusal to acquire up to 2% of the issued and outstanding shares of Class A Stock in any one calendar year, or such greater amount as may be approved by the holders of more than a majority of the Preferred Stock then issued, outstanding and entitled to vote. See "DESCRIPTION OF CAPITAL STOCK -- Class A Stock -- Restrictions on Transfer."


Lock-up Agreement for
  Conversion Stock.........  In addition, Shares of Common Stock issued in exchange for Class A Stock ( "Conversion Stock") upon conversion of Class A Stock into Common Stock, are subject to a "lock-up" arrangement. Under the lock-up, no shares of any holder's Conversion Stock may be transferred for a period of six months following conversion and no more than 50% of such holder's shares of Conversion Stock may be transferred during the period beginning six months following conversion and ending on the date which is one year following the conversion. See "DESCRIPTION OF CAPITAL STOCK -- Class A Stock -- Restrictions on Transfer; Right of First Refusal."


                             The shares of Conversion Stock have not been
                               registered under the Securities Act and until such registration, if any, their transfer by Eligible Subscribers would be subject to the provisions of Rule 144 under the Securities Act. Pursuant to Rule 144, persons receiving shares of Conversion Stock upon conversion of their Class A Stock may be required to hold such Conversion Stock for a two-year period from the time of Conversion or until the earlier registration, if any, of the Conversion Stock.

                        FEDERAL INCOME TAX CONSEQUENCES


     THERE IS A RISK THAT EACH ELIGIBLE SUBSCRIBER WHO ACCEPTS THE OFFER OF THE SHARES MAY BE REQUIRED TO RECOGNIZE TAXABLE INCOME (TO THE EXTENT OF THE VALUE OF THE SHARES RECEIVED BY SUCH ELIGIBLE SUBSCRIBER) UPON RECEIPT OF THE SHARES AND, AS A RESULT, MAY INCUR FEDERAL INCOME TAX LIABILITY IN CONNECTION WITH HIS OR HER RECEIPT OF THE SHARES. THE COMPANY HAS OBTAINED AN OPINION OF ITS CERTIFIED PUBLIC ACCOUNTANTS THAT ELIGIBLE SUBSCRIBERS WHO ACCEPT THE OFFER OF THE SHARES SHOULD NOT INCUR FEDERAL INCOME TAX LIABILITY IN CONNECTION WITH THEIR RECEIPT OF THE SHARES; HOWEVER, BECAUSE THIS IS A UNIQUE TRANSACTION IN WHICH THERE ARE NO PRECEDENTIAL AUTHORITIES OUTSTANDING, NO ASSURANCE CAN BE GIVEN THAT THE INTERNAL REVENUE SERVICE WILL NOT CHALLENGE THIS POSITION. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- ISSUANCE OF CLASS A STOCK TO ELIGIBLE SUBSCRIBERS."



     THE COMPANY ENCOURAGES EACH ELIGIBLE SUBSCRIBER TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH SUBSCRIBER OF THE ACCEPTANCE OF THE COMPANY'S OFFER OF CLASS A STOCK, AS WELL AS ANY TAX CONSEQUENCES TO SUCH SUBSCRIBER ARISING UNDER THE LAWS OF ANY STATE, LOCALITY, FOREIGN COUNTRY OR OTHER JURISDICTION.


                            MARKET FOR CLASS A STOCK

     There is no public trading market for the Class A Stock. Further, because of the restrictions on transfer of the Class A Stock, it is not anticipated that such a trading market will develop in the future.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


     The following is summary consolidated financial information of Georgia Blue prior to the Conversion. The information presented below for the years ended as of December 31 has been derived from the Consolidated Financial Statements of Georgia Blue which have been audited by Ernst & Young LLP, independent auditors, whose report for the three years ended December 31, 1995 appears elsewhere in this Prospectus. The following data, prepared in accordance with generally accepted accounting principles, should be read in conjunction with the accompanying Consolidated Financial Statements, the related notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus.



                                                           YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                           1991(1)    1992(1)      1993        1994         1995
                                           --------   --------   --------   ----------   ----------
                                                               ($ IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues:
  Premiums...............................  $815,863   $914,406   $939,671   $1,038,397   $1,159,476
  Investment and other income............     9,527      8,815      8,524        9,462       11,980
  Realized gains.........................     1,379      5,777      4,658        2,512       15,265
                                           --------   --------   --------   ----------   ----------
          Total revenues.................   826,769    928,998    952,853    1,050,371    1,186,721
Benefits expense.........................   731,875    831,795    832,908      914,277    1,039,095
Operating expenses.......................    78,135     79,171     89,284      111,012      126,077
                                           --------   --------   --------   ----------   ----------
Operating Income.........................    16,759     18,032     30,661       25,082       21,549
Loss on building repurchase..............        --         --     (7,566)          --           --
                                           --------   --------   --------   ----------   ----------
Income before income taxes, minority
  interest, extraordinary item and
  cumulative effect of accounting
  change.................................    16,759     18,032     23,095       25,082       21,549
Income taxes(2)..........................     3,127      3,559      4,796        5,621        3,857
Minority interest in CHPNs...............        --         --         --           --         (282)
                                           --------   --------   --------   ----------   ----------
Income before extraordinary item and
  cumulative effect of a change in
  accounting principle...................    13,632     14,473     18,299       19,461       17,410
Extraordinary item -- reduction of income
  taxes arising from carryforward of
  prior years' net operating losses......     2,746      3,081         --           --           --
Cumulative effect of change in accounting
  for income taxes.......................        --         --      5,449           --           --
                                           --------   --------   --------   ----------   ----------
Net Income(3)............................  $ 16,378   $ 17,554   $ 23,748   $   19,461   $   17,410
                                           ========   ========   ========    =========    =========


- ---------------

(1) Years prior to 1993 were restated to conform to the current year presentation.
(2) The effective tax rate has been approximately 20% as a result of paying taxes under the alternative minimum tax system. This is the result of a deduction available under Section 833(b) of the Internal Revenue Code (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Overview"). If the deduction were no longer available, Georgia Blue would be subject to federal income taxes at the regular corporate tax rate, which is currently 35%. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Section 833 of the Code."

(3) Earnings per share are omitted because such data are not meaningful at the present time due to the likely dilutive events that will occur prior to the conversion of the Class A Convertible Common Stock or the Class B Convertible Preferred Stock (See "Description of Capital Stock").

                                                           YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                           1991(1)    1992(1)      1993        1994         1995
                                           --------   --------   --------   ----------   ----------
                                                               ($ IN THOUSANDS)
OPERATING DATA BY PRODUCT GROUP:
Premium Revenues by Product Group:
  HMO and POS............................  $ 49,613   $ 58,553   $ 76,196   $   87,532   $  144,662
  Indemnity and PPO......................   759,799    849,510    857,167      944,156    1,006,524
  Life & Other...........................     6,451      6,343      6,308        6,709        8,290
                                           --------   --------   --------   ----------   ----------
          Total premium revenues.........  $815,863   $914,406   $939,671   $1,038,397   $1,159,476
                                           ========   ========   ========    =========    =========
As a Percentage of Premium Revenues:
  HMO and POS............................       6.1%       6.4%       8.1%         8.4%        12.5%
  Indemnity and PPO......................      93.1       92.9       91.2         90.9         86.8
  Life and Other.........................       0.8        0.7        0.7          0.7          0.7
                                           --------   --------   --------   ----------   ----------
          Total premium revenues.........     100.0%     100.0%     100.0%       100.0%       100.0%
                                           ========   ========   ========    =========    =========
Percentage of Net Income:
  HMO and POS............................       1.6%      (4.5)%     (0.9)%        4.9%        40.0%
  Indemnity and PPO......................      89.6       94.2       92.8         88.4         49.5
  Life and Other.........................       8.9       10.4        8.1          6.7         10.5
                                           --------   --------   --------   ----------   ----------
          Total..........................     100.0%     100.0%     100.0%       100.0%       100.0%
                                           ========   ========   ========    =========    =========
Loss Ratio (Benefits Expense as a
  Percentage of Premium Revenues):
  HMO and POS............................      92.1%      94.0%      93.2%        89.2%        83.7%
  Indemnity and PPO......................      89.9       91.1       88.5         88.2         90.7
  Life and Other.........................      51.8       45.4       46.6         52.0         56.5
                                           --------   --------   --------   ----------   ----------
          Total loss ratio...............      89.7%      91.0%      88.6%        88.0%        89.6%
                                           ========   ========   ========    =========    =========
Operating Expense Ratio (Operating
  Expenses as a Percentage of Premium
  Revenues)..............................       9.6%       8.7%       9.5%        10.7%        10.9%
                                           ========   ========   ========    =========    =========
Combined Loss Ratio (Benefits Expense and
  Operating Expenses as a Percentage of
  Premium Revenues):
  HMO and POS............................      99.7%     101.7%     100.4%        98.3%        94.7%
  Indemnity and PPO......................      99.3       99.6       98.0         98.8        101.4
  Life and Other.........................      92.3       88.1       92.1         94.8         94.9
                                           --------   --------   --------   ----------   ----------
          Total Combined Loss Ratio......      99.3%      99.7%      98.1%        98.7%       100.5%
                                           ========   ========   ========    =========    =========
Effective Income tax rate(2).............      18.7%      19.7%      20.8%        22.4%        17.9%
                                           ========   ========   ========    =========    =========
BALANCE SHEET DATA (AT PERIOD END):
Cash, equivalents and marketable
  securities.............................  $131,632   $153,711   $177,650   $  201,976   $  223,994
Total assets.............................   285,728    318,041    356,241      407,023      417,079
Total estimated benefit liabilities......   156,454    161,290    153,881      167,895      175,846
Total liabilities........................   197,291    212,050    226,502      258,353      244,040
Surplus..................................    88,437    105,991    129,739      148,670      173,039


- ---------------

(1) Years prior to 1993 were restated to conform to the current year presentation.
(2) The effective tax rate has been approximately 20% as a result of paying taxes under the alternative minimum tax system. This is the result of a deduction available under Section 833(b) of the Internal Revenue Code (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Overview"). If the deduction were no longer available, Georgia Blue would be subject to federal income taxes at the regular corporate tax rate, which is currently 35%. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Section 833 of the Code."

                                  RISK FACTORS

     Each Eligible Subscriber's acceptance of shares of Class A Stock offered hereby is subject to a number of risk factors that should be considered by such Eligible Subscriber. In addition to the information set forth elsewhere herein, Eligible Subscribers should consider the following information.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     There is a risk that each Eligible Subscriber who accepts the offer of the Shares may be required to recognize taxable income (to the extent of the value of the Shares received by such Eligible Subscriber) upon receipt of the Shares and, as a result, may incur federal income tax liability in connection with his or her receipt of the Shares. The Company has obtained an opinion of its certified public accountants that Eligible Subscribers who accept the offer for the Shares should not incur federal income tax liability in connection with their receipt of the Shares; however, because this is a unique transaction in which there are no precedential authorities outstanding, no assurance can be given that the Internal Revenue Service will not challenge this position. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Issuance of Class A Stock to the Eligible Subscribers."



     THE COMPANY ENCOURAGES EACH ELIGIBLE SUBSCRIBER TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH SUBSCRIBER OF THE ACCEPTANCE OF THE COMPANY'S OFFER OF CLASS A STOCK, AS WELL AS ANY TAX CONSEQUENCES TO SUCH SUBSCRIBER ARISING UNDER THE LAWS OF ANY STATE, LOCALITY, FOREIGN COUNTRY OR OTHER JURISDICTION AND AS A RESULT OF ANY POTENTIAL CHANGES IN APPLICABLE TAX LAWS.



     Georgia Blue has paid federal income taxes under the alternative minimum tax system, generally at a 20% rate, from 1987 through 1995 due to the application of a special deduction available to certain Blue Cross and Blue Shield plans under Section 833(b) of the Internal Revenue Code. If the deduction provided under Section 833(b) were no longer available because of the transactions described herein or for any other reason, the Company would be subject to federal income taxes at the regular corporate tax rate, which is currently 35%. The Company expects the Section 833 (b) deduction to be available into the foreseeable future and therefore expects to be taxed under the alternative minimum tax system. As a result the Company will be unable to utilize approximately $65 million of regular tax net operating losses and other temporary differences that otherwise would be available. For financial reporting purposes, a valuation allowance has been recorded to reduce the deferred tax assets to the amount expected to be realized. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Section 833 of the Code."



RESTRICTIONS ON TRANSFER; RIGHT OF FIRST REFUSAL; LACK OF LIQUIDITY


     Shares of Class A Stock cannot be sold, transferred, encumbered, pledged or otherwise disposed of prior to December 1, 1998, except (i) upon the death of the holder of such shares, to an heir taking by law or pursuant to testamentary succession, (ii) by operation of law or (iii) as required by a final judicial decree. Pursuant to the Articles of Incorporation, subject to the limitations described below, during the period from December 1, 1998 to December 1, 2001, if a holder of shares of Class A Stock desires to sell all or any portion of such Class A Stock, the holder must first offer the shares of Class A Stock to the Company upon the same terms and conditions as the proposed sale. A holder of Class A Stock who proposes to dispose of all or any portion of his or her shares must give written notice (the "Notice") to the Company of his or her intention to dispose of the shares, setting forth the type of disposition, the proposed purchaser, the number of offered shares, the price per share and the terms of payment. The Company may accept such offer with respect to all, but not less than all, of the offered shares within thirty (30) days following receipt of the Notice by giving notice of such exercise to the holder proposing to dispose of the shares. If any of the consideration for the offered shares consists of anything other than cash, the Company may substitute for such consideration the cash equivalent as reasonably determined by the Company. The Company may exercise this right of first refusal to acquire up to 2% of the issued and outstanding shares of Class A Stock in any one calendar year, or such greater amount as may be approved by the holders of more than a majority of the Preferred Stock then issued, outstanding and entitled to vote. If the Company fails to exercise its right of first refusal within thirty (30) days through no fault of the offeror, the offeror may transfer the offered shares to the proposed purchaser, at the price and on the terms and conditions set forth in the Notice; provided that such transfer must be made within 30 days of the date the offeror became free to transfer the shares or such right to transfer will expire.


LOCK-UP PROVISIONS AFFECTING CONVERSION STOCK


     Transfers of Conversion Stock will be limited for a period of time following a Stock Conversion (as defined herein) pursuant to certain "lockup" provisions included in the Company's Articles of Incorporation. The lockup provisions are intended to assist in the development of an orderly trading market in the Common Stock, the development of an adequate investment research following of the Company, and the promotion of institutional demand for the Common Stock. Under the lock-up, no shares of Conversion Stock may be transferred by any holder of Conversion Stock for a period of six months following the Stock Conversion and no more than 50% of such holder's shares of Conversion Stock may be transferred during the period beginning six months following the Stock Conversion and ending on the date which is one year following the Stock Conversion. See "DESCRIPTION OF CAPITAL STOCK -- Class A Stock -- Restrictions on Transfer; Right of First Refusal."


NO MARKET FOR CLASS A STOCK; LIMITATION ON SHARES ELIGIBLE FOR FUTURE SALE



     There has been no prior public market for the Class A Stock and there will be no public market for the Class A Stock or any of the Company's other securities; the Company does not intend that there will ever be a public market for the Class A Stock; and there can be no assurance that a public market for any of the Company's other securities (including the Common Stock) will develop in the future. Accordingly, Eligible Subscribers will be unable to liquidate an investment in the Class A Stock for an indefinite period. See "DESCRIPTION OF CAPITAL STOCK -- Class A Stock -- Restrictions on Transfer; Right of First Refusal" and "RISK FACTORS -- Restrictions on Transfer; Right of First Refusal; Lack of Liquidity."


POSSIBLE DILUTION OF CLASS A STOCK

     The Company's Articles of Incorporation do not contain any provisions protecting holders of Class A Stock against dilution. While the Preferred Stock has certain protection against dilution of the number of shares of Common Stock into which the Preferred Stock may be converted, each share of Class A Stock will still be convertible only into one share of Common Stock as described herein. In the event the Company issues additional shares of Class A Stock, or issues shares of Common Stock or Blank Preferred Stock convertible into Common Stock or effects a stock split, stock dividend or other recapitalization of or on its Common Stock, the then existing Class A Shareholders will be diluted. Therefore, the Class A Stock is subject to substantial dilution. See "CAPITALIZATION" and "DESCRIPTION OF CAPITAL STOCK -- Class A Stock -- Conversion of Class A Stock."

LIMITATION ON VOTING RIGHTS

     As of the date of this Prospectus, 49,901 Shares of Preferred Stock are issued and outstanding. So long as shares of Preferred Stock and Class A Stock are issued and outstanding and no shares of Common Stock are issued and outstanding, the holders of the outstanding shares of Class A Stock will be entitled to elect two Class A Designated Directors at each annual meeting of shareholders. The Company's Board of Directors is divided into three classes with terms of three years each, and one class stands for election at each annual meeting of shareholders. As a result, after the third annual meeting of shareholders following the issuance of the Shares, six of the 21 Directors of the Company will be Class A Designated Directors. So long as any shares of Preferred Stock are issued, outstanding or entitled to vote, the holders of the Preferred Stock, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes and series of capital stock of the Company, will be entitled to elect all of the remaining directors of the Company (other than the Class A Designated Directors). However, pursuant to the terms of a Shareholders' Agreement among the holders of the Preferred Stock, Georgia Blue and the Company (the "Shareholders' Agreement"), so long as no shares of Common Stock are issued and outstanding, the holders of the Preferred

Stock will be obligated to vote their shares so that the Directors (other than the Preferred Designated Directors and the Class A Designated Directors) nominated by the Nominating Committee of the Company's Board of Directors and approved by two-thirds of the Continuing Directors of the Company are elected Directors of the Company. As a result, the current Board of Directors will have the ability to designate a majority of the Directors of the Company.

     IN THE EVENT ANY SHARES OF COMMON STOCK ARE ISSUED AND OUTSTANDING, THE HOLDERS OF CLASS A STOCK SHALL HAVE NO VOTING RIGHTS, INCLUDING THE RIGHT TO NOMINATE AND ELECT DIRECTORS, EXCEPT AS EXPRESSLY PROVIDED BY APPLICABLE LAW. NO ASSURANCES CAN BE GIVEN THAT THE COMPANY WILL NOT ISSUE SHARES OF COMMON STOCK IN THE FUTURE. SEE "DESCRIPTION OF CAPITAL STOCK -- CLASS A STOCK -- VOTING" AND "DESCRIPTION OF CAPITAL STOCK -- PREFERRED STOCK -- VOTING."

DIVIDEND POLICY AND LIMITATIONS ON ABILITY TO PAY DIVIDENDS

     So long as any shares of the Company's Preferred Stock are issued and outstanding and entitled to vote, the Company cannot pay dividends in cash, stock or other property on Class A Stock or Common Stock without the approval of the Board of Directors and of the holders of a majority of the Preferred Stock then issued, outstanding and entitled to vote. The Company presently anticipates that shares of Preferred Stock will be issued, outstanding and entitled to vote at all times up to the date the Class A Stock is converted to Common Stock. The Company anticipates that no dividends will ever be paid on Class A Stock. The ability of Georgia Blue and its subsidiaries to pay dividends to the Company is also subject to certain provisions of the Georgia Insurance Code. See "DIVIDENDS."

LIMITED RIGHTS IN LIQUIDATION

     The Class A Stock participates in the liquidation of assets only after payment in full of the Preferred Liquidation Amount with respect to the Preferred Stock and then only on an equivalent basis (share for share) with any Common Stock which may be issued and outstanding at the time of such liquidation. In addition, the Board of Directors may, with the approval of holders of a majority of shares of Preferred Stock, issue one or more series or classes of Blank Preferred Stock which may include liquidation rights prior to those of the Class A Stock. See "DESCRIPTION OF CAPITAL STOCK -- Class A
Stock -- Liquidation."

ABILITY TO SUCCESSFULLY IMPLEMENT STRATEGIC PLAN

  CHPNs

     The success of the Company's strategic plan is dependent upon the formation and successful operation of CHPNs. Currently, only one CHPN, CHPN-Atlanta which began operation on January 1, 1995, has been formed and capitalized. The Company also offers HMO and POS products through HMO-Ga pursuant to contracts with physicians and hospitals in Athens, Augusta, Columbus, Macon, Rome and Savannah, Georgia, in connection with the formation of new CHPNs in those markets, thus carrying out the CHPN framework. Due to the very limited operating history of CHPNs and the fact that the CHPN model is largely untested, there can be no assurance as to the future viability or profitability of CHPNs. Among the potential risks of the CHPN strategy are the ability of (i) the Company to provide adequate administrative support to the CHPNs, (ii) the CHPN owners to operate favorably in a non-fee-for-services reimbursement environment, (iii) the CHPNs to arrange for the delivery of cost-effective medical services, and (iv) the CHPNs to respond to adverse regulation or legislation. Execution of the CHPN strategy will require initial capital contributions to be made by the Company to each CHPN upon its establishment and may require additional on-going capital contributions to existing CHPNs. Accordingly, the Company may in the future find it necessary to incur additional indebtedness or issue additional equity securities in order to finance its CHPN strategy. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "BUSINESS -- Strategic Initiatives -- CHPNs."

  Acquisitions


     The Company may seek to expand its business in part through acquisitions. There can be no assurance that the Company will successfully identify, complete or integrate acquisitions or that any acquisitions, if completed, will perform as expected or will contribute significant revenues or profits to the Company. Furthermore, if competition for the acquisition of managed care companies increases, the cost of such acquisitions may increase, making such companies more difficult to acquire, as well as making their contributions to profits of the Company more difficult to attain.


HEALTH CARE REFORM LAWS


     As a result of the continued escalation of health care costs and the inability of many individuals to obtain health care insurance, numerous proposals relating to health care reform have been and may be introduced in the United States Congress, the Georgia Legislature and the legislatures of the other states in which the Company may seek to operate. The Company cannot predict what effect, if any, such health care legislation or proposals will have on the Company if and when enacted. The Company believes that the current political environment in which it operates will result in continued legislative scrutiny of health care laws, regulations and practices and may lead to additional legislation, particularly in the small group or individual health care insurance marketplace. While the Company does not anticipate that any of the current legislative proposals of which it is aware may adversely impact its present business or its strategic plan, no assurances can be given that enactment of any federal or state health care reform legislation will not have a material adverse effect on the Company's business.


ESCALATING HEALTH CARE COSTS AND THE HEALTH CARE INDUSTRY

     The Company's profitability depends in large part on its ability to predict and effectively manage health care costs and claims. According to the United States Health Care Financing Administration statistics, from 1986 through 1993, health care expenditures in the United States increased at an estimated average annual rate of 9.6%, while the average annual rate of increase in the United States Consumer Price Index during this period was 3.2%. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care are beyond the Company's control and may adversely affect the Company's ability to predict and control health care costs and claims.

     Historically, competitive price pressures in the group health insurance industry have resulted in pricing and profitability cycles. Although the length and severity of these cycles have varied, the cycles generally have been six years long and have been characterized by three years of profitability followed by three years of losses. Some of the more significant causes of this cyclical pattern are generally thought to be price competition, the entry and exit of health care insurance companies from the marketplace, the rate of change in provider pricing and consumer utilization of health care services, "cost shifting" by facilities and physicians to private payors in response to certain government program constraints, legislative changes and threatened legislative changes. The extent to which structural changes in the managed health care and health insurance industry have altered the cyclical pattern is uncertain. Accordingly, there can be no assurance that a continuation of the cyclical pattern or such structural changes will not adversely impact the Company's profitability in the future.

CHANGING NATURE OF FINANCING AND SERVICING HEALTH CARE

     Historically, traditional indemnity insurance has been the most common form of health insurance offered in the United States. In recent years, the developing trend has been away from traditional indemnity products and toward managed care products such as PPO, HMO and POS products. The Company believes that in the next three to five years this trend will continue. The result of a continuation of this trend would be that sales of indemnity products will be substantially reduced and could be less profitable. Historically, substantially all of the Company's revenues and net income from insurance premiums have been derived from its traditional indemnity and PPO products. In recent years however, the Company has increased its involvement in its HMO and POS products. In 1995, revenues from indemnity products were relatively flat and the Company derived a significant portion of its net income from its HMO and POS products. There can be no assurance that the Company can sustain or increase its revenues or net income from its indemnity business and the Company has become increasingly dependent on its managed care business. See "-- Ability to Successfully Implement Strategic Plan" above and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

POTENTIAL NONRENEWAL OF ELIGIBLE SUBSCRIBER AND PROVIDER AGREEMENTS;

CONCENTRATION OF CONTRACTS


     The Company's profitability is dependent upon its ability to obtain and maintain contracts with employer groups and individual consumers. The Company's agreements with employer groups generally are renewable annually. The Company's profitability is also dependent, in large part, on its ability to contract on favorable terms with hospitals, physicians and other health care providers for the provision of services under the Company's managed care products. The Company's contracts with physicians and hospitals generally are renewable annually (other than contracts between the CHPN and its owner-providers, which generally are longer term), but certain contracts may be terminated with 60 days to 12 months prior written notice by either party.

     The Company has contracts with certain employer groups that account for a significant portion of the Company's business. For 1995, two employer groups accounted for approximately 23% and 11%, respectively, of the Company's total premium revenues. Additionally, the Company processes and pays claims as fiscal intermediary for the Medicare Part A program and as administrative agent for the State of Georgia Employee Health Benefit Plan and the BCBSA's Out-of-Area Program. In 1995, claim payments for these agency programs exceeded $3.2 billion dollars and are not included in either revenues or benefits expense in the Company's statement of income. The Company receives fees from these federal and state government programs for performing these services. Fees received from these programs are deducted from operating expenses and are not included in premium revenues. The Company's contract with the State of Georgia was renewed for a seven-year term in July 1994. The State of Georgia program accounts for over 33% of the Company's membership and plays an integral part in the development of the Company's long-term provider network strategies. The non-renewal or termination of any of the contracts with these employer groups could have a material adverse effect on the Company's business, financial condition and results of operations. See "BUSINESS -- Customers." There can be no assurance that the subscribers or providers will renew their contracts or enter into new contracts with the Company, or, in the case of provider contracts, will not seek terms that are less favorable to the Company in connection with any such renewal.


POTENTIAL ADVERSE AFFECTS OF THE CONVERSION



     There can be no assurance that Georgia Blue's conversion to for-profit status will not adversely affect the marketability of its products, because Georgia Blue would be perceived less favorably by its customers and potential customers and would more resemble its competitors. In addition, the Company would experience increased costs of business were its tax treatment to change, although the Company does not anticipate such change. See "Certain Federal Income Tax Consequences."


GOVERNMENT REGULATION

     The Company's business is subject to extensive federal, state and local laws and regulations. Such regulations govern many aspects of the Company's business, including, among other things, regulation of the amount of dividends that the Company's insurance subsidiaries can pay to the Company without prior regulatory approval, licenses to transact business, trade practices, relationships with providers, premium rates, underwriting standards, policy forms, claims payment, licensing of agents and brokers, the types of investments that an insurance company may hold, including the formation of subsidiaries, and minimum surplus and reserve requirements. See "DIVIDENDS" and "BUSINESS -- Regulatory Environment."

COMPETITION

     The health care industry in Georgia is highly competitive on both a regional and statewide basis and has undergone significant changes in recent years. The Company has many competitors in its indemnity, PPO and HMO operations, many of which have substantially greater financial and other resources than the Company. Price competition among benefit plans in the Company's markets, particularly the Atlanta metropolitan area, may intensify. Because the Company's existing business operations are confined to markets within the State of Georgia, the Company currently is not able to subsidize losses in these markets with profits from other markets. The Company believes that certain larger, national competitors are able to subsidize losses in the Georgia market with profits from other markets in which they operate and may pursue such a strategy in the Company's markets in an effort to increase their market share. The national health care industry has recently seen a consolidation of companies that offer health care insurance, including traditional indemnity and managed care products. In addition to increased competition, this consolidation may result in corporations with enhanced financial resources, better positioned to pursue a strategy of subsidizing losses to increase their market position in Georgia. Additionally, provider-sponsored initiatives, through which certain hospital and physician alliances compete with traditional means of health care financing, are developing in some product segments.


     Future legislation at the federal and state levels also may result in increased competition in the Company's market. While the Company does not anticipate that any of the current legislative proposals of which it is aware would increase the competition it faces, future legislative proposals, if enacted, might do so. See "RISK FACTORS -- Health Care Reform Laws." In addition, competition may be increased by independent agents and brokers who sell the Company's health care benefit plans as well as the benefit plans of competitors. No assurances can be given that the Company will be able to compete effectively in the future. See "BUSINESS -- Competition."


DEPENDENCE UPON KEY PERSONNEL

     Georgia Blue recruited a new management team beginning in 1992. The new management team is responsible for implementing the Company's strategic business plan. The Company's future success depends in large part upon the continued services of its current senior management and other key personnel, including its Chief Executive Officer. The Company's success also depends upon its ability to recruit and retain other management personnel. The loss of a significant group of key personnel or the inability to attract and retain qualified employees could have a material adverse effect on the Company. The Company currently has a $5,000,000 "key-man" life insurance policy on its Chief Executive Officer. Although the Company has implemented incentive programs to retain key personnel and expects to implement other such programs in the future, the Georgia law pursuant to which the Company converted to a for-profit corporation (the "Conversion Statute") prohibits the payment of any option, warrants or fees to officers or Directors of the Company in connection with the Conversion or in regard to the offering of the Shares. See "MANAGEMENT."

DEPENDENCE ON SALES TO INDIVIDUALS

     Sales of the Company's health care benefit products to individuals for 1995 comprised 13% of the premium income of the Company. The Company's overall operating results could be adversely affected by a reduction in the relative percentage of its business represented by products sold to individuals. There can be no assurance that such percentage will not decrease or that the profitability of this business will not decrease in the future, including as a result of unanticipated increases in claims.


LICENSE TO USE OF BLUE CROSS AND BLUE SHIELD NAME AND RISK OF TERMINATION OF SUCH LICENSE


     Pursuant to its licenses from the BCBSA, the Company and certain of its subsidiaries have the exclusive right to do business in Georgia under the name "Blue Cross and Blue Shield" and to use the Blue Cross and Blue Shield names, trademarks and service marks with respect to the Company's indemnity, PPO, HMO and POS products. Unless waived by BCBSA, the licenses will automatically terminate upon the occurrence of certain events, subject to the right of the Company to prevent such termination within the applicable cure periods. Such a terminating event will be deemed to have occurred if, among other things: (i) at any time while any shares of Preferred Stock are outstanding, two-thirds ( 2/3) of the Continuing Directors fail to approve a candidate for the Company's Board of Directors (other than Preferred Designated Directors or Class A Designated Directors) in a manner which obligates the holders of the Preferred Stock to vote for that candidate in accordance with the terms of the Shareholders' Agreement; (ii) the Preferred Stock for any reason shall be voted in a manner which fails to elect any candidate approved by two-thirds of the Continuing Directors or which is contrary to the terms of the Shareholders' Agreement; (iii) the Company shall have failed to issue at least 50,000 shares of Class A Stock to Eligible Subscribers prior to the earlier of (A) the record date for the first election of Class A Designated Directors or (B) December 31, 1996; (iv) the Articles of Incorporation of the Company for any reason shall not be applied to prevent Common Stock beneficially owned by any particular person, including its associates and affiliates, from being voted in any election or on any issue to the extent such Common Stock exceeds 5% of the shares of Common Stock outstanding at that time; (v) any person, including its associates and affiliates, acquires more than 20% of the Common Stock of the Company and the shares in excess of 20% of the outstanding shares of Common Stock are not disposed of in accordance with the Company's Articles of Incorporation; (vi) without the written consent of the BCBSA, the Board of Directors of the Company shall act (or fail to act) if the consequence thereof would be to: (A) cause the provisions of the Articles of Incorporation of the Company relating to the 5% voting limitation or the 20% ownership limitation never to become applicable or to cease to apply once such provisions become applicable; (B) establish the Permissible Ownership Amount (as defined herein) applicable to any person under the Company's Articles of Incorporation at a level higher than 20% of the outstanding shares of Common Stock; or (C) establish the Permissible Voting Amount under the Company's Articles of Incorporation at a level which could (either absolutely or upon the occurrence of any default, event or contingency) permit Common Stock beneficially owned by any particular person from being voted in any election or on any issue to the extent such Common Stock exceeds 5% of the total number of shares of Common Stock outstanding at that time; (vii) less than 80% of the positions on the Board of Directors of the Company or Georgia Blue shall be held by Continuing Directors; (viii) at any time after the earlier of (A) December 1, 2001 or (B) such earlier date on which all Preferred Stock is converted to Common Stock or redeemed in accordance with the Company's Articles, the Company shall have any capital stock outstanding other than Common Stock;
(ix) the Company shall cease to have a majority ownership interest in or the right to control the operations of Georgia Blue or any other enterprise under which business or operations are conducted under the Blue Cross/Blue Shield marks or (x) if the Company does not maintain certain financial standards. See "DESCRIPTION OF COMMON STOCK -- Restrictions on Acquisition, Ownership and Voting of Securities" for a description of certain limitations referenced above.

     The Company believes that the well-recognized Blue Cross and Blue Shield names, trademarks and service marks provide a significant marketing advantage in its licensed service area, the loss of which would have a material adverse affect on its business and results of operations. However, to the extent that the Company continues to use these trademarks in marketing its products, there can be no assurance that negative publicity concerning BCBSA and other BCBSA licensees will not adversely impact their sales.

     Following the Conversion, the Company became the primary licensee of BCBSA in the State of Georgia. As a condition to the award of that license, the BCBSA required that the Company guarantee certain obligations of each licensed subsidiary.

                                 THE CONVERSION

     On February 2, 1996, Georgia Blue converted from a non-profit corporation to a for-profit corporation and became a wholly-owned subsidiary of the Company in accordance with the Plan of Conversion approved in the Commissioner's Order. The principal goal of the Conversion is to allow the Company access to the equity capital markets in order to finance its strategic plan and to enhance its competitive position. The Company believes the Conversion will allow the Company access to additional capital resources to continue Georgia Blue's mission to provide access to quality health care at affordable prices to as many Georgians as possible and to remain competitive in a changing health care environment.

     In connection with the Conversion, Georgia Blue issued all of its shares of common stock to, and became a wholly-owned subsidiary of, the Company. Currently the only business of the Company is the ownership and operation of Georgia Blue and its subsidiaries.

     Simultaneously with the Conversion, the Company issued 49,901 shares of Preferred Stock. The net proceeds to the Company from the sale of the Preferred Stock were approximately $46 million, after deducting estimated offering expenses and certain other expenses of the Conversion payable by the Company. The Company currently intends to use the net proceeds from the sale of the Preferred Stock for general corporate purposes, which may include strategic information systems development, medical access point development, management services organization (MSO) acquisitions, other strategic acquisitions and CHPN development and support.

     As part of the Conversion, the Company issued 800,000 shares of the Class A Stock to SunTrust Bank, Atlanta as Escrow Agent, for distribution to Eligible Subscribers as described herein and pursuant to this Prospectus is offering to each Eligible Subscriber five Shares of Class A Stock at no cost to the Eligible Subscriber. As of September 1, 1995, there were approximately 160,000 Eligible Subscribers. Under the Georgia Insurance Code, Georgia Blue was obligated to first offer shares in connection with an initial public offering to its subscribers on similar terms as such shares are offered to the public and consistent with federal laws and regulations. The Commissioner's Order held that the offer of the Shares to the Eligible Subscribers extinguishes such rights of the subscribers.

                                   DIVIDENDS

     So long as any shares of Preferred Stock are issued, outstanding and entitled to vote, no dividends may be paid on Class A Stock, Common Stock or any other capital stock of the Company without the approval of the holders of a majority of the Preferred Stock. There are presently 49,901 shares of Preferred Stock issued and outstanding and the Company presently anticipates that shares of Preferred Stock will be issued, outstanding and entitled to vote at all times up to the date the Class A Stock is converted to Common Stock. The Company anticipates that no dividends will ever be paid on Class A Stock. If no shares of Preferred Stock are issued and outstanding, the Board of Directors, in its discretion, may declare dividends on the Class A Stock or Common Stock out of funds legally available therefor.

     The Company's future ability to pay dividends on the Class A Stock, Preferred Stock or the Common Stock is substantially dependent upon dividends received by the Company from Georgia Blue and its subsidiaries. The ability of Georgia Blue and its subsidiaries to pay dividends to the Company is subject to certain restrictions of the Georgia Insurance Code. Specifically, under Georgia law, Georgia Blue's surplus with regard to its policyholders following any dividends or distributions to the Company must be reasonable in relation to Georgia Blue's outstanding liabilities and adequate to meet its financial needs. In determining whether Georgia Blue's surplus is reasonable in relation to its outstanding liabilities and adequate to meet its financial needs, Georgia law requires that the following factors, among others, be considered: (i) the size of Georgia Blue as measured by its assets, capital and surplus, reserves, premium writings, insurance in force, and other appropriate criteria; (ii) the extent to which Georgia Blue's business is diversified among the several lines of insurance; (iii) the number and size of risks insured in each line of business; (iv) the extent of the geographical dispersion of Georgia Blue's insured risks; (v) the nature and extent of Georgia Blue's reinsurance program;
(vi) the quality, diversification, and liquidity of Georgia Blue's investment portfolio; (vii) the recent past and projected future trend in the size of Georgia Blue's surplus as regards policyholders; (viii) the surplus with regard to policyholders maintained by other comparable insurers, considering the above described factors; (ix) the adequacy of Georgia Blue's reserves; (x) the quality and liquidity of investments in affiliates; and (xi) the quality of Georgia Blue's earnings and the extent to which reported earnings include extraordinary items.

     Georgia law further provides that Georgia Blue may not apply any extraordinary dividend or make any other extraordinary dividend or make any other extraordinary distribution to the Company until 30 days after the Commissioner has received notice of the proposed declaration and has not within such period disapproved such payment, or the Commissioner has approved such payment within such 30 day period. An extraordinary dividend or distribution includes any dividend or distribution of cash or other property, whose fair market value together with that of other dividends or distributions made within the preceding 12 months exceeds the greater of 10% of Georgia Blue's surplus with regard to policyholders as of the preceding December 31, or the net gain from operations of Georgia Blue, not including realized capital gains, for the 12 month period ending the preceding December 31, but not including pro rata distributions of any class of Georgia Blue's own securities. Georgia insurance law provides that notwithstanding any other provision of law, Georgia Blue may declare an extraordinary dividend or distribution which is conditional upon the Commissioner's approval thereof, and such a declaration confers no rights upon the Company until the Commissioner has approved the payment of such a dividend or distribution or the Commissioner has not disapproved such payment within such 30 day period.

     Also, under Georgia insurance law, Georgia Blue may pay dividends to its shareholders only out of unassigned surplus or upon special approval of the Commissioner upon certain specified terms and conditions. Georgia insurance law provides that notwithstanding any other provision of law, Georgia Blue may, conditioned upon receipt of the Commissioner's approval, declare a dividend from other than unassigned surplus; provided, however, that such declaration confers no rights upon the security holders of Georgia Blue and Georgia Blue may not pay such dividend until the Commissioner has approved the payment of such dividend or not disapproved the payment of such dividend within 30 days after receipt of notice from Georgia Blue. Georgia insurance law provides that the term "unassigned surplus" means undistributed, accumulated surplus, including net income and unrealized gains, since its organization.

     Moreover, pursuant to the Conversion Statute, a dividend may be paid by Georgia Blue only if such dividend would not cause the surplus funds of Georgia Blue (as defined in the Conversion Statute) to be less than Georgia Blue's surplus funds as of the date of the Conversion or if the Commissioner were to find that such a dividend is in the public interest. As a result of this provision, absent such a finding, Georgia Blue's dividend capacity after the Conversion will be limited to the increase in its surplus funds, if any, after September 30, 1995.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at December 31, 1995 and as adjusted to give effect to (1) the Conversion, the formation of the Company, the sale of the Preferred Stock and the application of the net proceeds from the sale of the Preferred Stock as if these transactions occurred as of December 31, 1995 and (2) the distribution of the Class A Stock and related costs of distribution of $836,000 as if the distribution occurred as of December 31, 1995. This table should be read in conjunction with Georgia Blue's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                            DECEMBER 31, 1995
                                                                          ----------------------
                                                                           ACTUAL    AS ADJUSTED
                                                                          --------   -----------
                                                                             ($ IN THOUSANDS)
Note payable............................................................  $  2,000    $   2,000
                                                                          --------   -----------
Mandatorily redeemable preferred stock
  Class B Convertible Preferred Stock, no par value; liquidation preference, $1,000 per share; mandatory redemption, $900 per share.
     Authorized, issued and outstanding, 49,901 shares..................        --       46,073
                                                                          --------   -----------
Shareholders' equity
  Blank Preferred Stock, no par value.
     Authorized and unissued 100,000,000 shares.........................        --           --
  Class A Convertible Common Stock, no par value, $0.01 stated value.
     Authorized 50,000,000 shares; issued 800,000 shares................        --            8
  Common Stock, no par value.
     Authorized and unissued 100,000,000 shares.........................        --           --
  Additional paid-in capital............................................        --           --
  Net unrealized appreciation on securities.............................     6,428        6,428
  Surplus...............................................................   166,611           --
  Retained earnings.....................................................        --      165,767
                                                                          --------   -----------
Total shareholders' equity..............................................   173,039      172,203
                                                                          --------   -----------
TOTAL CAPITALIZATION....................................................  $175,039    $ 220,276
                                                                          ========    =========

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

GEORGIA BLUE


     The following is Selected Consolidated Financial and Operating Data of Georgia Blue for the periods described therein prior to the Conversion. The information presented for the years ended as of December 31 has been derived from the Consolidated Financial Statements of Georgia Blue, which have been audited by Ernst & Young LLP, independent auditors, whose report for the three years ended December 31, 1995 appears elsewhere in this Prospectus. The following data, prepared in accordance with generally accepted accounting principles, should be read in conjunction with the accompanying Consolidated Financial Statements, the related notes thereto, and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus.



                                                           YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                           1991(1)    1992(1)      1993        1994         1995
                                           --------   --------   --------   ----------   ----------
                                                               ($ IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues:
  Premiums...............................  $815,863   $914,406   $939,671   $1,038,397   $1,159,476
  Investment and other income............     9,527      8,815      8,524        9,462       11,980
  Realized gains.........................     1,379      5,777      4,658        2,512       15,265
                                           --------   --------   --------   ----------   ----------
          Total revenues.................   826,769    928,998    952,853    1,050,371    1,186,721
Benefits expense.........................   731,875    831,795    832,908      914,277    1,039,095
Operating expenses.......................    78,135     79,171     89,284      111,012      126,077
                                           --------   --------   --------   ----------   ----------
Operating Income.........................    16,759     18,032     30,661       25,082       21,549
Loss on building repurchase..............        --         --     (7,566)          --           --
                                           --------   --------   --------   ----------   ----------
Income before income taxes, minority
  interest, extraordinary item and
  cumulative effect of accounting
  change.................................    16,759     18,032     23,095       25,082       21,549
Income taxes(2)..........................     3,127      3,559      4,796        5,621        3,857
Minority interest in CHPNs...............        --         --         --           --         (282)
                                           --------   --------   --------   ----------   ----------
Income before extraordinary item and
  cumulative effect of a change in
  accounting principle...................    13,632     14,473     18,299       19,461       17,410
Extraordinary item -- reduction of income
  taxes arising from carryforward of
  prior years' net operating losses......     2,746      3,081         --           --           --
Cumulative effect of change in accounting
  for income taxes.......................        --         --      5,449           --           --
                                           --------   --------   --------   ----------   ----------
Net Income...............................  $ 16,378   $ 17,554   $ 23,748   $   19,461   $   17,410
                                           ========   ========   ========    =========    =========


- ---------------

(1) Years prior to 1993 were restated to conform to the current year presentation.
(2) The effective tax rate has been approximately 20% as a result of paying taxes under the alternative minimum tax system. This is the result of a deduction available under Section 833(b) of the Internal Revenue Code (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Overview"). If the deduction were no longer available, Georgia Blue would be subject to federal income taxes at the regular corporate tax rate, which is currently 35%. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Section 833 of the Code."

(3) Earnings per share are omitted because such data are not meaningful at the present time due to the likely dilutive events that will occur prior to the conversion of the Class A Convertible Preferred Stock or the Class B Convertible Preferred Stock (See "DESCRIPTION OF CAPITAL STOCK")

                                                           YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                           1991(1)    1992(1)      1993        1994         1995
                                           --------   --------   --------   ----------   ----------
                                                               ($ IN THOUSANDS)
OPERATING DATA BY PRODUCT GROUP:
Premium Revenues by Product Group:
  HMO and POS............................  $ 49,613   $ 58,553   $ 76,196   $   87,532   $  144,662
  Indemnity and PPO......................   759,799    849,510    857,167      944,156    1,006,524
  Life & Other...........................     6,451      6,343      6,308        6,709        8,290
                                           --------   --------   --------   ----------   ----------
          Total premium revenues.........  $815,863   $914,406   $939,671   $1,038,397   $1,159,476
                                           ========   ========   ========    =========    =========
As a Percentage of Premium Revenues:
  HMO and POS............................       6.1%       6.4%       8.1%         8.4%        12.5%
  Indemnity and PPO......................      93.1       92.9       91.2         90.9         86.8
  Life and Other.........................       0.8        0.7        0.7          0.7          0.7
                                           --------   --------   --------   ----------   ----------
          Total premium revenues.........     100.0%     100.0%     100.0%       100.0%       100.0%
                                           ========   ========   ========    =========    =========
Percentage of Net Income:
  HMO and POS............................       1.6%      (4.5)%     (0.9)%        4.9%        40.0%
  Indemnity and PPO......................      89.6       94.2       92.8         88.4         49.5
  Life and Other.........................       8.9       10.4        8.1          6.7         10.5
                                           --------   --------   --------   ----------   ----------
          Total..........................     100.0%     100.0%     100.0%       100.0%       100.0%
                                           ========   ========   ========    =========    =========
Loss Ratio (Benefits Expense as a
  Percentage of Premium Revenues):
  HMO and POS............................      92.1%      94.0%      93.2%        89.2%        83.7%
  Indemnity and PPO......................      89.9       91.1       88.5         88.2         90.7
  Life and Other.........................      51.8       45.4       46.6         52.0         56.5
                                           --------   --------   --------   ----------   ----------
          Total loss ratio...............      89.7%      91.0%      88.6%        88.0%        89.6%
                                           ========   ========   ========    =========    =========
Operating Expense Ratio (Operating
  Expenses as a Percentage of Premium
  Revenues)..............................       9.6%       8.7%       9.5%        10.7%        10.9%
                                           ========   ========   ========    =========    =========
Combined Loss Ratio (Benefits Expense and
  Operating Expenses as a Percentage of
  Premium Revenues):
  HMO and POS............................      99.7%     101.7%     100.4%        98.3%        94.7%
  Indemnity and PPO......................      99.3       99.6       98.0         98.8        101.4
  Life and Other.........................      92.3       88.1       92.1         94.8         94.9
                                           --------   --------   --------   ----------   ----------
          Total Combined Loss Ratio......      99.3%      99.7%      98.1%        98.7%       100.5%
                                           ========   ========   ========    =========    =========
Effective Income tax rate(2).............      18.7%      19.7%      20.8%        22.4%        17.9%
                                           ========   ========   ========    =========    =========
BALANCE SHEET DATA (AT PERIOD END):
Cash, equivalents and marketable
  securities.............................  $131,632   $153,711   $177,650   $  201,976   $  223,994
Total assets.............................   285,728    318,041    356,241      407,023      417,079
Total estimated benefit liabilities......   156,454    161,290    153,881      167,895      175,846
Total liabilities........................   197,291    212,050    226,502      258,353      244,040
Surplus..................................    88,437    105,991    129,739      148,670      173,039


- ---------------

(1) Years prior to 1993 were restated to conform to the current year presentation.
(2) The effective tax rate has been approximately 20% as a result of paying taxes under the alternative minimum tax system. This is the result of a deduction available under Section 833(b) of the Internal Revenue Code (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Overview"). If the deduction were no longer available, Georgia Blue would be subject to federal income taxes at the regular corporate tax rate, which is currently 35%. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Section 833 of the Code."

SELECTED PRO FORMA FINANCIAL INFORMATION OF THE COMPANY

     The Company was organized on February 2, 1996 for the purpose of acting as a holding company for Georgia Blue and its subsidiaries and to engage in certain other health care related activities and therefore has no results of operations prior to that time. The pro forma impact (unaudited) on the Company's December 31, 1995 balance sheet is set forth below and assumes the Conversion, the formation of the Company, the sale of the Preferred Stock and the application of the related net proceeds and the distribution of the Class A stock occurred as of December 31, 1995. The financial statements of the Company's subsidiary, Georgia Blue, consolidated with Georgia Blue's other wholly-owned subsidiaries, HMO-Ga, GBG and GGL, as well as its 51% owned subsidiary, CHPN-Atlanta, would not be materially different from the pro forma financial statements of the Company for each of the periods presented and have therefore been excluded from this presentation. See "SELECTED CONSOLIDATED FINANCIAL AND OPERATING
DATA -- Georgia Blue" and "CAPITALIZATION."

                                                                                   PRO FORMA
                                                                               DECEMBER 31, 1995
                                                                               -----------------
Cash, equivalents & marketable securities....................................      $ 271,399
Total assets.................................................................        464,484
Total estimated benefit liabilities..........................................        175,846
Total liabilities............................................................        244,040
Mandatorily redeemable preferred stock.......................................         46,073
Shareholders' equity.........................................................        172,203

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company was incorporated under the laws of the State of Georgia on February 2, 1996 for the purpose of acting as the holding company for Georgia Blue and its subsidiaries and to engage in certain other health care related activities. The Company acquired all of the outstanding capital stock of Georgia Blue following the Conversion on February 2, 1996. The holding company structure provides flexibility for expansion and flexibility in terms of capital formation and financing opportunities. Nevertheless, the primary activity of the Company currently is the ownership and operation of Georgia Blue and its subsidiaries. Because the Company was not organized until February 2, 1996 and did not become the holding company for Georgia Blue until the Conversion on February 2, 1996, the discussions below relate to the historical operation of Georgia Blue. As used hereafter in this "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," the term "Company" shall refer to Georgia Blue and its subsidiaries for periods prior to the Conversion, and to the Company, Georgia Blue and its subsidiaries for periods following the Conversion.


     The Company, through its subsidiaries, has the largest health insurance company market share in Georgia with over 670,000 insurance and administrative service contracts covering or administering benefits for over 1.4 million members as of December 31, 1995. The Company's current strategy centers around the development of its managed care business, with a strong emphasis on expansion through HMO-Ga.


     The Company's revenues, through its subsidiaries, consist of premiums, investment and other income and related realized gains or losses on the sales of securities. Premium revenues include premiums and other revenues from (i) managed care products and services offered through a health maintenance organization ("HMO"), preferred provider organization ("PPO"), and a point of service network plan ("POS"); (ii) traditional comprehensive indemnity health coverage to employer groups and individuals; (iii) administrative services and cost containment programs for certain self-funded employers; and (iv) group life products. Investment and other income includes dividends and interest earnings from the Company's investment portfolio. Portfolio yield computations represent the sum of interest and dividend income and realized gains or losses as a percentage of the Company's average invested assets.

     The growth of revenues and earnings in recent years is the result of a strategic shift in focus that began in 1992, following the recruitment of a new management team. As a result of the new strategy, HMO and POS premiums have grown from 6% of total premiums at the end of 1992 to 13% at the end of 1995. HMO and POS membership has grown from 45,000 members at the end of 1992 to over 131,000 members at the end of 1995. The growth in the HMO and POS programs is attributable to new sales and to migration of business from other traditional indemnity products offered by the Company. The HMO and POS products sold in the Atlanta market are serviced through CHPN-Atlanta, the Company's first operational CHPN.

     Historically, substantially all of the Company's premium revenues and net income have been derived primarily from its traditional indemnity and PPO business. For the four years prior to 1995, the indemnity and PPO products represented between 91% and 93% of total premium revenues. The developing trend is movement from traditional indemnity business and toward managed care products such as HMO and POS plans. With the focus on HMO and POS products, including the introduction of the CHPN strategy in 1995, indemnity and PPO premiums declined to 87% of total premiums for the year ended December 31, 1995. In recent years, enrollment in indemnity products has been flat, while enrollment in HMO and POS programs has grown as a result of increasing customer interest in controlling costs of health care. The Company believes that its HMO and POS business will become an increasingly significant part of its future after tax earnings. After tax earnings for HMO and POS business represented 40% of the total net income reported by the Company in 1995.

     Prudent management of the Company's investments has played a significant role in developing and maintaining the Company's financial strength. Investment earnings, including realized gains on sales of investments, have represented an average of over 72% of pre-tax income during the period from January 1,

1991 through December 31, 1995. In 1995, investment earnings, including realized gains, represented 122% of pre-tax income reflecting substantially higher realized gains and lower earnings from operations during 1995 compared to previous years.

     Benefits expense consists primarily of health care claims and payments to physicians, hospitals and other health care providers. The Company's profitability largely depends on the ability to accurately predict and effectively manage these health care costs. The Company's loss ratio (the ratio of benefits expense divided by premiums) improved from 91.0% in 1992 to 88.0% for 1994 as the Company continued efforts to improve medical utilization management in the delivery of medical services. The loss ratio for 1995 increased slightly to 89.6% as a result of an increase in medical costs for indemnity products which started in the third quarter of 1994 and continued through 1995. As a result of the increases in medical costs for indemnity products during late 1994 and 1995, the Company experienced some decline in gross margins for indemnity products during 1995.

     The Company processes and pays claims as fiscal intermediary for the Medicare Part A program and as an administrative agent for the State of Georgia Employee Health Benefit Plan and the BCBSA's Out-of-Area Program. Claim payments from these agency programs which are excluded from benefits expense amounted to $3.2 billion in 1995. The Company receives administrative fees and reimbursements for expenses incurred in performing these agency services. These fees and reimbursements are deducted from operating expenses.

     The Company's emphasis on managed care products, and the expenses associated with the change in its infrastructure, is reflected in the increase in its operating expense ratio (the ratio of operating expenses divided by premiums), which grew from 8.7% in 1992 to 10.9% in 1995.

     In the State of Georgia, insurers are required to pay a tax on insurance premiums in lieu of a state income tax. Premium taxes are charged to operating expenses as incurred.


     The Company has paid federal income taxes under the alternative minimum tax system because of a special deduction available to certain Blue Cross and Blue Shield plans under Section 833(b) of the Internal Revenue Code. If the deduction provided under Section 833(b) were no longer available, the Company would be subject to federal income taxes at the regular corporate tax rate, which is currently 35%. The Company expects the Section 833(b) deduction to be available into the foreseeable future and therefore expects to be taxed under the alternative minimum tax system. As a result the Company will be unable to utilize approximately $65 million of regular tax net operating losses and other temporary differences that otherwise would be available. For financial reporting purposes, a valuation allowance has been recorded to reduce the deferred tax assets to the amount expected to be realized. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."


     Significant health care reform legislation has been, and continues to be, proposed by the Congress. Any such legislation could have a material impact on the Company's business. With or without legislation, consumers and employer groups are expected to continue to exert pressure on pricing of health care products. To meet these demands, more predictable, lower cost products will be required.

     Results of operations are directly affected by premium rate adequacy which depends on pricing and underwriting decisions, the level of membership serviced by and the quality of the Company's physician, hospital, pharmacy and ancillary health care services networks (and since January 1995, by the Company's CHPNs), estimates of medical benefits, health care utilization, estimates of health care cost trends, effective administration of benefit payments, operating efficiencies, investment returns and federal and state laws and regulations.

RESULTS OF OPERATIONS

  1995 Compared to 1994

     Premiums increased 12% to $1.2 billion in 1995 from $1.0 billion in 1994. Premiums for HMO and POS products posted the strongest gains, up 65% to $144.7 million in 1995, reflecting a 98% growth in HMO and POS membership. New sales and, to a lesser extent, migration from other traditional indemnity products of the Company, accounted for the membership growth. HMO and POS products represented 13% of premiums during 1995 compared to 8% of premiums in 1994. Premiums for indemnity and PPO products totaled $1.0 billion in 1995, a 7% increase over 1994. Sales of new indemnity products were flat during 1995 while sales of PPO products increased 18% in 1995 compared with 1994.

     Investment and other income of $12.0 million in 1995 was up 27% over 1994 as a result of an increase in the Company's cash and investment portfolio. Other income for 1995 also included $2.0 million related to the settlement of a lease dispute.

     Realized gains increased to $15.3 million in 1995 from $2.5 million in 1994, due primarily to the very strong performance of bond and stock markets in 1995. To take advantage of the strong market performance, during November 1995 the Company realized gains of $9.9 million on the sale of marketable securities, which had a cost of $17.2 million. These results are not necessarily indicative of results to be expected in the future.

     Benefits expense increased 14% to $1.0 billion in 1995. HMO and POS benefits expense increased 55% to $121.1 million in 1995 as compared to $78.1 million in 1994, as a result of the strong membership growth of 98%, which was partially offset by a 7% reduction in medical cost per member per month. The medical loss ratio for HMO and POS products improved significantly to 83.7% in 1995 compared to 89.2% in 1994. The medical loss ratio for the HMO and POS products in 1995 has been favorably impacted by adjustments to medical costs for prior periods. The medical loss ratio in 1995, excluding these favorable adjustments, would be 85.0%, which still reflects significant improvement over the medical loss ratio of 89.2% in 1994. The Company's continuing efforts to improve medical and utilization management in the delivery of medical services and efficiencies from the Company's first CHPN partnership in the Atlanta market, CHPN-Atlanta, were the primary reasons for the improvement. During 1995, its first year of operation, membership in CHPN-Atlanta increased from approximately 50,000 members at January 1 to approximately 96,000 members at December 31.

     While the loss ratio experience in HMO and POS products continued to improve during 1995, experience in the indemnity and PPO lines of business declined. Benefits expenses for indemnity products increased 10%, while enrollment increased only 7%, generating a higher loss ratio for indemnity and PPO products of 90.7% in 1995 compared to 88.2% in 1994. Additionally, the Company identified increasing medical cost trends in all markets of its indemnity products in the second quarter of 1995 which related to the third and fourth quarters of 1994. As a result, the Company recorded an additional $6.2 million in benefits expense in 1995. Furthermore, this upward trend in medical costs for indemnity products has continued throughout 1995. The combination of these factors resulted in the Company's total loss ratio increasing to 89.6% in 1995 from 88.0% in 1994.

     The Company's infrastructure changed significantly in the last half of 1994 as it expanded its managed care administration and information systems, increased its product development and marketing capabilities and enhanced its medical and utilization management. Additionally, the Company adopted FASB No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" during 1995. The effect of the change in accounting for certain postretirement benefits increased operating expenses by $1.6 million in 1995. As a result of the infrastructure changes and the FASB No. 106 accounting change, operating expenses increased 14% in 1995 to $126.1 million from $111.0 million in 1994.

     As a percentage of net income, after tax earnings of the HMO and POS products offered through HMO-Ga represented 40% of total net income in 1995.

  1994 Compared to 1993

     In 1994, premiums were approximately $1.0 billion, an 11% increase over $939.7 million in 1993. Growth was strongest in HMO and POS products with premiums increasing to $87.5 million from $76.2 million in 1993, a 15% increase. HMO and POS membership grew 25% during 1994, while premiums per member per month for HMO and POS products were 7% lower during 1994 as compared to 1993 as a result of medical cost management actions implemented in late 1993 and 1994, allowing for HMO and POS products to be offered at lower prices in 1994. Also included in the pricing decline is the impact of shifts in product mix as the Company focused on the small group (under 100 in size) segment which has lower than average pricing. Premiums from traditional indemnity and PPO products totaled $944.2 million in 1994, a 10% increase over $857.2 million in revenues for those products in 1993. This increase principally resulted from a 9% growth in enrollment.

     Investment and other income in 1994 was $9.5 million, up from 1993 investment and other income of $8.5 million, due to a general rise in interest rates as well as an increase in the Company's cash and investment portfolio. The dollar value of the Company's investment portfolio increased 10% over the prior year; however, the portfolio yield declined to 6.7% in 1994 from 7.6% in 1993 due to the performance of the capital markets in 1994, particularly the performance of the bond market, as realized gains decreased 46% to $2.5 million in 1994 from $4.7 million in 1993.

     Benefits expense increased 10% to $914.3 million in 1994 from $832.9 million in 1993 as a result of a 10% increase in indemnity and HMO and POS membership. HMO and POS products experienced a 25% growth in membership during 1994, yet total medical expenses for HMO and POS products increased only 10%, causing the improvement in the HMO and POS medical loss ratio to 89.2% in 1994, down from 93.2% in 1993. The decrease in the loss ratio reflects the Company's efforts to manage the inflationary trend of health care expenses by negotiating favorable rates with providers, and improving utilization and medical management.

     Lower medical loss ratios also were experienced in the traditional indemnity and PPO products which showed a slight improvement to 88.2% for 1994 compared to 88.5% in 1993. In mid-1994, Georgia Blue entered into a statewide pharmacy network agreement which decreased pharmacy costs for indemnity products. In addition, the national health care reform debate in late 1993 and early 1994, which centered around spiraling costs, caused downward pressure on the growth in medical costs.

     Operating expenses for 1994 increased 24% to $111.0 million in 1994 from $89.3 million in 1993, reflecting a higher level of operating costs for the Company's managed care administration and information systems and an increase in the number of employees required to support increased business volumes, changes in product mix and increased medical management, product development and marketing capabilities. The operating expense ratio increased to 10.7% in 1994 from 9.5% in 1993, reflecting an upward trend consistent with the industry as managed care capabilities are enhanced. The higher level of operating costs was the primary reason for the Company's decrease in operating income to $25.1 million in 1994 from $30.7 million in 1993.

     In 1993, the Company incurred a $7.6 million loss on the repurchase of its former headquarters property for which the Company was required to make payments as the loan guarantor when a third party defaulted.

     The Company also implemented FASB Statement No. 109, "Accounting for Income Taxes" in 1993. The cumulative effect of changing a different method of accounting for income taxes resulted in a benefit of $5.4 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES


  Liquidity



     The Company has both short-term and long-term liquidity needs and has structured its investment portfolios accordingly. Short-term liquidity needs to fund its operating costs as well as the payment obligations to its customers are met from funds invested primarily in institutional money market accounts. These funds, the internal portfolio, are managed by Georgia Blue's management staff as described below at "BUSINESS -- Investment Portfolio". The allocation of total investments to the internal portfolio is based on average monthly dollars paid out for benefits in underwritten business over the last twelve months or 15% of the total investment portfolio, whichever is less. The average internal portfolio allocation at the end of 1995 was $21 million.

     Assets not required for short-term liquidity needs are transferred to an externally managed portfolio for investment in the fixed income and equity markets. This portfolio, which provides reserves for future payment obligations and funds for long-term liquidity needs, is managed by several independent advisory firms. See "CAPITAL RESOURCES" below.



     The Company's investment policies are designed to provide liquidity to meet anticipated payment obligations, preserve capital and maximize yield in conformance with all regulatory requirements. At December 31, 1995, cash and investments were $224.0 million or 54% of total assets. The allocation of the Company's investment portfolio has been consistently maintained with over 65% in fixed maturities, all of which are investment grade, and the balance in equity securities. Corporate and government bonds are in issues with ratings of "A" or better by Moody's Investors Service and Standard & Poor's Rating Group, and investments in equity securities are in domestic dividend paying companies. The Company's portfolio currently does not contain any derivative securities or instruments, or any real estate investments or equity investments in corporations engaged solely in real estate activities. Management believes that its conservative investment portfolio contributes to its financial stability.



     The Company's balance sheet has improved steadily since 1991 with total assets growing to $417.1 million at December 31, 1995, up from $285.7 million at December 31, 1991. Over half of the increase was a result of growth in the Company's cash and investment portfolio as it invested excess cash generated from operating activities and investment earnings. The Company also increased property and equipment as part of the infrastructure investments to improve managed care capabilities with capital expenditures of over $9.4 million in 1993 and $14.0 million in 1994, which included $8.2 million and $11.2 million, respectively, for managed care administration processing capability, mainframe upgrades, imaging equipment and expansion of personal computer applications. Capital expenditures for 1995 totaled $10.1 million.



     The Company has historically satisfied its ordinary cash requirements from operations; however, net cash provided by operating activities decreased to $8.6 million for the year ended December 31, 1995 from $35.4 million for the year ended December 31, 1994. This was primarily the result of an increase in claim payouts, costs related to its conversion activities and a onetime payout in January 1995 for unused vacation accumulated for prior years. The Company believes its future cash resources will be adequate to meet its operating requirements.



     The Company has available a $5,500,000 line of credit with a bank to finance its working capital needs. Interest accrues on amounts advanced at the prime rate. There were no borrowings on this line of credit in 1993, 1994 or 1995.



     In April, 1996, Georgia Blue obtained a $55 million insolvency line of credit with a group of banks. The insolvency line of credit may be drawn on solely in the event of an insolvency of Georgia Blue to pay authorized insurance policy claims. The insolvency line of credit is designed to satisfy certain financial standards of the BCBSA. The Company does not anticipate making draws under the insolvency line of credit.



     The National Association of Insurance Commissioners ("NAIC") adopted the Risk-Based Capital for Life and/or health Insurers Model Act ("RBC Model Act"), effective December 31, 1993, to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risk associated with (i) asset quality, (ii) mortality and morbidity, (iii) asset and liability matching, and
(iv) other business factors. As of the date of this Prospectus, the RBC Model Act has not been adopted in Georgia nor does it apply to Blue Cross and Blue Shield plans. The NAIC currently is engaged in a study of the adoption of risk-based capital rules for Blue Cross and Blue Shield plans. Using the RBC Model Act, the Company's risk-based capital position at December 31, 1995 is 226% of the NAIC company action level requirement. With $140.9 million in statutory surplus at December 31, 1995, Georgia Blue exceeded the Georgia statutory capital requirement of $1.0 million. Consolidated GAAP surplus at December 31, 1995 totaled $173.0 million, a 16% increase over the 1994 level of $148.7 million. Included in consolidated GAAP surplus amounts are $7.0 million in unrealized gains at December 31, 1995 and $0.5 million in unrealized losses at December 31, 1994 as required by FASB No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

  Capital Resources



     The Company anticipates that the principal elements of its future capital requirements are (i) information technology needs, (ii) equity contributions to the CHPNs, (iii) potential medical access point developments, (iv) strategic acquisitions, and (v) product development.



     The Company anticipates that total capital outlays during the 1996-1998 period for information technology acquisitions, purchases and operating leases, will be approximately $30 million.



     Equity contributions to form a CHPN in markets other than metropolitan Atlanta average $.5 million. In March 1994, Georgia Blue obtained a $25 million revolving loan facility with a group of banks for the purpose of capitalizing CHPNs. Loans under the credit facility convert to term loans in September 1999. Interest accrues on amounts advanced at a variable rate tied to the LIBOR rate. At December 31, 1995 $2.0 million was outstanding under the credit facility.



     Medical access point development could occur if the CHPNs are not able to adequately cover the geography or range of services desired. The solution to these access needs could take the form of physician practice acquisition, the establishment of urgent care, 24-hour, or primary care clinic facilities, or physician recruitment or relocation costs. The capital cost to develop a medical access point varies, because of differing factors such as available facilities and extent of existing infrastructure. The Company anticipates that the development of a single medical access point could cost in the range of $.5 million to $2.0 million. To date, no CHPN has produced an access need that has translated into additional capital requirements.



     At the present time, the Company has no agreement with, or intentions or plans to acquire, any other specific company or entity, and is not in discussion with any company or entity with respect to any strategic acquisitions.



     The Company believes that long-term capital requirements can be met with a combination of (i) the Company's current resources (including the proceeds of the sale of the Preferred Stock), (ii) cash flow from operations and (iii) potential debt or equity offerings.



OPERATING RESULTS FOR THREE MONTHS ENDED MARCH 31, 1996



     Within 45 days of the date of this Prospectus, the Company will report operating results for the three months ended March 31, 1996 on Form 10-Q to the Securities and Exchange Commission. As of the date of this Prospectus, the Company anticipates the report will reflect continuations of the trends and, in general, results of implementation of the Company's strategies reflected in this Prospectus. Management expects to report an increase in premium revenues in first quarter 1996 over the same period in 1995 as a result of volume growth in HMO, POS and PPO products. Offsetting this growth is an expected decline in enrollment in traditional indemnity products due principally to migration to managed care products. Management expects to report that medical loss ratios for all products are not materially different in the first quarter of 1996 from the fourth quarter of 1995, although they are slightly higher than the first quarter 1995 and that realized gains on the sale of marketable securities are lower by $1.8 million in the first quarter 1996 compared to the same quarter in 1995 due to higher gains realized in the prior year period; management expects that together these two items will result in a decrease in income before income taxes of approximately $2 million from the prior year period. Management expects to report a higher effective tax rate in the first quarter 1996 than for 1995 due to adjustments at year-end 1995 correcting overaccruals in prior periods, together with the anticipated effect of deferred taxes and permanent differences in 1996. The report on 10-Q will reflect that the Company's financial position at March 31, 1996 includes the proceeds of the Preferred Stock offering and does not differ materially from the pro forma balance sheet data reflected in the Selected Pro Forma Financial Information of the Company.

                                    BUSINESS

INDUSTRY OVERVIEW

     The health care industry in the United States has grown from a $12 billion industry in 1950 to approximately $998 billion in 1993, according to the United States Health Care Financing Administration, and represented more than 15% of the United States Gross Domestic Product in 1994. Several factors have contributed to the dramatic increase in health care expenditures, including the aging of the population, increased use of high-technology treatments and tests, the rising cost of malpractice insurance and higher operating costs for hospitals, physicians and other health care providers. Prior to the development of managed health care, most health insurers offered health care benefit plans known as indemnity, or fee for service, plans which do not typically provide incentives to use particular providers for the provision of care or include other cost-containment features.

     Due to the escalating cost of health care services, customers (both groups and individuals) began to demand lower cost alternatives to traditional indemnity insurance plans. Managed health care plans were developed to attempt to provide quality health care services in an affordable manner. Typically, HMO and PPO plans develop networks of health care providers to deliver health care at favorable rates that incorporate health care quality and utilization management, and other cost control measures. An important factor in controlling costs is the number of members (i.e., enrolled health care consumers) that a managed care benefit plan can direct to providers. Under many managed care plans, providers are reimbursed based on either capitation (a fixed monthly fee per member regardless of frequency of use, generally used by HMOs for physicians and ancillary medical services such as laboratory services) or a negotiated per diem (daily rates, generally used for hospitals) or limited fee schedules (generally used for specialty physicians). Managed health care plans also feature a variety of methods of health care utilization management to control the type, quantity and setting of services obtained. Utilization management programs are designed to provide economic incentives to encourage providers to deliver medically necessary and cost-effective care.

     Different types of health care utilization management and cost control methods generally differentiate managed health care plans. HMOs generally require members to use network providers exclusively except in very limited cases, and to consult with a primary care physician prior to obtaining treatment from specialists. HMOs generally include capitated payment arrangements with network providers and charge members only modest copayments in addition to regular monthly premiums. POS plans provide members with an HMO service option for network coverage and also permit the member, at the time medical service is required, to choose a provider that is not a member of the HMO or PPO networks. POS plans may require the use of a primary care physician within the network to coordinate health care services for the members while PPO plans do not. PPO and POS plans also provide members with the option of using non-network providers under indemnity-type coverage terms which require substantial coinsurance payments by members and high deductibles. These member payments are generally limited to an out-of-pocket maximum. Coinsurance and higher deductible requirements for non-network care in POS and PPO plans are designed to encourage greater utilization of network care by members, thereby reducing costs. See "BUSINESS -- Business Lines and Products."

GENERAL

     The Company, through its subsidiaries, has the largest health insurance company market share in Georgia, with over 670,000 insurance and administrative service contracts covering or administering benefits for over 1.4 million members as of December 31, 1995 (including HMO, PPO and POS members). This represents over 19% of the total Georgia population. The Company has one of the State's largest PPO memberships, serving over 290,000 members as of December 31, 1995, and serves an additional 130,000 members through its health maintenance organization, HMO-Ga, which also offers the Company's POS products. The Company has two other subsidiaries, GGL and GBG. GGL offers group life, accident and disability insurance products that are sold in conjunction with the Company's health products. GGL has an A- rating from A.M. Best and is licensed to offer its products in South Carolina, North Carolina, Alabama, Mississippi, Tennessee and Georgia. GBG is a general insurance agency that principally sells life, accidental death and dismemberment, and disability coverage to complement health insurance products. Cerulean Companies, Inc. will derive revenue from dividends from its subsidiaries (Georgia Blue and its subsidiaries as well as any new subsidiaries which the Company may form to conduct new businesses), service and/or management fee arrangements between the Company and its subsidiaries, as well as revenues the Company may derive from other non-regulated services it may provide customers directly in the future.

     The Company's core business products are its traditional indemnity products and its HMO, POS and PPO products. See "BUSINESS -- Business Lines and Products." The Company's current business strategy centers around the belief that development of managed care products, with a strong HMO at the core, represents the most prudent response to both current market place demands as well as longer range health care reform. Where possible, the Company is attempting to convert non-managed care contracts to managed care products. In areas where there is no managed care, the Company's strategy is to solidify its market presence through PPO network expansion, favorable changes in provider reimbursement, and benefit design alterations that meet employers' needs.

     The Company offers its traditional indemnity products and its HMO, POS and PPO products exclusively within the boundaries of the State of Georgia. Although the Company and certain of its subsidiaries are licensed by the BCBSA to refer to themselves under the name of Blue Cross and Blue Shield only in the State of Georgia, there are only limited BCBSA restrictions on the conduct of business by the Company or its subsidiaries outside the State of Georgia under a different name.

     The Company has a comprehensive quality management program which focuses on assessment, management and methodology for maintaining inpatient and ancillary services. The quality management program monitors, collects data on and evaluates inpatient and outpatient medical care, inclusive of preventive and mental health services, as well as the level of customer service provided to its members by physicians and other medical providers. Georgia Blue has an extensive credentialing policy and function which monitors the recruitment and retention of its provider panels throughout the state. HMO-Ga has applied for accreditation of its quality management programs by the National Committee for Quality Assurance, a nationwide organization which evaluates quality assurance programs for HMOs.

     The Georgia marketplace is extremely diverse, ranging from the major metropolitan area of Atlanta, with a 1990 population in excess of 2.9 million, to several mid-sized cities, including Augusta, Columbus, Macon and Savannah, to smaller cities, including Rome, Cartersville, Gainesville and Athens, to very rural areas. The southern half of the State of Georgia is primarily an agrarian economy.

     The metropolitan Atlanta area has an HMO market penetration of approximately 28%; however, Georgia as a whole currently has one of the lowest HMO penetrations in the country, at 13%. Based on industry sources, the five states with the highest HMO penetration in the country each have penetration in excess of 35%.

     At present, HMO-Ga is licensed and operational as an HMO in seven markets in Georgia representing more than 4.7 million residents, including Atlanta. HMO-Ga's HMO and POS products are serviced through a network of primary care physicians, specialist physicians and hospitals. Beginning January 1995, HMO-Ga also began delivering its products through CHPNs. See "THE COMPANY" and "RISK FACTORS -- Ability to Successfully Implement Strategic Plan."

ORGANIZATIONAL STRUCTURE

     The Company's primary operating subsidiary, Georgia Blue, is organized in a Business Unit, a Support Unit, and a Governance Unit structure. Business Units have responsibility to sell products, at appropriate prices, and to manage the effective delivery of product benefits at acceptable levels. Support Units manage the delivery of administrative services to individual or multiple Business Units within defined cost parameters, while meeting customer service expectations. The Governance Units establish policy, provide direction for Georgia Blue, and monitor compliance.

     Within the Individual Business Unit, health insurance products are sold to individuals (or individual families) under age 65, or to persons over age 65 who are Medicare eligible. Local Market Business Units offer a full line of health insurance products for employer groups. The Major/National Business Unit offers a full line of health products to employer groups with 500 or more covered employees, and the National Par Business Unit supports participating plan accounts of Georgia employees of national employers sold though other Blue Cross and Blue Shield plans.

STRATEGIC INITIATIVES

  CHPNs

     As a result of concern with rising health care costs and changing trends in the health care industry, the Company determined to develop its own integrated delivery system for managed health care products. The Company's community health partnership networks, or CHPNs, are the cornerstone of this strategy. The Company believes CHPNs will facilitate the introduction of its HMO and POS products into new markets and address group customer demand for lower cost health care while providing more predictable revenue.

     CHPNs are locally based equity ventures between Georgia Blue and a local physician group and/or hospital, which owns the remaining equity interests in the CHPN. The Company anticipates that Georgia Blue, either alone or with a contiguous state's Blue Cross/Blue Shield plan as a joint venture partner, will own at least 51% of the equity interests in each CHPN it organizes. Clinical services are provided by the physician or hospital partners as well as other providers with which the CHPN maintains contracts, and Georgia Blue provides sales, management and administrative services, including information systems and data management services through service contracts with the CHPNs. Premium and fee revenues are received from subscribers by HMO-Ga which keeps a flat percentage as a contribution to surplus. After deduction for premium taxes and administrative retention by Georgia Blue, the remaining premium revenue is used for payment of medical expenses and for contribution to the CHPN's retained earnings.

     Georgia Blue has taken several actions to support the CHPNs, including (i) hiring experienced managers to oversee sales, medical network management and financial performance in the local markets, (ii) providing dedicated claims processing and membership services, (iii) developing a strategic information systems plan that addresses the information requirements, applications needs and systems architecture necessary to support the CHPNs and (iv) enhancing medical management activities and continued development of National Commission on Quality Assurance ("NCQA") processes and Health Plan Employer Data and Information Set ("HEDIS") reporting.

     CHPN-Atlanta (which operates in the Atlanta metropolitan area and surrounding counties) was the first CHPN to become operational. During 1995, its first year of operation, membership in CHPN-Atlanta increased from approximately 50,000 members at January 1 to approximately 96,000 members at December 31. CHPN-Atlanta is the only CHPN to date jointly owned by health care providers and Georgia Blue which has been formed and capitalized. However, in the six other Georgia markets serviced by HMO-Ga, HMO and POS products are being offered through HMO-Ga in collaboration with local providers in connection with the formation of CHPNs in those markets.

  Information Technology

     In 1995, the Company completed a Strategic Information Systems Plan ("SISP") which addresses specific information systems and network requirements for the future. The Company has since embarked on the execution of the SISP and expects to complete its implementation in the 1998-1999 timeframe. The SISP is comprehensive and provides an assessment of the extent and cost of its development and implementation. It identifies the capital, equipment, software and intellectual property necessary to employ and support traditional kinds of systems effectively in an expanding, for-profit environment. It also details new technologies that will support and enable the Company to embark on major new strategic business initiatives, such as CHPN's.

     The Company believes the strategies outlined in the SISP will result in more cohesive and efficiently interrelated uses of information technology, both through systems targeted to specific uses, and through the use of networks to deploy solutions Company-wide. The Company expects to obtain substantial improvements in productivity and expense reduction as a result of these new strategies.

     Currently, the Company uses a mixture of systems and processing platforms to meet its requirements. As provided in the SISP, the principal system is GTE's Q/Care product, as modified for the Company. The primary modules have been completed and installed. The Company is currently migrating both data and applications from other systems, principally a claims processing system which was internally developed, onto the Q/Care system. The predecessor systems will then be retired. The Company expects implementation of the SISP to require three to four years. When complete, the Company expects to have established a technical infrastructure providing highly available, reliable and responsive business and clinical systems that position the Company to excel in the dynamic health care marketplace.

     The Company anticipates that total capital outlays during the 1996-1998 period for information technology acquisitions, purchases and operating leases, will be approximately $30 million. Approximately $18-22 million of the $30 million of capital outlays will be reflected in the financial statements during this period in depreciation and lease payments. In addition to the capital outlays, the Company expects to spend an additional $8 million in implementation of SISP during this period for increases in information technology personnel and outside vendors, such as consultants and software developers.

     The Company also performs paperless claim clearinghouse/electronic data interchange activities. The recent addition of on-line eligibility, claims status, and preauthorization/referral processing options to providers as well as online access by groups to their eligibility and claims information has strengthened the Company's position for health care electronic commerce.

BUSINESS LINES AND PRODUCTS

  Overview

     The Company is a full service provider of health benefit programs in the Georgia marketplace. The Company markets life, health and disability insurance products to employer groups and individuals. The overall product portfolio available includes standard indemnity insurance, PPO, HMO and POS health benefits plans, life insurance products and ancillary products including dental insurance, a vision affinity product, vision insurance and specialty products for mental health and pharmacy.

     Various funding arrangements are available for each health benefit product. These arrangements range from fully insured to administrative services only ("ASO")/cost plus. Under a fully insured arrangement, Georgia Blue assumes the full risk (subject to deductibles and other adjustments) with direct payment by Georgia Blue generally to the provider. In an ASO/Cost Plus arrangement, Georgia Blue administers the health insurance program for its customer and is compensated according to the terms of the contract for its services by a fee in excess of those amounts that are disbursed to providers. The formula for compensation in cost plus arrangements varies from contract to contract, but conceptually in such arrangements Georgia Blue receives reimbursement for benefit payments processed and related administrative fees. ASO/Cost Plus funding is generally utilized by employers with at least 500 covered subscribers. Some employers may choose individual member or aggregate reinsurance to protect against catastrophic losses.

     Shown below is certain information on each of the Company's major product lines.

                             PERFORMANCE BY PRODUCT

                                                                                     YEAR ENDED
                                                                                  DECEMBER 31, 1995
                                                       AT DECEMBER 31, 1995    -----------------------
                                                      ----------------------    REVENUES     MEDICAL
                      PRODUCT                         CONTRACTS   MEMBERS(2)    ($000S)     LOSS RATIO
- ----------------------------------------------------  ---------   ----------   ----------   ----------
Indemnity...........................................   233,331      443,995    $  575,588      88.7%
PPO.................................................   134,356      295,583       430,936      93.4
HMO.................................................    47,583      100,467       100,238      81.4
POS.................................................    14,186       31,159        44,423      88.9
Life and Other......................................        --           --         8,291      56.5
Other Enrollment(1).................................   243,657      536,045            --        --
                                                      ---------   ----------   ----------
All Products........................................   673,113    1,407,249    $1,159,476      89.6%
                                                       =======    =========     =========

- ---------------

(1) Includes Administrative Services Only (ASO), Third Party Administrator
     (TPA), and National Service Only Services.
(2) Actuals for HMO and POS. Estimates for other products.

  HMO and POS

     The Company's HMO product has been offered through HMO-Ga since 1986. From 1986 through 1993, the product did not experience substantial growth. However, in 1994 new management and an increased emphasis on sales of managed care products dramatically increased HMO-Ga's products market acceptance. HMO-Ga's HMO and POS products are now the Company's fastest growing products, due in large part to the Company's CHPN initiatives.

     At present, HMO-Ga is licensed and operational as an HMO in seven separate markets in Georgia, including Atlanta, Athens, Augusta, Columbus, Macon, Rome and Savannah, representing more than 4.7 million residents. On June 30, 1995, HMO-Ga was the fourth largest provider of managed health care services in the State of Georgia based on number of members.

     HMO-Ga's HMO and POS products are offered to group subscribers as "Blue Choice Healthcare Plan," which is a prepaid coverage and preventive care product, and "Blue Choice Options," which is a point-of-service product that allows members to choose between HMO-Ga network providers and out-of-network providers. Premiums are collected on a monthly basis from employers. If offered by employers, members can elect at annual enrollment whether they wish to be in the "Blue Choice Healthcare Plan" or the "Blue Choice Options." The HMO and POS products are currently not offered to individuals.

     Under the Company's HMO product, HMO members select a primary care physician who provides basic medical care for the member pursuant to a contract with HMO-Ga. The primary care physician coordinates all of the medical and health care for each HMO member, including physical examinations, specialist care and hospitalization. Each primary care provider is credentialed and periodically re-credentialed by the Company to maintain physician network standards. The primary care physician coordinates with the member and the Company to promote the delivery of quality care in a cost-effective manner. HMO benefit plans require varying copayments for health care services. Coverage for hospitalization services requires prior approval by the member's primary care physician and must be provided in network facilities, except in cases of medical emergency. HMO benefit plans also provide coverage for preventive treatment and wellness programs. Benefits such as dental services, pharmacy services and vision care may be purchased as options to the basic benefit plan with a variety of copayment levels.

     Blue Choice Options members are required to use a primary care physician for basic medical services and pre-certification of specialist services whether performed by network or non-network providers. Non-network services and services obtained without primary care physician approval are subject to deductibles and significant coinsurance requirements. Network hospitalization is fully covered.

  PPO

     The Company's PPO was first introduced in Georgia in the mid-1980s and began being offered as "Blue Choice PPO" in 1995. The Company's PPO is one of five largest statewide provider networks in Georgia, with more than 290,000 members as of December 31, 1995.

     The Company's PPO products deliver health care at lower costs than traditional indemnity products due to benefit design, favorable pricing arrangements with network providers and utilization management and other cost control arrangements with network providers. Typically, the cost of services through the PPO network are 80% to 100% covered by the Company's PPO benefit plans. Non-network services are generally covered at 60% to 70%, subject to generally higher deductible requirements. In addition, by the end of 1996, the Company anticipates that all of the Company's PPO networks will utilize a fee schedule rather than a traditional discount from charges, which will further enhance the cost effectiveness of this product.

     Full coverage is provided after a member has paid a specified annual out-of-pocket maximum. The Company offers a broad range of PPO benefit plans which enables the employer to choose the mix of benefits that is suited to its employee's needs. Higher deductibles, coinsurance and out-of-pocket maximums and other financial incentives encourage subscribers to use network provider services. The Company's PPO also offers preventive health benefit coverage, such as health assessments, immunizations and prenatal visits. Premiums for the Company's PPO product are collected monthly from employers.

  Indemnity

     The Company's traditional indemnity product line includes benefit options for both the individual and group markets on products that reimburse providers on a fee for service basis. Premiums for this product are collected on a monthly basis and calculated at annual renewals for both group customers and those in the individual product line. The traditional indemnity products utilize the state wide networks that the Company has established for physicians, hospitals and pharmacies. The majority of new business opportunities for traditional indemnity group business are in the rural markets where, the Company believes, the flexibility of its indemnity products, in terms of plan design, is an advantage.

     The Company's indemnity products are offered to group subscribers as "New CHIP," the traditional indemnity insurance product with certain managed care features. Indemnity products are offered to individual subscribers as (i) "Flex Plus," a comprehensive major medical product for people under age 65 that provides the full range of benefits related to hospital, surgical, pharmacy and other associated medical expenses with varying benefit designs for deductible and coinsurance amounts, (ii) "hospital/surgical," a lower cost product than "Flex Plus," which insures only catastrophic, non-routine services associated with a more serious medical condition related to a surgical procedure or in-patient hospital stay, and which is also offered to people over 65, and (iii) "65 PLUS," a guaranteed issue plan that acts as a supplement to the federally insured Medicare program.

  Life Insurance

     GGL offers group life and disability products to employers of all sizes and is licensed to do business in six states throughout the Southeast. While GGL offers its products in each of these states, 90% of its revenues are derived from business in the State of Georgia. Term life insurance is commonly offered with accidental death and dismemberment ("AD&D") for all groups with less than 100 employees. For larger groups, the life product may be offered with health insurance. In addition to the standard term life and AD&D products, GGL also offers a contributory, voluntary life insurance product as well as a dependent life insurance product. GGL offers a variety of plan designs and coverage amounts. GGL also offers both short and long term disability insurance.

  Ancillary and Specialty Network Benefits

     The Company offers a variety of ancillary and specialty network benefits to enhance the Company's competitive position by ensuring that members have access to a full range of health care products and is developing other such products. Offering an array of ancillary products and specialty networks permits the Company to capitalize on its name recognition and to appeal to employer groups that are increasingly seeking a variety of benefit options. Currently, these ancillary and specialty network benefits are offered in conjunction with the Company's medical benefit plan designs.

     Dental. The Company has offered dental insurance since 1982, which is similar to that offered by major commercial carriers. Dental insurance is typically offered as a benefit enhancement that may be purchased in conjunction with group products. A number of major commercial carriers and other entities are offering managed dental care, although Georgia Blue does not currently offer such a product.

     Miscellaneous. The Company also offers vision, mental health/substance abuse and pharmacy benefits as part of certain of its medical plan designs. These benefits have not been designed as stand-alone products and are not sold separately from medical products.

  Workers Compensation

     The Company is developing a managed care workers compensation product and plans to enter the workers compensation market in 1996 to provide administrative services to customers. The Company believes that by focusing on its core business of network management, medical review and provider reimbursement it will be able to successfully assemble and market networks and generate revenue through access and related management fees. The Company plans to enter the market for self-insured employers by utilizing third party administrators as its distribution channel and by exploring a partnership with a major workers compensation insurer, potentially on an exclusive basis.

MARKETING AND SALES

  General

     The Company's marketing operations vary depending upon the segment at which sales efforts are directed; individuals (i.e., direct pay), small employer groups (defined as groups of two to 99 employees), large employer groups (defined as groups of 100 or more employees), and major national groups (defined as groups of 500 or more employees). The Company's marketing efforts are coordinated by local market managers in each of the established local market regions as well as by an Assistant Vice-President of Major/National Accounts and a Director of Individual Sales. Each of these individuals is overseen by the Executive Vice-President of Market Operations.

     From a competitive perspective, the Company's market is segmented generally by geography, product and customer group size. Significant competition exists in the Atlanta market for managed care products, while outside the Atlanta metropolitan area the majority of competition has been for either traditional indemnity or PPO products, although new market entrants with managed care capabilities are beginning to penetrate these areas.

     Because the Company believes that the majority of marketing opportunities exist in the small group market, it has sought to become more active and competitive in this area. The Company has pioneered cooperative buying programs as an enhancement to its existing distribution channels. Cooperative programs offer an exclusive endorsement of the Company's products and the opportunity for reduction in sales costs. The Company believes that these cooperative programs provide product access to additional small group customers. Cooperative programs are currently active in Atlanta, Cartersville, Rome and Athens, Georgia.

  Internal Sales and Service Force

     The Company employs an internal sales staff of account executives and group sales representatives to sell and service all of the Company's group product lines. The sales force works with other members of the distribution channel, including independent agents and brokers, and the Chamber of Commerce programs, and makes direct calls on selected target accounts. Each geographic area has a local market manager and a sales manager directly responsible for the results of the unit. In addition, a centralized communications department develops direct mail advertising and promotional material that targets specific audiences for potential distribution of products. Service representatives are assigned specific accounts and work directly with the internal sales force and the independent agents and brokers. Service representatives become the principal administrative contact for employers and their benefit managers. Their duties include conducting on-site meetings, providing health data reports, and resolving any potential service issues.

     The Company also maintains an additional fully-commissioned staff of sales employees who sell the Company's individual indemnity insurance products (other than the Medicare supplement). The Medicare supplement is sold by a telemarketing staff.

  Independent Insurance Agents and Brokers

     The Company also markets its health insurance and managed care products through independent agents, brokers and consultants who are paid commissions from the premiums received by the Company. Brokers who meet selected production and underwriting criteria are also eligible for a "Preferred Producer" bonus. These independent agents and brokers are responsible for a significant portion of the Company's enrollment growth over the past two years. This growth and the anticipated growth in ensuing calendar years will also be dependent on the Company's ability to continue productive relationships with these independent agents and brokers.

     The independent agents and brokers are not salaried employees of any insurance company or managed care company and are free to sell multiple products from multiple insurance firms. Some agents and brokers are career agents of other insurance companies whom they represent and for whom they may be required to maintain product exclusivity for a given type of product but are able to sell group health insurance and managed care products from a number of carriers, including the Company. The distribution channel for insurance products in the Georgia market is dominated by independent agents and brokers, particularly in rural areas, and most insurance companies utilize them to distribute their products.

UNDERWRITING

     In determining whether to accept groups and to establish appropriate rates for its plans, the Company uses specific underwriting criteria based on its accumulated actuarial data, with adjustments for factors such as claims experience, member mix and industry differences, to evaluate anticipated health care costs. The risk selection criteria utilized by the Company employ generally accepted risk characteristics and a flexible underwriting formula to generate new business and renewal rates. Rates and the rating process are monitored monthly with any appropriate adjustments made on at least a quarterly basis. New business ratings for all groups are accomplished through the use of an automated proposal system with rates and risk selection criteria establishment being implemented by field sales personnel. Additional levels of rating authority are granted only to underwriters. For employer groups with 100 or more employees, all ratings are determined by underwriting management who utilize the same screening of risk characteristics that is conducted for employer groups of smaller size but also attempt to blend in actual claim experience (utilizing a flexible credibility formula and underwriting intervention) in order to establish an appropriate rate level based on the Company's desired competitive position.

     Rates for groups smaller than 50 are regulated by Georgia law.

CUSTOMERS

     The Company has contracts with certain employer groups that account for a significant portion of the Company's business. For 1995, two employer groups accounted for approximately 23% and 11%, respectively, of the Company's total premium revenues. Additionally, the Company processes and pays claims as fiscal intermediary for the Medicare Part A program and as administrative agent for the State of Georgia Employee Health Benefit Plan and the BCBSA's Out-of-Area Program. In 1995, claim payments for these agency programs exceeded $3.2 billion dollars and are not included in either revenues or benefits expense in the Company's statement of income. The Company receives fees from these federal and state government programs for performing these services. Fees received from these programs are deducted from operating expenses and are not included in premium revenues. The Company's contract with the State of Georgia was renewed for a seven-year term in July 1994. The State of Georgia program accounts for over 33% of the Company's membership and plays an integral part in the development of the Company's long-term provider network strategies. The non-renewal or termination of any of the contracts with these employer groups could have a material adverse effect on the Company's business, financial condition and results of operations.

INVESTMENT PORTFOLIO

     Georgia Blue's investment discretion is limited by the Georgia Insurance Code. Georgia Blue's conservative management of the investment process has played an integral role in developing and maintaining Georgia Blue's financial strength. Earnings from the investment portfolio have contributed significantly to the profits of Georgia Blue. Over the five-year period from January 1, 1991 to December 31, 1995, investment income plus gains realized on sales of investments represented 72% of Georgia Blue's consolidated pre-tax income. Such income and gains represented 124% of Georgia Blue's consolidated pre-tax income in 1995. The increase in the percentage of investment income and realized gains on sales of investments to pre-tax income is primarily the result of the increase in realized gains to $15.3 million in 1995 from $2.5 million in 1994 coupled with the decrease in net income to $17.4 million in 1995 from $19.5 million in 1994.

     Georgia Blue has established a two-tiered investment portfolio. Georgia Blue's liquidity needs are met through an internally managed investment portfolio (the "Internal Portfolio") and those assets not required for liquidity are transferred to three external money managers for long term investment in the fixed income and equity markets (the "External Portfolio").

     The Internal Portfolio is invested primarily in institutional money market accounts. The assets in the External Portfolio are held in custody by NationsBank of Georgia. All bonds in both of the Company's investment portfolios must have quality ratings of "A" or higher, by Moody's Investors Service and Standard & Poors' Ratings Group. The equity investments in the Company's investment portfolios are highly diversified and limited to high quality domestic equity securities. There are no derivative securities or instruments in the Company's investment portfolios.

     Georgia Blue's investment portfolio represented 80.0% of the Company's consolidated investment portfolio at December 31, 1995. During 1995, the External Portfolio gained 21.3%, and the Internal Portfolio gained 5.6%. For the five-year period from January 1, 1991 through December 31, 1995, the total investment portfolio recorded an annualized return of approximately 11.0%.

     The Internal Portfolio is managed by Georgia Blue's management staff, who report to Georgia Blue's Treasurer and Chief Financial Officer ("CFO"). The External Portfolio is managed by a number of independent advisory firms and is subject to the review of Georgia Blue's CFO. The Finance Committee of the Board of Directors of Georgia Blue meets with the CFO and reviews and approves Georgia Blue's investment related activities at least quarterly. Investment performance is then routinely reported by the Finance Committee to the Board of Directors of Georgia Blue.

     The investment process is dynamic and continually reviewed for improvements and refinements. The CFO monitors the performance of Georgia Blue's investment managers and compares their performance on a monthly basis to predetermined benchmarks. The Finance Committee of the Board of Directors of Georgia Blue formally reviews performance of each investment manager on a quarterly basis. Performance also is calculated quarterly by an outside consultant, Alex Brown & Sons Incorporated, including benchmarking to an extensive universe of other professionally managed investment portfolios.

     Shown below are Georgia Blue's consolidated invested assets by category. The following tables should be read in conjunction with Georgia Blue's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                            INVESTMENTS BY CATEGORY

                                                                     AS OF                 AS OF
                                                               DECEMBER 31, 1994     DECEMBER 31, 1995
                                                              -------------------   -------------------
                                                                           % OF                  % OF
                                                              CARRYING   CARRYING   CARRYING   CARRYING
                                                               VALUE      VALUE      VALUE      VALUE
                                                              --------   --------   --------   --------
                                                                           ($ IN MILLIONS)
Fixed maturities:
  Available for sale securities.............................   $115.0       65.1%    $131.1       75.0%
  Held-to-maturity securities...............................     13.4        7.6         --         --
Equity securities...........................................     46.6       26.4       42.7       24.5
Short-term investments......................................      1.5         .9         .9         .5
                                                              --------   --------   --------   --------
          Total investments.................................   $176.5      100.0%    $174.7      100.0%
                                                               ======     ======     ======     ======

     Georgia Blue's consolidated portfolio is comprised primarily of highly liquid investment securities. Georgia Blue's fixed maturities consist of United States Government securities and corporate securities. At December 31, 1995, all of Georgia Blue's fixed maturities consisted of instruments bearing fixed, rather than variable, rates of interest. The following summarizes Georgia Blue's fixed maturities by category.

                          FIXED MATURITIES BY CATEGORY

                                                                                     AS OF
                                                                               DECEMBER 31, 1995
                                                                              -------------------
                                                                                           % OF
                                                                              CARRYING   CARRYING
                                                                               VALUE      VALUE
                                                                              --------   --------
                                                                                ($ IN MILLIONS)
U.S. Treasury securities and obligations of U.S. government agencies........   $109.6       83.6%
Corporate securities........................................................     21.5       16.4
                                                                              --------   --------
          Total fixed maturities............................................   $131.1      100.0%
                                                                               ======     ======

     The following table summarizes Georgia Blue's fixed maturities by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without a call or repayment premium.

                     FIXED MATURITIES BY MATURITY CATEGORY

                                                                                     AS OF
                                                                               DECEMBER 31, 1995
                                                                              -------------------
                                                                                           % OF
                                                                              CARRYING   CARRYING
                                                                               VALUE      VALUE
                                                                              --------   --------
                                                                                ($ IN MILLIONS)
Due in one year or less.....................................................   $  7.7        5.9%
Due after one year through five years.......................................     63.7       48.6
Due after five years through ten years......................................     53.4       40.7
Due after ten years.........................................................      6.3        4.8
                                                                              --------   --------
          Total fixed maturities............................................   $131.1      100.0%
                                                                               ======     ======

COMPETITION

     The market for each of the Company's products in Georgia is highly competitive on both a regional and statewide basis and has undergone significant changes in recent years. From a competitive perspective, the market is segmented generally by geography, product and employer group size. Significant competition exists in the metropolitan Atlanta market for managed care products, while outside of the metropolitan Atlanta area the majority of competition currently is for either traditional indemnity or PPO products, although new market entrants with managed care capabilities are beginning to penetrate these areas. The Company has many competitors in its indemnity, PPO and HMO operations, many of which have substantially greater financial and other resources than the Company. However, based upon current data available in publications circulated generally and within the health care industry the Company does not consider any one of its competitors to be dominant in any of the Company's markets.



     Price competition among benefit plans in the Company's markets, particularly the Atlanta metropolitan area, may intensify. As of January, 1996, 92% of the Atlanta HMO and POS market was held by the Company and four national competitors, according to public information, of which the Company's share was 11% and the largest competitor's share was 22%. Since January, 1996, three additional national competitors have entered the Atlanta HMO and POS market. Because the Company's existing business operations are confined to markets within the State of Georgia, the Company currently is unable to subsidize losses in these markets with profits from other markets. The Company believes that certain larger, national competitors are able to subsidize losses in the Georgia market with profits from other markets in which they operate and may pursue such a strategy in the Company's markets in an effort to increase market share. The national health care industry has recently seen a consolidation of companies that offer health care insurance, including traditional indemnity and managed care products. In addition to intensifying competition, this consolidation may result in corporations with enhanced financial resources, positioned to pursue such a strategy of subsidizing losses to increase their market position in Georgia.


     Further, future legislation at the federal and state levels may also result in increased competition in the Company's market. Competition may also be affected by independent agents and brokers who sell the Company's health care benefit plans as well as the benefit plans of the Company's competitors. Additionally, provider-sponsored initiatives, through which certain hospital and physician alliances compete with traditional means of health care financing, are developing in some product segments. No assurance can be given that the Company will be able to compete effectively with such competition in the future.

FACILITIES

     The Company's corporate headquarters occupy approximately 240,000 square feet of leased space in a 17-story building located in Atlanta, Georgia and its main claims operations center occupies approximately 176,000 square feet of owned space in a four-story building located in Columbus, Georgia. Both facilities are in excellent condition, are suitable for the Company's existing needs and are in desirable and accessible locations. The Company leases space in 25 other buildings in communities throughout Georgia for a variety of corporate purposes. None of these leases has a remaining term of more than five years.

EMPLOYEES

     The Company had 2,012 employees at December 31, 1995. No Company employees are represented by any union, and the Company believes that its relations with its employees are satisfactory.

GOVERNMENT REGULATION

  Holding Company Regulation

     The Company will be an insurance holding company and as such will be subject to regulation by the Georgia Insurance Department (the "Department"). Georgia regulations require the filing of financial and other information concerning the operations and interrelationships of entities within an insurance holding company system. Such regulations extend to contracts, loans, dividends, distributions, management agreements and other transactions between holding company entities. Such agreements must be submitted to the Department for approval, based on concepts of fair and reasonable terms; reasonable charges and fees; and that following any such related party transaction the insurer's surplus with regard to policyholders shall be reasonable in relation to the insurer's outstanding liabilities and adequate to its financial needs.

  Regulation of Insurance Subsidiaries

     Georgia Blue's insurance business is subject to comprehensive regulation. The Department has broad authority to regulate, among other things: licenses to transact the business of insurance; investment activity of insurers; premium rates for certain insurance products; trade practices of insurers; agent licensing; policy forms; insurance underwriting and claims practices; and insurer reserve adequacy and solvency. Georgia Blue is required to file a detailed annual report with the Department, and its business and accounts are subject to periodic examination by the Department, which also regulates insurance holding company systems, including the acquisition and sale of licensed entities, payment of dividends by regulated entities, the terms of affiliate transactions and other related matters. HMO-Ga is a licensed "health maintenance organization" under Georgia insurance law. Pursuant to Georgia law, HMOs are considered insurers, and, except as specifically provided to the contrary, are regulated by the same provisions and in the same manner as described above with respect to Georgia Blue.

  Change or Acquisition of Control

     Georgia insurance law requires the Commissioner's prior approval of any transaction affecting change of control of, or other acquisition of, a domestic insurer, or of any person or entity that controls a domestic insurer. In general, a presumption of control exists if any person or entity beneficially owns or controls 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. Any direct or indirect change in control of a domestic insurer or an entity which controls a domestic insurer, is subject to the approval of the Commissioner, following a public hearing.

  Examinations

     Georgia Blue, HMO-Ga and GGL are each subject to examination of their affairs by the Department. The Department periodically conducts an examination of insurance companies and HMOs domiciled in Georgia. The most recent examination of Georgia Blue, HMO-Ga and GGL by the Department was completed during the last quarter of 1995 and covered the period from January 1, 1992 through December 31, 1994. As a result of the most recent examination, no matters were raised by the Department that would have a material impact upon the statutory financial statements of either Georgia Blue, HMO-Ga or GGL.

TRADE NAMES, TRADE MARKS, SERVICE MARKS AND LICENSES

     Pursuant to licenses from the BCBSA, the Company has the exclusive right to do business under the name Blue Cross and Blue Shield of Georgia and to use the Blue Cross and Blue Shield names, trademarks and service marks for all of the indemnity and managed health care products and services it offers in all 159 counties in Georgia. The Company believes that the well-recognized Blue Cross and Blue Shield names, trademarks and service marks will continue to provide a significant marketing advantage in its licensed service area, particularly as competitive pressures narrow differences among health care benefit plans. The licenses from BCBSA are terminable in certain events described under "RISK FACTORS -- Use of Blue Cross and Blue Shield Name." The Company cannot do business using the Blue Cross and Blue Shield names, trademarks and service marks outside of its licensed service area.

LEGAL PROCEEDINGS

     The Company and its subsidiaries from time to time are parties to legal proceedings arising out of, and incidental to, the Company's normal course of business. In the opinion of the Company, adequate provision has been made for losses which may result from these actions and, accordingly, the outcome of these proceedings is not expected to have a material adverse effect on the financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of March 1, 1996 regarding each of the Directors of the Company and the executive officers of the Company and Georgia Blue. Each Director of the Company also serves as a Director of Georgia Blue.

            NAME              AGE                              TITLE
- ----------------------------  ---   -----------------------------------------------------------
James L. LaBoon, Jr.........  59    Chairman of the Board of Directors of the Company and
                                      Georgia Blue
Fred L. Tolbert, Jr.........  66    Vice Chairman of the Board of Directors of the Company and
                                      Georgia Blue
Richard D. Shirk............  50    Chief Executive Officer, President and Director of the
                                    Company and Georgia Blue
James E. Albright...........  59    Director
W. Daniel Barker............  69    Director
Elizabeth W. Camp...........  44    Director
Louis H. Felder, M.D........  73    Director
Edward M. Gillespie.........  60    Director
Joseph D. Greene............  55    Director
Mel H. Gregory, Jr..........  59    Director
Frank J. Hanna, III.........  34    Director
R. Pierce Head, Jr..........  68    Director
Charles H. Keaton...........  58    Director
James H. Leigh, Jr., M.D....  53    Director
Julia L. Mitchell-Ivey......  63    Director
Charles R. Underwood, M.D...  69    Director
W. Jerry Vereen.............  55    Director
A. Max Walker...............  73    Director
Dan H. Willoughby, M.D......  72    Director
Joe M. Young................  67    Director
John B. Zellars.............  72    Director
Raymond J. Colleran.........  53    Executive Vice President, Market Operations of Georgia Blue
John A. Harris..............  45    Treasurer of the Company, Executive Vice President, Finance
                                      & Strategic Planning of Georgia Blue
Mark Kishel, M.D............  49    Executive Vice President, Chief Medical Officer of Georgia
                                      Blue
Richard A. Steinhausen......  52    Executive Vice President, Service Operations and
                                      Information Systems of Georgia Blue
R. Neil Vannoy..............  49    Executive Vice President, Community Operations of Georgia
                                      Blue

     James L. LaBoon, Jr., is Chairman and President of Athens First Bank and Trust Company, an affiliate of Synovus Financial Corporation, in Athens, Georgia. Prior to joining Athens Bank and Trust, Mr. LaBoon was Vice President of Finance and Chief Financial Officer of Wilkins Industries, Inc. He presently serves as a Director of Athens First Bank & Trust Company, Synovus Mortgage Corp., Athens Y.M.C.A. and Athens Symphony, Inc. Mr. LaBoon has been Chairman of the Board of Directors of Georgia Blue since 1994 and a Director since 1984. He has also served as a Director of the Company since its organization in February 1996, and as its Chairman since March 22, 1996. He is also a member of the Board of Directors of GBG.

     Fred L. Tolbert, Jr., is retired as President of Albany First Federal Savings and Loan in Albany, Georgia. He currently operates his own real estate investment company in Albany, Georgia. Mr. Tolbert is a Trustee of the Darton College Foundation. He has been a Director of Georgia Blue since 1983 and Vice Chairman of the Board since 1994. He has been Vice Chairman of the Board and a Director of the Company since its organization in February 1996, and as its Vice Chairman since March 22, 1996. He also serves as Chairman of the Board of GBG.

     Richard D. Shirk joined Georgia Blue as President and Chief Executive Officer on April 1, 1992 and has been a Director of Georgia Blue since that date. He has been President, Chief Executive Officer and a Director of the Company since its organization in February 1996, and has been Chairman of GGL since 1992. Mr. Shirk has more than 25 years of experience in employee benefits and managed care. He was a key senior officer of Equicor in its formation in 1986 serving as President of the Southern Region. When Equicor combined business operations with CIGNA in 1990, Mr. Shirk was named Senior Vice President of the Central Region and coordinated the integration of managed care operations of the companies. Mr. Shirk is a board member of the Georgia Coalition for Health, the National Institute of Health Care Management and The Georgia Caring Program for Children Foundation. He is a board member of Central Atlanta Progress, and serves as Chairman of the Georgia U.S.O.C. Steering Committee, as well as on the board of directors of the Georgia Chamber of Commerce and the board of Seven Seas Mutual Fund, Equitable Real Estate Hyperion Mortgage Opportunity Fund, Inc. and Equitable Real Estate Hyperion High-Yield Commercial Mortgage Fund, Inc. He is a director of the Buckhead Coalition and Metropolitan Atlanta Chapter of the American Red Cross.

     James E. Albright is a Partner with Albright & Fortenberry, Certified Public Accountants, an accounting firm he founded in Columbus, Georgia, in 1971. Prior to beginning his own firm, Mr. Albright was a Partner in the firm of Henry & Albright, Certified Public Accountants. Mr. Albright is currently an officer and Director of Darbyshire, Inc., Signature Construction, Inc., Presidential Management, Inc. and Pine Mountain Trail Association, Inc. Mr. Albright has been a Director of Georgia Blue since 1980 and a Director of the Company since its organization in February 1996. He is also a member of the Board of Directors of HMO-Ga.

     W. Daniel Barker is retired from Emory University, where he held the positions of Director of Hospitals for the Woodruff Health Sciences Center, Executive Director of Emory University Hospital and Hospital Administrator of Crawford Long Hospital of Emory University. Mr. Barker is currently on the Board of Trustees at Wesley Woods Geriatric Hospital, a member of the Advisory Committee at Carlyle Fraser Heart Center at Crawford Long Hospital, a member of the Board of Directors of American Red Cross Blood Services/Southern Region, a Trustee of the Luther C. Fischer Foundation, and a member of the Boards of Directors of Allegiant Physician Services, Inc. and the United Network for Organ Sharing. Previously, Mr. Barker served as President of Georgia Hospital Association, Chairman of the American Hospital Association, Chairman of American Hospital Publishing, Inc. and a member of the Board of Commissioners of the Joint Commission of Accreditation of Health Care Organizations. Mr. Barker has been a Director of Georgia Blue since 1962 and a Director of the Company since its organization in February 1996.

     Elizabeth W. Camp, is President of Camp Oil Company in Rome, Georgia. Prior to joining Camp Oil, Ms. Camp held positions as an attorney at Silver, Freedman & Taff, attorneys in Washington, D.C., and as an accountant at Arthur Andersen, LLP in Atlanta, Georgia. Ms. Camp is a member of the Boards of Directors of Citizens First Bank in Rome, Camp Oil Company, Inc. and Sav-A-Ton Oil. She is a member and past Chairman of the Board of Alumni Advisors for the Terry School of Business at the University of Georgia. She is also a member of the Board of Trustees of Darlington School in Rome. She has been a Director of Georgia Blue since 1993 and a Director of the Company since its organization in February 1996. Ms. Camp is also a member of the Board of Directors of HMO-Ga.

     Louis H. Felder, M.D., is an internal medicine physician in Atlanta, Georgia, where he has his own practice. Dr. Felder was previously Chief of Staff at Piedmont Hospital in Atlanta. He is also a fellow in infectious diseases and pathology at Emory University Hospital. Dr. Felder is currently a member of the Board of Directors of Quality Care Providers, Inc. and Healthcare Partnership Consultants. He has been a Director of Georgia Blue since 1974 and a Director of the Company since its organization in February 1996. On March 22, 1996, Mr. Felder tendered his resignation from the Board of Directors of the Company and Georgia Blue effective upon election of a successor. The Company cannot predict the identity of Mr. Felder's successor or when such appointment will be made.

     Edward M. Gillespie is retired from University Hospital in Augusta, Georgia, where he served as President and Executive Director until 1991. Prior to joining University Hospital, Mr. Gillespie held various hospital administrative positions including Hospital Administrator of Rochester Methodist Hospital in Rochester, Minnesota. Mr. Gillespie serves on the Boards of Directors of Bankers First Savings Bank of Augusta, Bankers First Corporation, Walton Rehabilitation Hospital and Brandon Wilde retirement community. He is also President of Health Advance, a health care consulting organization. Mr. Gillespie has been a Director of Georgia Blue since 1980 and a Director of the Company since its organization in February 1996.

     Joseph D. Greene is a professor of Business Administration for the School of Business at Augusta College in Augusta, Georgia. Before joining Augusta College, Mr. Greene was employed by Pilgrim Health and Life Insurance Company, where he retired as Executive Vice President after 32 years of employment with the company. Mr. Greene is past Chairman of the Georgia Board of Regents. He currently serves on the Boards of Directors of McDuffie Bank & Trust of Thomson, the Georgia Academy for Children, the Greater Augusta Community Foundation, the National Science Center Discovery, the Minority Business Development Corporation and the University of Georgia Terry College of Business. Mr. Greene has been a Director of Georgia Blue since 1993 and a Director of the Company since its organization in February 1996. He is also a member of the Board of Directors of HMO-Ga.

     Mel H. Gregory, Jr. is retired, following a 35 year career in executive insurance positions with The Equitable Companies. He held positions as Executive Vice President, Agency Operations; President and Chief Operating Officer, Equitable Variable Life Insurance Company; Chief Executive Officer, Equico Securities; and as a member of The Equitable's Executive Committee. Mr. Gregory is also a Director of GGL.

     Frank J. Hanna, III is, and has been since 1993, the Chief Executive Officer of HBR Capital, Ltd., an investment firm based in Atlanta, Georgia. HBR Capital makes a variety of investments in the Financial Services and Healthcare industries. Prior to his work with HBR Capital, Mr. Hanna served as President of A.P. Management, Inc. Mr. Hanna began his career in Atlanta as a corporate attorney with Troutman Sanders. Mr. Hanna is also extensively involved in education, including serving as a founding member of the Board of Directors of the Archbishop Donellen School in Atlanta. Mr. Hanna is a graduate of the University of Georgia and the University of Georgia School of Law. Mr. Hanna became a director of each of the Company and Georgia Blue in February, 1996.

     R. Pierce Head, Jr., is a retired Senior Vice President of Georgia Power Company, where he worked for 40 years in various capacities in the risk management, employee benefits, information systems, general services and labor relations areas. While at Georgia Power, Mr. Head chaired several task forces and received a number of awards, including a Presidential Citation for hiring the physically challenged. Mr. Head has been a Director of Georgia Blue since 1981 and a Director of the Company since its organization in February 1996.

     Charles H. Keaton, is President and Chief Executive Officer of Hughston Sports Medicine Hospital in Columbus, Georgia. Previously, Mr. Keaton was Administrator and Chief Executive Officer of Doctors Hospital in Columbus and Chester County Hospital in South Carolina. Mr. Keaton is past Chairman and a current member of the Board of Directors of Georgia Hospital Association and the Federation of American Hospitals and a member of the Board of Governors of the American Hospital Association. He has been a Director of Georgia Blue since 1983 and a Director of the Company since its organization in February 1996. He also serves as a member of the Board of Directors of HMO-Ga.

     James H. Leigh, Jr., M.D., is a surgeon in Gainesville, Georgia, where he has a private practice. He is a member of the Northeast Georgia Medical Center staff and the Lanier Park Hospital consultant staff. Dr. Leigh is currently a member of the Board of Directors of Longstreet Clinic. Dr. Leigh is also past Chief of Surgery and Chief of Staff at Northeast Georgia Medical Center. Dr. Leigh served as an Assistant Professor of Surgery at the University of Tennessee College of Medicine. Dr. Leigh was a member of the Board of Directors of the Northeast Georgia Health Association and an Alternate Director of the Medical Association of Georgia. He has been a Director of Georgia Blue since 1975 and a Director of the Company since its organization in February 1996.

     Julia L. Mitchell-Ivey, is a consultant and former Vice President and Assistant Corporate Secretary at First Union National Bank of Georgia. Previously, she held various positions at Decatur Federal Savings and Loan Association including Corporate Treasurer, Corporate Secretary and Division Vice President. Ms. Mitchell-Ivey is the immediate past Chairperson of the Board of Directors of Metropolitan Atlanta Rapid Transit Authority (MARTA) and Chairman of the Board of Directors of Private Colleges and Universities Authority, and a member of the Board of Directors of the Y.W.C.A. and the DeKalb Chamber of Commerce. She has been a Director of Georgia Blue since 1980 and a director of the Company since its organization in February 1996. She is Chairman of the Board of Directors of HMO-Ga.

     Charles R. Underwood, M.D., is President of Surgical Arts, P.C. in Marietta, Georgia, where he practices general surgery. He is also past Chief of Surgery and past Chief of Staff at Kennestone Hospital in Marietta, Georgia. He served as a Clinical Associate Professor of Surgery at Emory University School of Medicine and Instructor of Surgery at Washington University School of Medicine in St. Louis, Missouri. Dr. Underwood is a member of the Board of Trustees of Georgia Hospital Association and a member of the Board of the American Cancer Society/Georgia Division. He has been a Director of Georgia Blue since 1973 and a Director of the Company since its organization in February 1996. He served as Chairman of the Board of Directors of Georgia Blue from 1991 to 1994.

     W. Jerry Vereen is President and Chief Executive Officer of Riverside Manufacturing Company in Moultrie, Georgia and is acting Chairman of the Board of Directors of Riverside Manufacturing Company and all of its subsidiary corporations. Mr. Vereen serves on the Boards of Directors of Georgia Power Company, Georgia Chamber of Commerce, Gerber Scientific, Inc., American Apparel Manufacturers Association and the Textile Clothing Technological Corporation and is an Advisory Director of NationsBank of Georgia, National Association Southern Region. Mr. Vereen is a member of the Board of the Governor's Development Council. He has been a Director of Georgia Blue since 1993 and a Director of the Company since its organization in February 1996.

     A. Max Walker is a financial consultant and a Director and Chairman of the Board of the following investment companies: Hatteras Income Securities, Nations Fund, Nations Fund Trust, Nations Government Income Term Trust 2003, Nations Government Income Term Trust 2004, Nations Balanced Target Maturity Fund, Nations Institutional Reserves, and Nations Portfolios, Inc. Previously, he was Vice President and Treasurer of Southern Bell Telephone and Telegraph Company and an investment banker with Merrill Lynch Pierce Fenner & Smith. Mr. Walker has been a Director of Georgia Blue since 1975 and a Director of the Company since its organization in February 1996.

     Dan H. Willoughby, M.D. owns a private practice in internal medicine in Savannah, Georgia. He was twice the Chief of Staff at Candler General Hospital and a member of the Board of Trustees of Candler Health Services and Candler General Hospital. He was also Chief of Medical Staff at St. Joseph Hospital and President of Georgia Medical Society as well as a member of the House of Delegates of the Medical Association of Georgia. Dr. Willoughby has been a Director of Georgia Blue since 1980 and a director of the Company since its organization in February 1996. He is also a member of the Board of Directors of HMO-Ga.

     Joe M. Young is the General Manager of LOR, Inc. and Rollins Investment Fund, two entities which manage the holdings of the family of the late O. Wayne Rollins. His service with LOR, Inc. commenced in 1979 and with Rollins Investment Fund at its inception in 1988. He also serves as an officer and director of several other related entities and as a Trustee of several Rollins Family Foundations and Trusts. Since 1992 he has been a director of Valley Systems, Inc. a public company traded on the NASDAQ Exchange. Mr. Young became a director of each of the Company and Georgia Blue as of February 1996.

     John B. Zellars is the retired Chairman, President and CEO of Georgia Federal Bank, where he was employed for 38 years. He has been a Director of GGL since 1982. Mr. Zellars is also a director of Finance Institutions Insurance Group, Inc. and Douglas Federal Bank. Mr. Zellars is a graduate of Emory University and Emory University Law School, and a member of the State Bar of Georgia.

     Raymond J. Colleran joined Georgia Blue in February 1993, as Executive Vice President, Market Operations. Prior to February 1993 Mr. Colleran for the previous years held a number of key management positions with Equitable Life, Equicor, and CIGNA. These included Regional Financial Officer and Regional Account Vice President with Equitable Life; Vice President in Charge of Sales and Accounts for Equicor; President of the East Central Region for Equicor; and most recently, Senior Vice President in Charge of Sales for the East Central Region for CIGNA. Mr. Colleran is an active member of the Blue Cross and Blue Shield Association National Labor Office Board and the Buckhead Chamber of Commerce Executive Committee.

     John A. Harris has served as Georgia Blue's Executive Vice-President, Finance and Strategic Planning since January 1993. He has served as Treasurer of the Company since its organization in February 1996. Prior to joining Georgia Blue, he worked in the health care industry for 10 years, primarily in managed care companies, but also with multi-line carriers. His positions included Chief Financial Officer, Western Market Group, for the Employee Benefits Division of Lincoln National; Assistant Corporate Controller for Financial Planning, Reporting and Analysis for Equicor; President, VIP Health Plan (an IPA model HMO in California); and Vice-President, Finance for CIGNA Health plans for Southern California.


     Mark Kishel, M.D., has been Executive Vice President and Chief Medical Officer of Georgia Blue since October 1993. Prior to joining Georgia Blue for the previous years, he developed staff, group and IPA model HMOs, as well as PPOs, for major carriers and other managed care organizations including Travelers, Lincoln National, and Health America. His management experience includes capitated Medicaid, managed workers compensation, POS, and HMO networks. Dr. Kishel has developed quality management and utilization management programs for various start-up companies and consulted in physician hospital organizations and university-sponsored health plan development. As a practicing pediatrician and family physician for 11 years, Dr. Kishel assisted in the development of a model primary care system that addressed the needs of the indigent and uninsured in Arizona. He is a Director of the Atlanta Boys and Girls Clubs, Inc.


     Richard A. Steinhausen joined Georgia Blue in August 1995 as Executive Vice President, Service Operations and Information Systems. Mr. Steinhausen has more than 30 years of health care industry experience. Most recently, he served as Vice President Employee Benefits Division of Washington National. Previously, he was a Senior Vice President of Equicor, and President of its National Benefits Sector. He also served as a Regional Vice President, Claims for Equitable Life Assurance Society.

     R. Neil Vannoy joined Georgia Blue as Senior Vice President of Public Affairs and Product Development in July 1992. In 1994, he was appointed Executive Vice President of Community Operations of Georgia Blue and is responsible for community healthcare partnership developments, legislative affairs, government programs and product development and communications. Prior to joining Georgia Blue, Mr. Vannoy served in management positions with Prudential Insurance Company for 16 years, including Vice President, Group Corporate at Prudential's New Jersey headquarters, Vice President in charge of the company's Southern Group Operations, Vice President of Florida Group Operations and Vice President of Group Marketing and Sales at the New York City group office. Mr. Vannoy is a member of the Boards of Directors of Atlanta Health Alliance, and The Georgia Caring Program for Children Foundation. He serves on the Professional Advisory Council of Mission New Hope in Atlanta, supported the development of the Georgia Coalition for Health as a member of the steering committee, serves on the technical advisory committee of the Georgia Health Policy Center and is co-chair of the Research Demonstration Committee of the Atlanta Regional Commission's Health Collaborative. Mr. Vannoy earned a bachelor's degree from the University of Kentucky and a master's degree from Central Michigan University.

INFORMATION REGARDING THE BOARD OF DIRECTORS

     The Company's Articles of Incorporation provide that the Board of Directors shall consist of up to 21 members with the actual number of Directors to be fixed from time to time by the Board of Directors. The Board of Directors of the Company has fixed the number of directors at 21. The Articles of Incorporation provide for the classification of the Company's directors into three classes, with each class containing approximately the same number of Directors and the term of one class expiring each year. At each Annual Meeting of Shareholders, the Directors of one class are elected by the shareholders entitled to vote thereon to hold office for a term expiring at the third Annual Meeting following their election and until their successors are elected and qualified. Set forth below is the name of each Director, the class in which he or she serves and the year in which his or her current term expires.

     Class One -- Term Expires at the 1996 Annual Meeting of Shareholders

        James E. Albright
        Elizabeth W. Camp
        Mel H. Gregory, Jr.
        James L. LaBoon, Jr.
        James H. Leigh, Jr., M.D.
        Julia L. Mitchell-Ivey
        John B. Zellars

     Class Two -- Term Expires at 1997 Annual Meeting of Shareholders

        Louis H. Felder, M.D.
        Edward M. Gillespie
        Joseph D. Greene, CLU
        W. Jerry Vereen
        A. Max Walker
        Dan H. Willoughby, M.D.
        Joe M. Young*

     Class Three -- Term Expires at 1998 Annual Meeting of Shareholders

        W. Daniel Barker
        Frank J. Hanna, III*
        R. Pierce Head, Jr.
        Charles H. Keaton
        Richard D. Shirk
        Fred L. Tolbert, Jr.
        Charles R. Underwood, M.D.
- ---------------

* Messrs. Hanna and Young are Preferred Designated Directors.

     Pursuant to the Articles of Incorporation, so long as shares of Preferred Stock are issued, outstanding and entitled to vote and no Common Stock is outstanding, the holders of the outstanding shares of Class A Stock, voting separately as a class, will be entitled to elect up to six of the Company's Directors (referred to as the Class A Designated Directors), with two of such Directors serving in each class of Directors. The holders of shares of Preferred Stock, voting separately as a class, are entitled to elect the remaining Directors, including two Preferred Designated Directors nominated by the holders of the outstanding Preferred Stock. If no shares of Preferred Stock and Common Stock are issued, outstanding and entitled to vote, all rights to vote in the election of Directors are vested in the holders of outstanding Class A Stock and Blank Preferred Stock. Pursuant to the Shareholders' Agreement, each of the holders of Preferred Stock has agreed to vote for the election of the two Preferred Designated Directors and all of the persons nominated for election as Directors by the Nominating Committee of the Board of Directors and approved by two-thirds of the Continuing Directors of the Company. As a result, the current Board of Directors will have the ability to designate a majority of the Directors of the Company. For further information regarding the Board of Directors, and the election of Directors by holders of Preferred Stock and Class A Stock, see "DESCRIPTION OF CAPITAL STOCK -- Class A Stock -- Voting" and "Preferred Stock -- Voting."

DIRECTOR COMPENSATION

     Non-employee Directors each receive an annual Director's fee of $12,000, plus Director's fees for attendance at Board and committee meetings, which in 1995 totaled from $6,750 to $13,000. In addition, the

Chairman, the Vice Chairman and each Committee Chairman receive additional annual fees of $7,500, $3,500 and $2,000, respectively. Each non-employee Director may defer his or her Director fees pursuant to certain of Georgia Blue's non-qualified, deferred compensation plans. Directors also are reimbursed for reasonable expenses incurred in connection with the performance of their duties.

EXECUTIVE COMPENSATION

  General

     The following table presents certain information concerning compensation paid or accrued by Georgia Blue for services rendered in all capacities during the fiscal year ended December 31, 1995, for the Chief Executive Officer and four most highly compensated executive officers whose total annual salary and bonus in 1995 exceeded $100,000 (collectively, the "Named Executive Officers").

                      TABLE 1: SUMMARY COMPENSATION TABLE


                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                            PAYOUTS
                                                                                       -----------------
                                                      ANNUAL COMPENSATION                          ALL
                                           -----------------------------------------              OTHER
                                                                        OTHER ANNUAL    LTIP     COMPEN-
                                                                        COMPENSATION   PAYOUTS   SATION
       NAME AND PRINCIPAL POSITION         SALARY($)(1)   BONUS($)(2)      ($)(3)      ($)(4)    ($)(5)
- -----------------------------------------  ------------   -----------   ------------   -------   -------
Richard D. Shirk.........................    $425,000      $      --      $ 54,002     $    --   $ 5,087
  Chief Executive Officer, President and
  Director
Mark Kishel, M.D.........................     203,750             --            --      91,000     3,130
  Executive Vice President and Chief
  Medical Officer
Raymond J. Colleran......................     194,250             --            --      87,360     4,909
  Executive Vice President, Market
  Operations
R. Neil Vannoy...........................     192,750             --            --      84,630       801
  Executive Vice President of Community
  Operations
John A. Harris...........................     187,500             --            --      53,625     2,803
  Executive Vice President, Finance and
  Strategic Planning


- ---------------

(1) Includes amounts deferred at the election of the officers pursuant to the Company's 401(k) Retirement Savings Program and other deferred compensation plans. See "MANAGEMENT -- Executive Compensation -- Deferred Compensation Plan" and "-- 401(k) Retirement Savings Program" below.
(2) Threshold financial performance criteria pursuant to the Annual Incentive Program was not achieved for 1995; no bonuses were earned for the period.
(3) Includes $26,054 paid for vacation earned in prior years. Perquisites for other named executive officers were less than 10% of their total salary for the period.
(4) Includes payments in 1995 to the named executives for long-term incentive awards for the 1992-1994 performance period, except for Mr. Shirk whose award for the 1992-1994 performance period was deferred by the Compensation Committee until 1996.
(5) Reflects contributions to the Retirement Savings Program in 1995: Mr. Shirk, $3,186; Dr. Kishel, $2,375; Mr. Colleran, $2,375; and Mr. Harris, $2,375;
     and premium payments on group term life insurance in 1995: Mr. Shirk, $1,901; Dr. Kishel, $755; Mr. Colleran, $1,184; Mr. Vannoy, $801; and Mr. Harris, $428.

  Long-Term Incentive Plan

     The Compensation Committee of the Board of Directors is responsible for the administration and governance of the Company's Long-Term Incentive Plan ("LTIP"), including identification of participants, determination of specific goals and performance measure categories. The LTIP is designed to reward participants for their contributions to the successful achievement of specific goals related to the Company's long-term business strategy. Specific financial (60%), market share (20%), and customer service (20%) goals based on the Company's long-term business strategy are established for three-year performance periods. The LTIP has minimum threshold, target and maximum performance levels. Participants must be employed by the Company on the last day of the performance period. At the end of 1995, long-term incentive award opportunities had been established for three performance period cycles, the 1993-1995 performance period, the 1994-1996 performance period and the 1995-1997 performance period. The Compensation Committee makes the final award determination related to the achievement of the defined goals for each performance period.

     The long-term incentive award opportunities granted by Georgia Blue to Named Executive Officers during 1995 for the 1995-1997 performance period are reflected in Table 2. Final award determinations by the Compensation Committee for this performance cycle would be made in fiscal 1998.

        TABLE 2: LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                    PERFORMANCE          NON-STOCK PRICE-BASED PLANS
                                                    PERIOD UNTIL       -------------------------------
                     NAME                       MATURATION OR PAYOUT   THRESHOLD    TARGET    MAXIMUM
- ----------------------------------------------  --------------------   ---------   --------   --------
Richard D. Shirk..............................        1995-1997        $ 106,250   $212,500   $425,000
  Chief Executive Officer, President and
  Director
Mark Kishel, M.D. ............................        1995-1997           41,000     82,000    164,000
  Executive Vice President and Chief Medical
  Officer
Raymond J. Colleran...........................        1995-1997           39,000     78,000    156,000
  Executive Vice President, Market Operations
R. Neil Vannoy................................        1995-1997           39,000     78,000    156,000
  Executive Vice President of Community
  Operations
John A. Harris................................        1995-1997           39,000     78,000    156,000
  Executive Vice President, Finance and
  Strategic Planning

  Retirement Plan

     Table 3 reflects the estimated annual lifetime benefits calculated on a straight-life annuity basis and payable under the terms of the Non-Contributing Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia (the "Retirement Plan"), as currently in effect, to persons in specified compensation and years of service classifications upon retirement at age 65. Benefit amounts as reflected in the table are after reductions for a portion of Social Security benefits.

                          TABLE 3: PENSION PLAN TABLE

                          5 YEAR                                      YEARS OF SERVICE
                         AVERAGE                            -------------------------------------
                         EARNINGS                             15        20        25        30
- ----------------------------------------------------------  -------   -------   -------   -------
$100,000..................................................  $33,756   $45,012   $56,268   $64,512
 150,000..................................................   41,268    55,000    68,772    82,512

     The Retirement Plan is a qualified defined benefit pension plan that covers all employees of Georgia Blue and its participating affiliate companies, who have attained age 21 and have completed 1,000 hours of service in a 12-month period after their date of hire, or who complete 1,000 hours of service in any calendar year thereafter. Benefits under the Retirement Plan are based upon length of service with Georgia Blue, with varying provisions for employees who are terminated or take early, normal or deferred retirement. The annual retirement benefit is calculated according to a specific formula, called the Final Average Salary formula. The benefit is 60% of the Final Average Salary (i.e., the average of the highest five consecutive years of annual salaries out of the last 10 years of credited service) reduced by 50% of the participant's Social Security Benefit. If the participant has less than 30 years service, the result is multiplied by a service fraction. The fraction is the years of credited service up to 30 divided by 30. A participant becomes fully vested after five years of service or the attainment of age 62, whichever occurs first. Generally, upon retirement, participants can elect to receive their benefits in the form of a lump sum payment, lifetime only pension, lifetime pension with a guaranteed payout period (10 or 20 years) or 50%, 66 2/3% or 100% joint pensions. Actuaries hired by the Retirement Program determine the amount to be contributed to the Retirement Program by Georgia Blue to fund benefits for its employees. All contributions are held in trust. Benefits under the Retirement Program are insured by the Pension Benefit Guaranty Corporation.

     The compensation covered by the Retirement Plan includes generally the base rate of annual earnings actually paid to a participant by Georgia Blue up to $150,000, the maximum amount of compensation that may be recognized under qualified pension plans; for each Named Executive Officer, the compensation in the Summary Compensation Table exceeds this maximum amount. The Retirement Plan also provides, subject to certain conditions, for the payment of vested benefits of a deceased employee to his or her spouse during such spouse's lifetime.

     Georgia Blue makes contributions to the Retirement Plan to fund the benefits which accrue thereunder. Annual contribution amounts are determined actuarially. Participant contributions are not permitted.

     The amounts shown in the Summary Compensation Table above do not include Georgia Blue's contributions in connection with the Retirement Plan for the Named Executive Officers. Such amounts are not and cannot be readily separated or individually calculated. Georgia Blue made a contribution of $3,893,692 to the Retirement Plan for the plan year ended December 31, 1995.

     As of the plan year ended December 31, 1995, Messrs. Shirk, Colleran, Kishel, Harris and Vannoy had 3 years, 9 months; 2 years, 11 months; 2 years, 3 months; 3 years; and 3 years, 5 months years of service, respectively.

     The Retirement Plan is administered by the Blue Cross and Blue Shield Association. Bankers Trust Company serves as Trustee to the Retirement Plan.

401(K) RETIREMENT SAVINGS PROGRAM

     The 401(k) Retirement Savings Program (the "Savings Program") is sponsored by Georgia Blue, and GGL and HMO-Ga participate. The Savings Program is a tax-deferred savings plan designed to help participants build long-term savings for the future. Generally, all employees are eligible to participate after they complete 30 days of service and have attained age 21. A participant may contribute to the Savings Program on a before-tax basis from 1% to 15% of pay up to the maximum dollar contribution amount ($9,240 in 1995). The employer will match $.050 for every dollar the participant contributes up to $500 (maximum $250). For the remaining contribution, the employer will add $0.25 for each dollar the participant contributes. Participants become 25% vested in all employer matching contributions after two years, 50% vested after three years, 75% vested after four years, and 100% vested once they complete five years of service. Lump sum distributions generally may be made from the Savings Program upon termination of employment or attainment of age 50 1/2. Participants may also obtain a hardship withdrawal or borrower money from their account. All contributions to the Savings Program and investment earnings are held in trust for the exclusive benefit of participants and their beneficiaries. The name of the trust is The National 401(k) Master Trust. The trustee is INVESCO Trust Company.

DEFERRED COMPENSATION PLANS

     Georgia Blue offers certain Directors and employees the opportunity to defer income pursuant to Georgia Blue's "Deferred Compensation Plan for Select Management." Qualified Directors and employees may elect to defer payment of all or any portion of such person's compensation during any year for a period of three years or more. At the election of the qualified Director or employee, such deferred compensation may be paid in a lump sum or in monthly installments over a period from 5 to 20 years. Approximately 33 Directors and employees participate in these arrangements, and become general creditors of Georgia Blue thereunder. Georgia Blue's total obligation to these participants, which is unsecured, was less than $2.2 million as of December 31, 1995.

COMPENSATION COMMITTEE


     The Compensation Committee is comprised of Directors Tolbert (Chair), Barker, Hanna, Underwood, Vereen and Young. (Messrs. Hanna and Young are new members of the Committee in 1996.) Mr. LaBoon sits with the Committee ex officio. The Committee meets quarterly. The Compensation Committee sets the compensation for the Chief Executive Officer and the other Named Executive Officers at a meeting early in each fiscal year after reviewing, in each case, the performance targets established for the prior year in comparison to the prior year's actual performance. At this meeting the Committee also sets performance targets for the new fiscal year as well as any targets for additional compensation plans pursuant to which the Chief Executive Officer and the other Named Executive Officers may earn compensation with respect to that fiscal year and sets annual salaries in accordance with the same considerations. All elements of compensation for the fiscal year ended December 31, 1995 for all the Named Executive Officers were set in the same manner.


EXECUTIVE OR OTHER SEVERANCE AGREEMENTS

     Georgia Blue is a party to an Employment Agreement dated March 4, 1992 with Richard D. Shirk, President and Chief Executive Officer. This agreement contemplates an ever-renewing 24-month term, and, under certain conditions of termination, a 24-month continuation of salary and certain other benefits. Additionally, Dr. Kishel is a party to a letter agreement which, under certain limited termination circumstances, provides for a twelve month salary continuation.

                                STOCK OWNERSHIP

     Currently, no shares of Common Stock are outstanding or beneficially owned by any person and no shares of Blank Preferred Stock are outstanding or beneficially owned by any person.

     All of the issued shares of Class A Stock are held by the Escrow Agent for distribution to Eligible Subscribers. No directors or officers of the Company or of Georgia Blue own any shares of capital stock of the Company except Frank J. Hanna, III. Georgia Strategic Healthcare, LLC owns approximately 80% of the Preferred Stock. Frank J. Hanna, III, Frank J. Hanna, Jr. and David Hanna share sole voting and dispositive power with regard to all of the shares of Preferred Stock owned by Georgia Strategic Healthcare, LLC. (The address of Georgia Strategic Healthcare, LLC is Suite 1750, Two Ravinia Drive, Atlanta, Georgia 30346.)

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain federal income tax consequences to Georgia Blue and the Company with respect to the Conversion and the formation of the Company and to the Eligible Subscribers with respect to their acceptance of the Shares of Class A Stock. This summary does not discuss any tax consequences arising under the laws of any state, locality, foreign country or other jurisdiction. This discussion is based upon currently existing provisions of the Code, existing and temporary United States Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change or different interpretations so as to result in tax consequences different from those discussed below.

     THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF AN ELIGIBLE SUBSCRIBER'S ACCEPTANCE OF THE COMPANY'S OFFER OF CLASS A STOCK AND DOES NOT REPRESENT ADVICE REGARDING THE FEDERAL TAX CONSEQUENCES TO ELIGIBLE SUBSCRIBERS OF ACCEPTANCE OF THE COMPANY'S OFFER OF, THE CLASS A STOCK. THE COMPANY ENCOURAGES EACH ELIGIBLE SUBSCRIBER TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH SUBSCRIBER OF THE ACCEPTANCE OF THE COMPANY'S OFFER OF CLASS A STOCK, AS WELL AS ANY TAX CONSEQUENCES TO SUCH SUBSCRIBER ARISING UNDER THE LAWS OF ANY STATE, LOCALITY, FOREIGN COUNTRY OR OTHER JURISDICTION.


ISSUANCE OF CLASS A STOCK TO THE ELIGIBLE SUBSCRIBERS


     There is a risk that each Eligible Subscriber who accepts the offer of the Shares of Class A Stock may be required to recognize taxable income (to the extent of the value of the Shares of Class A Stock received by such Eligible Subscriber) upon receipt of the Shares of Class A Stock and, as a result, may incur federal income tax liability in connection with his or her receipt of the Shares of Class A Stock. The Company has obtained an opinion from Ernst & Young LLP, certified public accountants, to the effect that the Eligible Subscribers who accept the offer for the Shares of Class A Stock should not incur federal income tax liability in connection with their receipt of the Shares of Class A Stock; however, because this is a unique transaction in which there are no precedential authorities outstanding, no assurance can be given that the Internal Revenue Service will not challenge this position. The opinion of Ernst & Young LLP is based upon the representations and assumptions provided by the Company. These representations and assumptions have not been independently verified by Ernst & Young LLP. In addition, Ernst & Young LLP has undertaken no obligation to update this opinion for changes in facts or law subsequent to the date of issuance.


TAX CONSEQUENCES TO THE COMPANY OF THE CONVERSION


     There is a risk that the Conversion of Georgia Blue to a "for profit" corporation and the issuance of its stock to the Company will be viewed as a taxable exchange or a taxable event. The Company has concluded that the Conversion and the issuance of Georgia Blue stock to the Company was tax free both to Georgia Blue and to the Company and will prepare its tax returns accordingly.


SECTION 833 OF THE CODE


     Since January 1, 1987, Georgia Blue has been treated for federal income tax purposes as an organization to which Section 833 of the Code applies. An organization to which Section 833 applies is entitled to certain tax benefits, including a deduction for federal income tax purposes pursuant to Section 833(b) of the Code. Such deduction is equal to the excess of (a) 25% of (i) the sum of the claims incurred during the taxable year and (ii) the expenses incurred during the taxable year in connection with the administration, adjustment or settlement of claims, over (b) the adjusted surplus at the beginning of the tax year. For calendar year 1994, Georgia Blue's deduction under Section 833(b) was $15,981,317 and for calendar year 1995 is estimated to be $15,321,000. An organization will no longer be entitled to the benefits of Section 833 for a particular taxable year, including the deduction pursuant to Section 833(b), if a material change has occurred in the operation of such organization or in its structure after August 16, 1986 and before the close of that taxable year. There is a risk that the Conversion, the amendment to the Articles of Incorporation of Georgia Blue to those of a for profit corporation as permitted by Georgia law, the formation of the Company and/or the acquisition by the Company of Georgia Blue stock may be considered as a material change in the operations or structure of Georgia Blue, which would result in the loss of the benefits under Section 833 (including the loss of the Section 833(b) deduction) and, accordingly, the payment of federal income taxes at a higher effective rate in the future. The Company has concluded that a material change in operations or structure did not occur, for purposes of Section 833, upon the acquisition by the Company of Georgia Blue's newly issued stock and will take the deduction. No assurance can be given that the Internal Revenue Service will not challenge this deduction.


USE OF GEORGIA BLUE'S NET OPERATING LOSS

     Net operating loss carryforward to the calendar year 1995 was $72,723,583 and is estimated to be $64,962,000 to the calendar year 1996. However, there is a risk that the Internal Revenue Service could assert that Georgia Blue does not have a net operating loss carryforward. In addition, even if it is determined that Georgia Blue has a net operating loss carryforward, the utilization of such net operating loss subsequent to the formation of the Company may be limited annually pursuant to Section 382 of the Code to an amount equal to the product of the federal long term tax exempt rate multiplied by the value of Georgia Blue immediately before the formation of the Company. Furthermore, the consolidated return rules of the Code and the regulations thereunder may further limit the use of Georgia Blue's net operating loss in the future.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a description of the material terms and provisions of the capital stock of the Company. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation of the Company (the "Articles of Incorporation") and to the Bylaws of the Company (the "Bylaws"). The Articles of Incorporation and Bylaws are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The authorized capital stock of the Company consists of (i) 50,000,000 shares of Class A Convertible Common Stock, no par value per share (the Class A Stock), (ii) 49,901 shares of Class B Convertible Preferred Stock, no par value per share (the Preferred Stock), (iii) 100,000,000 shares of Common Stock, no par value per share, and (iv) 100,000,000 shares of Blank Preferred Stock (the Blank Preferred Stock) that may be issued in one or more series with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as shall be specified by the Board of Directors of the Company. On February 2, 1996, the Company issued into escrow 800,000 shares of Class A Stock to be distributed in the manner described in this Prospectus and had issued and outstanding 49,901 shares of Preferred Stock held by 18 shareholders of record (including one share of Preferred Stock issued to Georgia Blue), but no shares of Common Stock and no shares of Blank Preferred Stock. See "CAPITALIZATION."

CLASS A STOCK

  Voting

     So long as any shares of Preferred Stock and Class A Stock are issued and outstanding and no shares of Common Stock are issued and outstanding, the holders of outstanding shares of Class A Stock, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes and series of capital stock of the Company, shall be entitled to elect two Class A Designated Directors to each of the Company's three classes of Directors as follows: (i) at or prior to the first annual meeting of shareholders, a special nominating committee composed of two Continuing Directors and the two Preferred Designated Directors will nominate two persons for election as Class A Designated Directors to be voted on by the holders of the Class A Stock at such first annual meeting to serve for a three year term;
(ii) at or prior to the annual meeting of shareholders held in the second year following the issuance of the Shares, a special nominating committee composed of two Continuing Directors and the two Class A Designated Directors will nominate two additional persons for election as Class A Designated Directors to be voted on by the holders of the Class A Stock at such second annual meeting to serve for a three year term; (iii) at or prior to the annual meeting of shareholders held in the third year following the issuance of the Shares, a nominating committee composed of two Continuing Directors and the four Class A Designated Directors will nominate two additional persons for election as Class A Designated Directors to be voted on by the holders of Class A Stock at such third annual meeting to serve for a three year term; and (iv) at each annual meeting of shareholders thereafter, a special nominating committee composed of the six Class A Designated Directors will nominate two persons for election as Class A Designated Directors to replace the two Class A Designated Directors whose term expires at that annual meeting. Notwithstanding any nomination by a special nominating committee, the holders of the Class A Stock shall be entitled to nominate and elect any eligible individual as a Class A Designated Director each year.

     Notwithstanding the foregoing, in the event shares of Class A Stock and Common Stock are outstanding at the same time, all rights to vote would be vested in the holders of the Common Stock, except (i) the rights of the holders of Preferred Stock to elect Preferred Designated Directors (see "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Voting"), and (ii) such other voting rights as are provided to the holders of the Class A Stock as provided by the Georgia Business Corporation Code. Accordingly, in the event the Company issues any shares of Common Stock, the holders of Class A Stock will have no voting rights (including the right to elect Class A Designated Directors) except as expressly provided by law. See "DESCRIPTION OF CAPITAL STOCK -- Class A Stock -- Voting."

     If no Preferred Stock and no Common Stock are outstanding, all rights to vote will be vested in the holders of the outstanding shares of Class A Stock or the Blank Preferred Stock. The Company anticipates that Preferred Stock will be outstanding during all periods the Class A Stock is outstanding.

  Dividends

     So long as any shares of the Company's Preferred Stock are issued, outstanding and entitled to vote, no dividends may be paid in cash, stock or other property on the Class A Stock without the approval of the Board of Directors of the Company and of the holders of a majority of the shares of Preferred Stock then issued, outstanding and entitled to vote. If no shares of Preferred Stock are issued and outstanding, dividends may be declared on the Class A Stock at the discretion of the Board of Directors of the Company out of funds legally available therefor. See "DIVIDENDS."

  Liquidation

     So long as shares of Class A Stock and Preferred Stock are outstanding, but no shares of Common Stock are outstanding, the holders of shares of Class A Stock will be entitled to receive any distributions of the Company's assets upon the liquidation, dissolution or winding up of the Company, but only after and on the condition that all the holders of issued and outstanding shares of Preferred Stock, if any, shall have received an amount of such assets equal to $1,000 per share of Preferred Stock, plus all accrued and unpaid dividends (the "Preferred Liquidation Amount"). Upon any dissolution, liquidation or winding up of the affairs of the Company, the assets of the Company shall be distributed ratably among the holders of Preferred Stock in proportion to the sum of their respective Preferred Liquidation Amount, until payment in full of the full Preferred Liquidation Amount. After payment or distribution to all holders of Preferred Stock of the full Preferred Liquidation Amount, all of the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of the Class A Stock then issued and outstanding. In the event no Class A Stock or Preferred Stock is issued and outstanding at the time of a dissolution, liquidation or winding up, the assets of the Company available for distribution to stockholders will be distributed ratably among the holders of the Common Stock then issued and outstanding. In addition, the Class A Stock could be subject to a priority in liquidation created by the Company in any future class or series of Blank Preferred Stock. See "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Liquidation Preference" and "DESCRIPTION OF CAPITAL STOCK -- Blank Preferred Stock."

  Conversion of Class A Stock

     General. Shares of Class A Stock and Preferred Stock will be converted into shares of Common Stock pursuant to a Discretionary Conversion, an Automatic Conversion or a Preliquidation Conversion, each as described below (each a "Stock Conversion"). In the event of a Stock Conversion, each share of Class A Stock will be converted into one share of Common Stock.

     Discretionary Conversion. The Company may, upon approval of the holders of a majority of the then issued and outstanding shares of Preferred Stock entitled to vote, convert all, but not less than all, of the issued and outstanding shares of Class A Stock and Preferred Stock by delivering written notice of conversion to the holders of such shares, whereupon each share of such Class A Stock and Preferred Stock automatically shall be converted into Common Stock on the date determined by the Board of Directors. Such a conversion is referred to herein as a "Discretionary Conversion."

     Automatic Conversion. On the earlier of (i) December 1, 2001 or (ii) the closing date of the first public offering of Common Stock registered under the Securities Act, each issued and then outstanding share of Class A Stock and Preferred Stock shall automatically be converted into Common Stock, without further action on the part of the Company or its shareholders. Such a conversion is referred to herein as an "Automatic Conversion."

     Preliquidation Conversion. Immediately preceding any liquidation, dissolution or winding up of the Company and upon approval of the holders of a majority of the then issued and outstanding shares of Preferred Stock entitled to vote, all of the issued and outstanding shares of Class A Stock and Preferred Stock shall automatically be converted into Common Stock without further action on the part of the Company or the shareholders. Such a conversion is referred to herein as a "Preliquidation Conversion."

  Restrictions on Transfer; Right of First Refusal

     Transfer Restrictions on Class A Stock; Right of First Refusal. Shares of Class A Stock may not be sold, transferred, encumbered, pledged or otherwise disposed of prior to December 1, 1998, except (i) upon the death of the holder of such shares, in which case such shares may be transferred by such holder's estate to an heir taking by law or pursuant to testamentary succession, (ii) by operation of law or (iii) as required by a final judicial decree. Pursuant to the Articles of Incorporation and subject to the limitations described below, during the period from December 1, 1998 to December 1, 2001, if a holder of shares of Class A Stock desires to sell all or any portion of such Class A Stock, the holder must first offer the shares of Class A Stock to the Company upon the same terms and conditions as the proposed sale. A holder of Class A Stock who proposes to dispose of all or any portion of his or her shares must give written Notice to the Company of his or her intention to dispose of the shares, setting forth the type of disposition, the proposed purchaser, the number of offered shares, the price per share and the terms of payment. The Company may accept such offer with respect to all, but not less than all, of the offered shares within thirty (30) days following receipt of the Notice by giving notice of such exercise to the holder proposing to dispose of the shares. If any of the consideration for the offered shares consists of anything other than cash, the Company may substitute for such consideration the cash equivalent as reasonably determined by the Company. The Company may exercise this right of first refusal to acquire up to 2% of the issued and outstanding shares of Class A Stock in any one calendar year, or such greater amount as may be approved by the holders of more than a majority of the Preferred Stock then issued, outstanding and entitled to vote. If the Company declines to exercise its right of first refusal or if the purchase by the Company is not consummated through no fault of the offeror, the offeror may transfer the offered shares to the proposed purchaser, at the price and on the terms and conditions set forth in the Notice, provided that such transfer must be made within 30 days of the date the offeror became free to transfer the shares or such right to transfer will expire.

     Registration of, Transfer of, and Transfer Restrictions on Common Stock Issued in a Stock Conversion. The shares of Conversion Stock have not been registered under the Securities Act and until such registration, if any, their transfer by Eligible Subscribers would be subject to the provisions of Rule 144 under the Securities Act. In addition, pursuant to Rule 144, Eligible Subscribers receiving shares of Conversion Stock upon conversion of their Class A Stock may be required to hold such Conversion Stock for a two-year period from the time of Conversion or until the earlier registration, if any, of the Conversion Stock. Sales of Conversion Stock (i.e., Common Stock issued in exchange for Class A Stock upon a Stock Conversion) will be limited for a period of time following the Stock Conversion pursuant to certain "lockup" provisions included in the Company's Articles of Incorporation. The lockup provisions are intended to assist in the development of an orderly trading market in the Common Stock, the development of an adequate investment research following of the Company, and the promotion of institutional demand for the Common Stock.

     The Conversion Stock will be subject to a lockup (a "Lockup") for the following periods (each a "Lockup Period"), during which periods such Common Stock shall, as described below, be issued in uncertificated form and will be subject to the restrictions on sale, pledge or other transfer described below. The first Lockup Period (the "First Lockup Period") will terminate on the six-month anniversary of the Stock Conversion date. The second Lockup Period (the "Second Lockup Period") will terminate on the twelve-month anniversary of the Stock Conversion date. One-half of all the Conversion Stock will be released from the restrictions of the Lockup at the termination of the First Lockup Period, and the remaining one-half of all the Conversion Stock will be released from the restriction of the Lockup at the termination of the Second Lockup Period.

     Except as set forth in the next sentence, the Company will not recognize during a Lockup Period any sale, pledge or other transfer of any right or interest in or to any Conversion Stock or other securities subject to the Lockup nor shall any such attempted transaction be valid or binding. During a Lockup Period, the Company will recognize only the following transfer of rights or interests in or to the Conversion Stock subject to the Lockup: (i) the death of the holder of such shares, in which case such shares may be transferred by such holder's estate to an heir taking by law or pursuant to testamentary succession,
(ii) a transfer by operation of law or (iii) as required by a final judicial decree.


     All distributions of Conversion Stock, or of securities convertible into or exchangeable for Conversion Stock, as dividends or distributions on account of such Conversion Stock subject to the Lockup may, at the discretion of the Company, also be subject to the same Lockup, and for the same Lockup Period, as the Conversion Stock in respect of which it is distributed.



  No Stock Certificates



     Class A Stock and Conversion Stock will be issued in uncertified form pursuant to the Georgia Business Corporation Code (the "GBCC"). An appropriate notice will be sent to each holder in compliance with GBCC. No certificates will be issued for any such Stock at any time.


PREFERRED STOCK

  Voting

     So long as any shares of Preferred Stock are issued and outstanding and entitled to vote, the holders of the Preferred Stock (the "Preferred Shareholders"), voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes and series of capital stock of the Company, will be entitled to nominate and elect two Directors of the Company who shall be designated "Preferred Designated Directors." Under the Shareholders' Agreement, the Preferred Shareholder holding the largest number of shares of Preferred Stock (the "Large Holder") shall nominate one director and the Preferred Shareholders have agreed under the Shareholders' Agreement to vote for such nominee. The Large Holder shall have the ability to replace such Preferred Designated Director and shall be entitled to nominate his successor, and all of the Preferred Shareholders are obligated under the Shareholders' Agreement to vote for the individual so nominated by the Large Holder. The second Preferred Designated Director shall be selected by the Large Holder and at least a majority of the then issued and outstanding remaining shares of Preferred Stock entitled to vote. For so long as any shares of Preferred Stock of the Company are issued and outstanding, a Preferred Designated Director may be removed only by a vote of the Preferred Shareholders, but such removal may be made only in the manner provided in the Shareholders' Agreement for the election of such Preferred Designated Director to be so removed. For so long as any shares of Preferred Stock of the Company are issued and outstanding, if any Preferred Designated Director resigns, does not stand for reelection or otherwise ceases to serve as a member of the Board of Directors for any reason, including the expiration of his term, the Preferred Shareholders, and only the Preferred Shareholders, may designate another person to serve as a Preferred Designated Director, but only upon approval of such successor in the manner provided in the Shareholders' Agreement for the election of such Preferred Designated Director.

     In addition, for so long as any shares of Preferred Stock are issued and outstanding and entitled to vote, the Preferred Shareholders, voting separately as a single class (with each share being entitled to one vote) and to the exclusion of all other classes and series of capital stock of the Company, will be entitled to elect the remaining directors of the Company (other than the Class A Designated Directors). However, pursuant to the Shareholders' Agreement, so long as no shares of Common Stock are issued and outstanding, the Preferred Shareholders are obligated to vote their shares so that the persons (other than the Preferred Designated Directors and the Class A Designated Directors) nominated by the Nominating Committee of the Company's Board of Directors and approved by two-thirds of the Continuing Directors of the Company are elected as Directors of the Company. On all matters to come before the shareholders other than the election of Directors, the Preferred Shareholders will be entitled to vote as a class and each share of Preferred Stock which is issued, outstanding and entitled to vote will have one vote. No vote of the Preferred Shareholders will be deemed the vote of the class unless there has been an affirmative vote or consent of the holders of a majority of the shares of Preferred Stock then issued, outstanding and entitled to vote.

  Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock are entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Class A Stock or Common Stock or of any other shares of capital stock of the Company, the Preferred Liquidation Amount (i.e., liquidating distributions in the amount of $1,000 per share plus accrued and unpaid dividends). After payment of such Preferred Liquidation Amount, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

     If upon any liquidation, dissolution or winding up of the affairs of the Company, the assets of the Company distributable as aforesaid among the holders of the Preferred Stock are insufficient to permit the payment to them of the full Preferred Liquidation Amount, then the entire assets of the Company to be so distributed will be distributed ratably among the holders of the Preferred Stock in proportion to the sum of their respective Preferred Liquidation Amount, including all accrued and unpaid dividends, until payment in full of such Preferred Liquidation Amount.

  Dividends

     The holders of the Preferred Stock will be entitled to receive, out of funds at the time legally available therefor, dividends at the rate of $60.00 per annum per share on and prior to December 1, 1998 and $100.00 per annum per share after December 1, 1998, which will be fully cumulative and will accrue without interest from the date of original issuance. Dividends are payable in cash annually in arrears on December 1 of each year commencing December 1, 1996 (each a "Dividend Due Date") to the holders of Preferred Stock of record on a record date fixed by the Board of Directors, which will be not more than 60 nor less than 10 days preceding each Dividend Due Date. If any Dividend Due Date is not a business day, then such dividend will be payable on the next business day following such Dividend Due Date, provided that, for the purposes of computing such dividend payment, no interest or sum in lieu of interest will accrue from such Dividend Due Date. Dividends on account of dividends in arrears for any past dividend period may be declared at any time and paid on any business day, without reference to any regular Dividend Due Date. The amount of dividends payable for the initial dividend period and any period shorter than a full annual dividend period will be computed on the basis of a 360-day year of twelve 30-day months. Dividends paid on shares of Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares will be allocated pro rata among all such shares at the time issued, outstanding and entitled to vote.

     So long as any shares of the Company's Preferred Stock are issued and outstanding and entitled to vote, the Company cannot pay dividends in cash, stock or other property on Class A Stock or Common Stock without the approval of the Board of Directors and of the holders of a majority of the Preferred Stock then issued, outstanding and entitled to vote. The Company presently anticipates that shares of Preferred Stock will be issued, outstanding and entitled to vote at all times up to the date the Class A Stock is converted to Common Stock. The Company anticipates that no dividends will ever be paid on Class A Stock. See "DIVIDENDS."

  Conversion of Preferred Stock

     Shares of Preferred Stock shall be converted into shares of Common Stock pursuant to a Discretionary Conversion, an Automatic Conversion or a Preliquidation Conversion upon the same terms and conditions (other than the number of shares of Common Stock issuable upon conversion of Preferred Stock) as Class A Stock. See "DESCRIPTION OF CAPITAL STOCK -- General -- Conversion of Class A Stock."

     Upon a Stock Conversion, each share of Preferred Stock shall convert into the number of fully paid and nonassessable shares of Common Stock equal to 0.0004446420631%, as adjusted from time to time as described below (such percentage, as adjusted, is referred to herein as, the "Preferred Conversion Percentage") of the number of shares of Common Stock issuable upon conversion of all outstanding Class A Stock and Preferred Stock (the "Fully Diluted Share Number"), in each case calculated immediately prior to the time the Preferred Stock is converted into Common Stock, but giving effect to any adjustments described below immediately after such time of conversion.

     For purposes of determining the Preferred Conversion Percentage, the Conversion Price will initially be equal to the quotient of (i) 49,900,000 (the "Stated Value") divided by (ii) 0.285142857142857 of the number of shares of Class A Stock issued and outstanding immediately after distribution of the shares of Class A Stock to the Eligible Subscribers entitled to the same and will be adjusted from time to time as described below. In case the Company issues shares of Common Stock at a price, or Rights (as defined herein), having an Exercise Price (as defined below) per share less than the Conversion Price on the date such shares or Rights are issued, the Conversion Price in effect at the opening of business on the day following the date on which such shares or Rights are issued shall be reduced by multiplying the Conversion Price on the date such shares or Rights are issued by a fraction (i) the numerator of which shall be
(A) the number of shares of Common Stock issuable upon conversion of all then outstanding Class A Stock and upon exercise of Rights outstanding immediately prior to the time at which such shares or Rights are issued plus (B) the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so issued, or the number of shares of Common Stock which the aggregate of the Exercise Price of such Rights so issued, would purchase at such Conversion Price and (ii) the denominator of which shall be the sum of (A) the number of shares of Common Stock issuable upon conversion of all then outstanding Class A Stock and upon exercise of Rights outstanding immediately prior to the time at which such shares or Rights are issued plus (B) the number of shares of Common Stock so issued or the number of shares of Common Stock issuable upon the exercise of such Rights so issued, such reduction to become effective immediately after the opening of business on the day following the date on which such shares or Rights are issued. "Exercise Price" of any Rights is the total amount received or receivable by the Company as consideration for the issue or sale of such Rights plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon exercise thereof. In case part or all of the subscription or purchase price for the Company's Common Stock shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the vote of the Board of Directors of the Company.

     Upon each such adjustment of the Conversion Price, the Preferred Conversion Percentage shall be adjusted so that the Preferred Conversion Percentage immediately after such adjustment shall be equal to (i) the product of (A) the Preferred Conversion Percentage immediately prior to such adjustment times (B) the Fully Diluted Share Number immediately prior to such adjustment times (C) the Adjustment Factor (as defined below) divided by (ii) the sum of (A) the number of shares of Common Stock issuable upon conversion of all outstanding Class A Stock plus (B) the quotient of (x) the aggregate Stated Value of all outstanding shares of Preferred Stock divided by (y) the Conversion Price, as so adjusted. As used herein, with respect to any adjustment, the "Adjustment Factor" shall be equal to the quotient of (i) the Conversion Price immediately prior to such adjustment divided by (ii) the Conversion Price immediately after such adjustment.

     Upon the issuance of any shares of Class A Stock after the distribution of shares of Class A Stock, the Conversion Price shall be adjusted so that the Conversion Price immediately after such adjustment shall be equal to the quotient of (i) the product of (A) 175,000,000 multiplied by (B) the Conversion Price immediately prior to such adjustment divided by (ii) the sum of (A) the product of (x) the number of shares of Class A Stock so issued multiplied by (y) the Conversion Price immediately prior to such adjustment plus (B) 175,000,000.

     No such adjustment in the Conversion Price (and, therefore, no adjustment in the number of shares of Common Stock issuable upon conversion of shares of Preferred Stock) shall be required unless such adjustment would require a change of at least one half of one percent (0.5%) in such price; provided, however, that any such adjustments which are not so required to be made shall be carried forward and taken into account in determining any subsequent adjustment. All calculations shall be made to the nearest one-hundredth of a cent.

     Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made (i) on account of the grant of any option pursuant to a stock option plan of the Company approved by the holders of a majority of the then issued and outstanding shares of Preferred Stock entitled to vote by written consent or at a meeting or (ii) on account of any shares of Common Stock or Rights as to which holders of Preferred Stock exercise their preemptive rights.

     Upon the repurchase or redemption of any Class A Stock by the Company, the Preferred Conversion Percentage as adjusted shall be further adjusted such that the adjusted Preferred Conversion Percentage shall be equal to the Preferred Conversion Percentage times the quotient of (i) Post-Adjustment Valuation (defined below) divided by (ii) Post-Adjustment Valuation less Class A Repurchases (defined below). As used herein, "Post-Adjustment Valuation" shall equal the sum of (i) $175,000,000 plus (ii) the number of shares of Preferred Stock issued and outstanding at time of such adjustment times $1,000. As used herein, "Class A Repurchases" shall be equal to the total cumulative dollar value of Class A Stock repurchased or redeemed by the Company as of the time of such adjustment.

  Redemption of Preferred Shares

     Each holder of Preferred Stock will have the option to require the Company to redeem for cash any or all of such holder's outstanding shares of Preferred Stock (i) after the effective date of a "Change in Control" (as defined below), provided, however, that a majority of the members of the Board of Directors shall have approved such Change in Control or (ii) on December 1, 2001 (a "Conversion Redemption"). If the effective date of a Change in Control or Conversion Redemption is also the effective date of a Stock Conversion, the holders of Preferred Stock, in lieu of such redemption, may at their option have their shares of Preferred Stock converted to Common Stock on the Redemption Date (described below). The holders of the Preferred Stock may exercise the right to have shares of Preferred Stock so redeemed by providing written notice to the Company no later than 15 days prior to the Redemption Date specifying the number of shares of Preferred Stock to be redeemed. The "Redemption Date" is (i) in the case of a Change in Control, the date established by the Board of Directors, which may be not less than thirty or more than sixty days after the effective date of the Change in Control, or (ii) in the case of the Conversion Redemption, December 1, 2001. The Company shall pay to each holder who has given such redemption notice an amount per share (in cash) equal to $1,250, or in the case of a Conversion Redemption, $900 per share, plus accrued and unpaid dividends to the Redemption Date. The Company will be required to notify the holders of the Preferred Stock in writing (i) of the occurrence of a Change in Control and the related Redemption Date within fifteen days after the effective date of a Change in Control and (ii) of a Conversion Redemption no later than November 1, 2001. A "Change in Control" will be deemed to have occurred at such time as any person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act other than the Company, any subsidiary of the Company or any employee benefit plan of the Company), is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of capital stock of the Company entitled to vote generally in the election of directors.

  Preemptive Rights

     First Registered Offering of Common Stock. Except for this distribution of Class A Stock to Eligible Subscribers, if the Company proposes to issue, grant or sell shares of Common Stock or Rights pursuant to the first offering of Common Stock which is registered under the Securities Act or any corresponding securities laws of any foreign jurisdiction (the "Foreign Laws"), the Company shall first give to each holder of the Preferred Stock a notice (i) setting forth the information required or permitted to be included therein by Rule 134 or other applicable provisions under the Securities Act or the Foreign Laws, and (ii) including the range of prices within which the Company anticipates offering such shares. Each holder of Preferred Stock shall have the preemptive right, exercisable by notice to the Company no later than fifteen days after receipt by such holder of the Company's notice, to purchase such holder's "Common Proportionate Share" (as defined below), or any portion thereof, of such shares or Rights for the same price and on the same terms as offered to the public purchasers of such Common Stock. A holder's "Common Proportionate Share" means the quotient which results when (i) the sum of (A) the number of shares of Common Stock then issuable upon conversion of all shares of both the Class A Stock and the Preferred Stock then held by such holder, plus
(B) the number of shares of Common Stock then held by such holder, is divided by
(ii) the sum of (A) the total number of shares of Common Stock issuable upon conversion of all shares of both the Class A Stock and the Preferred Stock issued, outstanding and entitled to vote, plus (B) the number of shares of Common Stock issued and outstanding at that time.


     Other Common Stock or Rights. If the Company proposes to issue, grant or sell shares of Common Stock or Rights to acquire Common Stock other than as described in the previous paragraph, the Company shall first give to each holder of the Preferred Stock a notice setting forth in reasonable detail the price and other terms on which such shares of Common Stock or Rights are proposed to be issued, granted or sold, and the amount thereof proposed to be issued, granted or sold. Each holder of Preferred Stock shall have the preemptive right, exercisable by notice to the Company no later than 30 days after receipt by such holder of the Company's notice, to purchase such holder's "Common Proportionate Share" (as defined above), or any portion thereof, of such shares of Common Stock or Rights for the same price and on the same terms as set forth in the Company's notice.


     Preferred Stock or Rights. If the Company proposes to issue, grant or sell shares of its Preferred Stock or Rights to acquire shares of its Preferred Stock, the Company shall first give to each holder of the Preferred Stock a notice setting forth in reasonable detail the price and other terms on which such shares of Preferred Stock or Rights are proposed to be issued, granted or sold, and the amount thereof proposed to be issued, granted or sold. Each holder of Preferred Stock shall have the preemptive right, exercisable by notice to the Company no later than 30 days after receipt by such holder of the Company's notice, to purchase such holder's "Preferred Proportionate Share" (as defined below), or any portion thereof, of such shares of Preferred Stock or Rights for the same price and on the same terms as set forth in the Company's notice. A holder's "Preferred Proportionate Share" means the quotient which results when the number of shares of Preferred Stock then held by such holder is divided by the total number of shares of Preferred Stock issued, outstanding and entitled to vote at that time.

     Preemptive Rights Inapplicable.  These preemptive rights will not apply to
(i) the grant of stock options or shares of the Company's stock issued pursuant to stock ownership, stock purchase or other similar plans approved by the Board of Directors of the Company, (ii) the issuance of shares of capital stock upon the exercise of any stock options granted pursuant to a plan described in (i) above, (iii) the issuance of shares of capital stock pursuant to any Rights as to the issuance, granting or sale of which the holders of Preferred Stock were previously extended preemptive rights in accordance with the Company's Articles of Incorporation, (iv) the issuance of any shares to effect any approved merger, consolidation or other acquisition of any business, division or assets, (v) the issuance of shares for consideration other than cash as a part of a transaction involving the purchase, leasing (as lessee) or licensing (as licensee) by the Company of goods, services, equipment or intellectual property rights that are to be used by the Company or its subsidiaries for bona fide operating purposes,
(iv) the issuance of shares of Class A Stock in accordance with the Plan of Conversion filed in connection with the Conversion and approved by the Georgia Department of Insurance or (vii) shares issued to holders of Class A Stock and Preferred Stock as a result of a Stock Conversion.

     Rights Defined. As used above, "Rights" means any options, warrants or rights exercisable for, or otherwise giving the holder thereof the right to acquire, or securities (other than Class A Stock and Preferred Stock) convertible into or exchangeable for, directly or indirectly, any capital stock or any other such options, warrants or rights or any instrument the value of which is measured by reference to the value of the shares of the Company's capital stock.

  Registration Rights

     If, at any time after a Registration Event (as defined below) occurs, the initial purchasers of the Preferred Stock (or their successors or assignees) holding or entitled to at least 45% of the then outstanding Common Stock issued or issuable upon conversion of such Preferred Stock propose to dispose of at least 20% of such Common Stock then outstanding, then such holders will have the right, on no more than two occasions, to cause the Company to use its best efforts to register such holder's shares of Common Stock under a registration statement filed with the Securities and Exchange Commission. In addition, such holders of Common Stock will, subject to certain exceptions and limitations, have the right to include their shares of Common Stock in a registration statement filed by the Company to register Common Stock for sale for its own account or for the account of any other person, other than in connection with the Company's first public offering of Common Stock. For purposes of the foregoing, "Registration Event" means the first occurrence of a Stock Conversion, except a Preliquidation Conversion.

  Transfer Restrictions

     Pursuant to the Shareholders' Agreement, holders of shares of Preferred Stock have agreed that during the term of the Shareholders' Agreement, such holders will not sell, transfer, give, encumber, pledge or otherwise dispose of any shares of Preferred Stock except (i) upon the death of such Preferred Shareholder, in which case such Preferred Stock may be transferred by such Preferred Shareholder's estate to an heir taking by law or pursuant to testamentary succession, (ii) by operation of law, (iii) as required by a final judicial decree, (iv) if a majority of the Continuing Directors have first approved such action, or (v) to an entity controlling, controlled by or subject to common control with such Preferred Shareholder, in each case for no consideration. No sale, transfer, gift, encumbrance, pledge or other disposition of any Preferred Stock shall be valid unless and until the proposed transferee shall have agreed in writing to be bound by the terms and conditions of the Shareholders' Agreement, in form and substance satisfactory to the Company.

COMMON STOCK

  Voting Rights

     Except for the rights of the holders of Preferred Stock and Blank Preferred Stock, and except as otherwise provided by the GBCC or the Articles of Incorporation of the Company, upon issuance of Common Stock, all rights to vote shall be vested in the holders of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

  Dividends

     Subject to the restrictions imposed by the terms of the Preferred Stock, dividends may be declared for distribution from time to time to the holders of shares of Common Stock at the discretion of the Board of Directors of the Company. See "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Dividends."

  Liquidation

     In the event no Class A Stock or Preferred Stock is issued and outstanding at the time of a liquidation, dissolution or winding up of the affairs of the Company, the entire assets of the Company available for distribution to stockholders will be distributed pro rata among the holders of the Common Stock then issued and outstanding. See "DESCRIPTION OF CAPITAL STOCK -- Class A
Stock -- Liquidation" and "DESCRIPTION OF CAPITAL STOCK -- Preferred
Stock -- Liquidation."

  Restrictions on Acquisition, Ownership and Voting of Securities

     Unless approved by two-thirds of the Continuing Directors, so long as Common Stock is issued and outstanding and no Preferred Stock is issued and outstanding: (i) no person, including all of such person's affiliates and associates, may, directly or indirectly, whether through merger, consolidation or otherwise, acquire or hold the beneficial ownership of more than the Permissible Ownership Amount (as defined below) of the outstanding shares of any class of equity securities of the Company; and (ii) that portion of shares of a class of equity securities of the Company the beneficial ownership of which is held or acquired by any person, including all of such person's affiliates and associates, which are in excess of the Permissible Voting Amount (as defined below) shall not be entitled to vote.

     The portion of any shares of a class of outstanding equity securities beneficial ownership of which is held or acquired by any person, including its affiliates and associates, which are in excess of the Permissible Ownership Amount shall be deemed to be "Excess Shares." If notwithstanding such prohibition, a person, including its affiliates and associates, becomes the owner (a "Purported Owner") of Excess Shares, then, among other things: (i) the Excess Shares of such Purported Owner shall, within twenty days following the discovery of the Purported Owner's ownership of the Excess Shares, be transferred to and held in an escrow account, or other similar arrangement, administered by an escrow agent (the "Escrow Agent") for the benefit of such Purported Owner and pursuant to which such Purported Owner does not have the right to vote the Excess Shares; (ii) subject to all applicable securities and other laws, within 90 days following the placement of the Excess Shares with the Escrow Agent (the "Sales Period"), the Escrow Agent shall use its reasonable best efforts to sell, or cause to be sold, the Excess Shares at the highest available price and in a commercially reasonable manner; provided, however, that if such a sale cannot take place within the Sales Period due to restrictions imposed by any applicable securities, stock exchange or other laws, rules, regulations or orders, such Sales Period shall be automatically extended until 90 days following the expiration of all such restrictions; and (iii) cash dividends, distributions, property, sales and other proceeds received by the Escrow Agent with respect to such Excess Shares shall be distributed to the Purported Owner promptly upon the Escrow Agent's receipt thereof, less the Escrow Agent's reasonable fee.

     "Permissible Ownership Amount" means 20% of the total shares of Common Stock outstanding at the time such term is applied; provided, however, that the Permissible Ownership Amount then in effect shall be increased to greater than 20% under either or both of the following circumstances: (i) if a majority of the Continuing Directors shall determine in their reasonable judgment that setting the Permissible Ownership Amount then in effect at a percentage greater than the Permissible Ownership Amount then in effect does not have the effect of causing the Company to lose its licenses from the BCBSA (i.e., the Blue Cross and Blue Shield Association) or causing a Terminating Event under the License Addendum between the Company and the BCBSA as constituted from time to time (the "License Addendum"), then the Board of Directors shall have the right to change, and shall change, the Permissible Ownership Amount then in effect to such greater amount; and (ii) if the references to 20% in Section 2.1 in the License Addendum between the Company and the BCBSA shall be changed to a percentage higher than the Permissible Ownership Amount then in effect, then the Permissible Ownership Amount then in effect shall automatically change to that new percentage.

     "Permissible Voting Amount" means 5% of the total shares of Common Stock outstanding at the time this term is applied; provided, however that the Permissible Voting Amount then in effect shall be increased to greater than 5% under either or both of the following circumstances: (i) if a majority of the Continuing Directors shall determine in their reasonable judgment that setting the Permissible Voting Amount then in effect at a percentage greater than the Permissible Voting Amount then in effect does not have the effect of causing the Company to lose its licenses from the BCBSA or causing a Terminating Event under the License Addendum, then the Board of Directors shall have the right to change, and shall change, the Permissible Voting Amount then in effect to such greater amount; and (ii) if the references to 5% in Section 2.1 in the License Addendum between the Company and the BCBSA shall be changed to a percentage higher than the Permissible Voting Amount then in effect, then the Permissible Voting Amount then in effect shall automatically change to that new percentage.

ADDITIONAL ANTI-TAKEOVER PROTECTION

     In addition to the protections described above, the Company's Bylaws contain provisions that are designed to encourage persons who might attempt to acquire control of the Company to negotiate with the Board of Directors and to make it more difficult for such a person to complete an acquisition transaction that is not approved in advance by the Board of Directors as being in the best interests of the Company and its shareholders. In this way, the Board of Directors' ability to negotiate on behalf of the Company and its shareholders with regard to the proposed acquisition is maximized. Additionally, the Articles of Incorporation provide for the classification of the Company's Board of Directors into three classes with one being elected each year and the members of each class serving three year terms. Such provisions discourage and make more difficult a change in control of the Company or the removal of incumbent management, even if favorable to the Company's shareholders.

BLANK PREFERRED STOCK

     In its Articles of Incorporation, the Company has authorized 100,000,000 shares of Blank Preferred Stock. None of such shares has been issued. The Articles provide that the Board of Directors may from time to time issue such shares in such series or classes with such terms, preferences and other provisions as the Board shall determine, provided that such issuance is approved by a majority of the holders of the Preferred Stock then issued, outstanding and entitled to vote.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     As permitted by the GBCC, the Company's Articles of Incorporation contain provisions that eliminate the personal liability of Directors for monetary damages to the Company or its shareholders for breach of their fiduciary duties as directors, except to the extent such elimination of liability is prohibited by the GBCC. In accordance with the GBCC, these provisions do not limit the liability of any Director (i) for any appropriation of a business opportunity of the Company in violation of the Director's duty; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for any dividend payment, stock repurchase, stock redemption or distribution in liquidation that is prohibited under Georgia law; or (iv) for any transaction from which the Director derived an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a Director's fiduciary duty.

     The Company's Articles of Incorporation also provide for indemnification of Directors against expenses and liability (including amounts paid in settlement) arising out of third-party proceedings as well as proceedings brought by or in the right of the Company, provided only that the liability has not been incurred in a proceeding in which the Director is adjudged liable to the Company, or is subjected to injunctive relief in favor of the Company, (i) for any appropriation, in violation of the Director's duties, of any business opportunity of the Company; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability involving unlawful distributions to shareholders of the Company; or (iv) for any transaction in which the Director received an improper personal benefit.

     The purpose of these provisions is to assist the Company in retaining qualified individuals to serve as Directors by limiting their exposure to personal liability for serving as such. The Company has applied for directors and officers liability insurance and expects to maintain coverages which are usual for companies of similar size and in similar circumstances in its industry.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Class A Stock offered hereby will be passed upon for the Company by Long, Aldridge & Norman, LLP, Atlanta, Georgia.

                                    EXPERTS


     The consolidated financial statements of Blue Cross and Blue Shield of Georgia, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 and the balance sheet of Cerulean Companies, Inc. as of February 2, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Class A Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. The Registration Statement and the exhibits and schedules thereto can be inspected and copied at the public reference facilities and regional offices of the Commission referred to below.

     As a result of the offering of the Class A Stock, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports and other information with the Commission. The Registration Statement and such reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60621. Copies of such materials can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and notes thereto, together with an opinion thereon expressed by an independent accounting firm.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company was organized on February 2, 1996 for the purpose of acting as a holding company for Georgia Blue and its subsidiaries and to engage in certain other health care related activities and therefore has no results of operations prior to that time. As a result, the Consolidated Financial Statements contained herein are the Consolidated Financial Statements of Georgia Blue. See "SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA -- Selected Pro Forma Financial Information of the Company."



                                                                                       PAGE
                                                                                      NUMBER
                                                                                      ------
BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.
  Report of Independent Auditors....................................................    F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995......................    F-3
  Consolidated Statements of Income for the years ended December 31, 1993, 1994 and
     1995...........................................................................    F-4
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
     and 1995.......................................................................    F-5
  Notes to Consolidated Financial Statements........................................    F-6
CERULEAN COMPANIES, INC.
  Report of Independent Auditors....................................................   F-20
  Balance Sheet as of February 2, 1996..............................................   F-21
  Notes to Balance Sheet............................................................   F-22

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors


Blue Cross and Blue Shield of Georgia, Inc.



We have audited the accompanying consolidated balance sheets of Blue Cross and Blue Shield of Georgia, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, surplus and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Blue Cross and Blue Shield of Georgia, Inc. and subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



As discussed in Notes 7, 2, and 11 to the financial statements, in 1993, 1994 and 1995 the Company changed its method of accounting for income taxes, investments in debt and equity securities and post retirement benefits other than pensions, respectively.



                                          ERNST & YOUNG LLP



Atlanta, Georgia


February 7, 1996

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



                          CONSOLIDATED BALANCE SHEETS



                                                                            DECEMBER 31
                                                                    ---------------------------
                                                                        1994           1995
                                                                    ------------   ------------
ASSETS
Investments (Note 3):
  Fixed maturities:
     Available-for-sale, at fair value (amortized cost:
      $119,942,417; $126,115,087)                                   $114,947,239   $131,055,098
     Held-to-maturity, at amortized cost (fair value: $13,361,809;
      $-0-)                                                           13,366,533              -
  Equity securities, at fair value (cost: $42,309,265;
     $39,657,474)                                                     46,642,536     42,729,087
  Short-term investments, at fair value (cost: $1,535,000;
     $932,958)                                                         1,535,000        905,383
                                                                    ------------   ------------
Total investments                                                    176,491,308    174,689,568
Cash and cash equivalents                                             25,484,560     49,304,688
Reimbursable portion of estimated benefit liabilities                 99,261,300    102,132,300
Accounts receivable (Note 4)                                          30,213,582     36,063,899
FEP assets held by agent                                              30,709,084     12,137,107
Property and equipment (Note 5)                                       32,386,518     33,952,436
Other assets                                                          12,477,090      8,798,587
                                                                    ------------   ------------
Total assets                                                        $407,023,442   $417,078,585
                                                                     ===========    ===========
LIABILITIES AND SURPLUS
Liabilities:
  Estimated benefit liabilities (Note 8)                            $167,895,476   $175,846,250
  Unearned premiums                                                    5,039,667      7,289,126
  FEP stabilization reserve                                           30,709,084     12,137,107
  Accounts payable and accrued expenses                               20,416,622     16,635,534
  Payables to other plans                                              3,875,957      2,442,748
  Other liabilities                                                   28,416,273     27,688,394
  Note payable (Note 6)                                                2,000,000      2,000,000
                                                                    ------------   ------------
Total liabilities                                                    258,353,079    244,039,159
Surplus                                                              148,670,363    173,039,426
                                                                    ------------   ------------
Total liabilities and surplus                                       $407,023,442   $417,078,585
                                                                     ===========    ===========



See accompanying notes.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



                       CONSOLIDATED STATEMENTS OF INCOME



                                                                YEAR ENDED DECEMBER 31
                                                    ----------------------------------------------
                                                        1993            1994             1995
                                                    ------------   --------------   --------------
Revenues (Note 2):
  Premiums                                          $939,670,647   $1,038,397,310   $1,159,475,955
  Investment and other income                          8,524,434        9,462,343       11,980,241
  Realized gains                                       4,657,562        2,512,078       15,265,396
                                                    ------------   --------------   --------------
Total revenues                                       952,852,643    1,050,371,731    1,186,721,592
Benefits expense (Note 8)                            832,907,684      914,277,412    1,039,095,566
Operating expenses, net of expense reimbursements
  of $46,930,981 in 1993, $55,028,004 in 1994, and
  $68,986,042 in 1995 (Note 9)                        89,283,634      111,012,554      126,076,519
                                                    ------------   --------------   --------------
Operating income                                      30,661,325       25,081,765       21,549,507
Loss on building repurchase (Note 13)                 (7,566,171)               -                -
                                                    ------------   --------------   --------------
Income before income taxes, minority interest and
  cumulative effect of a change in accounting
  principle                                           23,095,154       25,081,765       21,549,507
Income taxes (Note 7)                                  4,796,000        5,621,000        3,857,000
Minority interest                                              -                -         (282,061)
                                                    ------------   --------------   --------------
Income before cumulative effect of a change in
  accounting principle                                18,299,254       19,460,765       17,410,446
Cumulative effect on prior years (to January 1,
  1993) of changing to a different method of
  accounting for income taxes (Note 7)                 5,449,000                -                -
                                                    ------------   --------------   --------------
Net income                                          $ 23,748,154   $   19,460,765   $   17,410,446
                                                     ===========    =============    =============



                       CONSOLIDATED STATEMENTS OF SURPLUS



                                                                 YEAR ENDED DECEMBER 31
                                                       ------------------------------------------
                                                           1993           1994           1995
                                                       ------------   ------------   ------------
Surplus at beginning of year                           $105,990,686   $129,738,840   $148,670,363
Net income                                               23,748,154     19,460,765     17,410,446
Unrealized appreciation (depreciation) of
  available-for-sale securities, net of income tax
  benefit of $132,665 in 1994 and income taxes of
  $1,692,063 in 1995                                             --       (529,242)     6,958,617
                                                       ------------   ------------   ------------
Surplus at end of year                                 $129,738,840   $148,670,363   $173,039,426
                                                        ===========    ===========    ===========



See accompanying notes.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                               YEAR ENDED DECEMBER 31
                                                    ---------------------------------------------
                                                        1993            1994            1995
                                                    -------------   -------------   -------------
OPERATING ACTIVITIES
Net income                                          $  23,748,154   $  19,460,765   $  17,410,446
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Items that did not use cash:
  Depreciation                                          4,666,807       6,207,710       8,451,468
  Building write-down                                     700,000               -               -
  Amortization                                            602,713         652,741         424,299
  Provision for uncollectible receivables                 263,524         282,268         659,361
  Gain on sale of investments                          (4,657,562)     (2,512,078)    (15,265,396)
  Loss (gain) on sale of property and equipment           (81,516)        404,265          33,183
  Decrease (increase) in certain assets:
  Accounts receivable                                   2,389,287      (6,770,727)     (9,380,679)
  Other assets                                         (2,156,754)     (5,802,463)      1,991,162
  Increase (decrease) in certain liabilities:
  Estimated benefit liabilities                        (7,410,225)     14,015,702       7,950,774
  Unearned premiums                                    (1,232,666)     (1,182,457)      2,249,459
  Accounts payable and accrued expenses                 4,996,311         981,118      (3,781,088)
  Payables to other plans                                (907,936)       (643,822)     (1,433,209)
  Other liabilities                                     8,201,385      10,287,409        (727,878)
                                                    -------------   -------------   -------------
Net cash provided by operating activities              29,121,522      35,380,431       8,581,902
INVESTING ACTIVITIES
Investments purchased                                (137,382,293)              -               -
Investments sold or matured                           109,188,401               -               -
Investments available-for-sale:
  Investments purchased                                         -    (106,836,313)   (197,281,258)
  Investments sold or matured                                          97,473,024     210,596,136
Investments held-to-maturity:
  Investments purchased                                         -     (17,020,558)       (149,844)
  Investments matured                                           -       6,691,372      12,123,761
Proceeds from sale of building                                  -       4,200,000               -
Property and equipment purchased                       (9,427,267)    (14,794,935)    (10,068,720)
Property and equipment sold                               890,047         542,460          18,151
                                                    -------------   -------------   -------------
Net cash provided by (used in) investing
  activities                                          (36,731,112)    (29,744,950)     15,238,226
FINANCING ACTIVITIES
Proceeds from note payable                                      -       2,000,000               -
                                                    -------------   -------------   -------------
Net cash provided by financing activities                       -       2,000,000               -
                                                    -------------   -------------   -------------
Net increase (decrease) in cash and cash
  equivalents                                          (7,609,590)      7,635,481      23,820,128
Cash and cash equivalents at beginning of year         25,458,669      17,849,079      25,484,560
                                                     ============    ============    ============
Cash and cash equivalents at end of year            $  17,849,079   $  25,484,560   $  49,304,688
                                                     ============    ============    ============



See accompanying notes.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                               DECEMBER 31, 1995



1. ORGANIZATION



At December 31, 1995, Blue Cross and Blue Shield of Georgia, Inc. (the "Company") operated as a not-for-profit corporation under Georgia law. House Bill 699 passed during the 1995 session of the Georgia General Assembly permitted the Company to pursue a change to for-profit status subject to a plan of conversion approved by the Georgia Commissioner of Insurance. On February 2, 1996, the Company converted from a not-for-profit corporation to a for-profit corporation and became a wholly owned subsidiary of Cerulean Companies, Inc. ("Cerulean") pursuant to a Plan of Conversion approved by the Georgia Commissioner of Insurance on December 27, 1995. Cerulean is a newly formed Georgia corporation organized for the purpose of acting as the holding company for the Company. In connection with the conversion, Cerulean issued 49,900 shares of Class B Convertible Preferred Stock ("Preferred Stock") to raise $49.9 million in capital. In addition, pursuant to the plan of conversion, Cerulean will distribute Class A Convertible Common Stock ("Class A Stock") to more than 160,000 estimated subscribers of the Company as of September 1, 1995, the record date, who remain subscribers at the time of the issuance of Class A Stock. The distribution of the shares of Class A Stock will follow an effective registration of those securities with the Securities and Exchange Commission. The net proceeds to Cerulean from the sale of the Preferred Stock totaled approximately $46.1 million after deducting estimated offering expenses. Cerulean currently intends to use the proceeds for general corporate purposes, which may include strategic information systems development, medical access point development, medical service organization and other strategic acquisitions.



The Company and its subsidiaries operate principally in the health and life insurance business and offer a comprehensive array of insurance products, including managed care products and services offered through a health maintenance organization ("HMO"), preferred provider organization ("PPO"), and a point of service network plan ("POS"), traditional comprehensive indemnity health coverage to employer groups and individuals, administrative services and cost containment programs for self-funded employers and group life insurance products.



2. SIGNIFICANT ACCOUNTING POLICIES



BASIS OF PRESENTATION



The accompanying consolidated financial statements of the Company and its majority-owned subsidiaries have been prepared in conformity with generally accepted accounting principles ("GAAP") and require the use of management's estimates. As to the Company's managed care, health and life insurance operations, GAAP varies in some respects from statutory accounting practices permitted or prescribed by insurance regulatory authorities. The Company, its health maintenance organization and its life insurance subsidiary are subject to regulation by the Georgia Insurance Department including minimum capital and surplus requirements and restrictions on payment of dividends.



PRINCIPLES OF CONSOLIDATION



The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned health maintenance and life insurance subsidiaries, a non-insurance subsidiary and community health partnership network joint ventures ("CHPNs") in which the Company has a majority interest. All significant intercompany transactions and balances have been eliminated in consolidation.



INVESTMENTS



In 1993, the Financial Accounting Standards Board ("FASB") issued Statement 115, Accounting for Certain Investments in Debt and Equity Securities. Statement 115 requires that fixed maturity securities are to be classified as either "held-to-maturity", "available-for-sale", or "trading". The Company adopted State-

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


ment 115 as of January 1, 1994, with no effect on net income and a $7,589,000 increase in surplus (net of deferred taxes of $1,897,000).



Management determines the appropriate classification of its fixed maturity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold them to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization as well as interest earned is included in investment income.



Fixed maturity and equity securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of surplus. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest earned is included in investment income. The cost of securities sold is based on the specific identification method. At December 31, 1995, the Company classified all of its fixed maturity and equity securities as available-for-sale. The Company's investment portfolio is not significantly concentrated in any particular industry or geographic region.



CASH AND CASH EQUIVALENTS



Cash equivalents are liquid, short-term investments with maturities of three months or less at the time of purchase and are combined with cash account balances. These investments are stated at cost, which approximates fair value.



PROPERTY AND EQUIPMENT



Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which are 40 years for building and building improvements, 7 years for furniture and equipment and 5 years for autos.



ESTIMATED BENEFIT LIABILITIES



The Company provides for claims reported but unpaid and for claims incurred but unreported and the cost of adjudicating claims based primarily on past experience, membership demographics, claims run-off patterns and other current medical trend information, using accepted actuarial methods. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the year of determination. Portions of the Company's estimated benefit liabilities are reimbursable due to the nature of certain self-funded and rate stabilization reserve programs. Offsetting receivables have been recorded in the balance sheet.



PREMIUM REVENUES



Premiums are generally billed to subscribers in advance of coverage. Income is recognized ratably over the related period of coverage. Unearned premiums, which represents the portion of premiums that will be earned in future periods, is reflected as a liability in the balance sheet.



Premium income (or the equivalent) and any related administrative fees from cost-plus business, including dues from the FEP program and certain national groups, are recognized at the time the related claims are incurred.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


RATE STABILIZATION RESERVES



The Company has entered into agreements with certain groups whose subscription fees are based on experience rating. On each group's anniversary date, the gain or loss resulting from its experience is determined.



Accumulated net gains which represent the accumulated excess of subscription income over claims incurred and retention for administrative expenses are recorded as a rate stabilization reserve liability. Under the terms of these agreements, groups may utilize these excess funds to reduce prospective rates, leave the excess funds on deposit with the Company or receive a refund. The accumulated excess of claims incurred and retention for administrative expenses over subscription income is generally expensed by the Company. However, in a few shared risk arrangements, net losses are recorded as receivables to the extent they are recoverable from the respective groups.



NATIONAL ACCOUNTS



The Company participates in the underwriting of certain national (multiple-plan) groups. Claims paid plus certain administrative expenses are reimbursed by a control plan. The Company's share of underwriting gains or losses on these national groups is recognized when settlements are rendered by the control plan, which is typically between 6 and 18 months after the expiration of the contract period.



FEDERAL EMPLOYEE PROGRAM



The Company and other Blue Cross and Blue Shield plans participate in the Federal Employee Program (FEP) which underwrites a voluntary health insurance contract for employees (and their dependents) of the federal government. The Blue Cross and Blue Shield Association has been designated as the contract agent. A premium stabilization reserve liability (FEP stabilization reserve) and an offsetting asset (FEP assets held by agent) have been recorded in the balance sheet, and subscription income, investment income and operating expenses, including FEP operations center expenses, have been recorded in the statement of income to recognize the Company's portion of the FEP's results.



RISKS AND UNCERTAINTIES



The Company primarily conducts business in the State of Georgia, and a significant portion of its customer base is concentrated with companies that are located in the metropolitan Atlanta area. As a percentage of premium revenues, the Company's largest customer represented 24% of premium revenues in 1993 and 1994 and 23% in 1995; and the second largest customer represented 12% and 11% of premium revenues in 1994 and 1995, respectively.


Results of operations are directly affected by premium rate adequacy which depends on pricing and underwriting decisions, the level of membership serviced by the Company's physician, hospital, pharmacy and other networks (and since January 1995, by the Company's CHPNs), estimates of medical benefits, health care utilization, estimates of health care cost trends, effective administration of benefit payments, operating efficiencies, investment returns and federal and state laws and regulations.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to conform to the current year presentation.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



3. INVESTMENTS



Investments at December 31, 1994 and December 31, 1995 are as follows:



                                                          DECEMBER 31, 1994
                                                    AVAILABLE-FOR-SALE SECURITIES
                                ---------------------------------------------------------------------
                                  COST OR        GROSS         GROSS
                                 AMORTIZED     UNREALIZED   UNREALIZED        FAIR         CARRYING
                                    COST         GAINS        LOSSES         VALUE          VALUE
                                ------------   ----------   -----------   ------------   ------------
Fixed Maturities:
U.S. Treasury securities and
  obligations of U. S.
  government agencies           $ 99,102,329   $   93,318   $(3,890,600)  $ 95,305,047   $ 95,305,047
Foreign governments                1,007,744            -      (103,544)       904,200        904,200
Corporate securities              19,832,344       49,077    (1,143,429)    18,737,992     18,737,992
                                ------------   ----------   -----------   ------------   ------------
Total fixed maturities           119,942,417      142,395    (5,137,573)   114,947,239    114,947,239
Equity Securities:
Preferred stocks                   1,000,000            -             -      1,000,000      1,000,000
Common stocks                     41,309,265    6,477,894    (2,144,623)    45,642,536     45,642,536
                                ------------   ----------   -----------   ------------   ------------
Total equity securities           42,309,265    6,477,894    (2,144,623)    46,642,536     46,642,536
                                ------------   ----------   -----------   ------------   ------------
Total available-for-sale
  securities                    $162,251,682   $6,620,289   $(7,282,196)  $161,589,775   $161,589,775
                                 ===========    =========    ==========    ===========    ===========



                                                           DECEMBER 31, 1994
                                                      HELD-TO-MATURITY SECURITIES
                                   -----------------------------------------------------------------
                                     COST OR       GROSS        GROSS
                                    AMORTIZED    UNREALIZED   UNREALIZED      FAIR        CARRYING
                                      COST         GAINS        LOSSES        VALUE         VALUE
                                   -----------   ----------   ----------   -----------   -----------
Fixed Maturities:
U.S. Treasury securities and
  obligations of U. S. government
  agencies                         $11,591,113     $    -      $ (4,724)   $11,586,389   $11,591,113
Corporate securities                 1,775,420          -             -      1,775,420     1,775,420
                                   -----------   ----------   ----------   -----------   -----------
Total fixed maturities              13,366,533          -        (4,724)    13,361,809    13,366,533
Short-term investments               1,535,000          -             -      1,535,000     1,535,000
                                   -----------   ----------   ----------   -----------   -----------
Total held-to-maturity securities  $14,901,533     $    -      $ (4,724)   $14,896,809   $14,901,533
                                    ==========   ==========   ==========    ==========    ==========

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



3. INVESTMENTS (CONTINUED)



                                                       DECEMBER 31, 1995
                                                 AVAILABLE-FOR-SALE SECURITIES
                            ------------------------------------------------------------------------
                              COST OR         GROSS         GROSS
                             AMORTIZED      UNREALIZED    UNREALIZED        FAIR          CARRYING
                                COST          GAINS         LOSSES         VALUE        VALUE ------
                            ------------    ----------    ----------    ------------
Fixed Maturities:
U.S. Treasury securities
  and obligations of U. S.
  government agencies       $105,204,549    $4,419,820    $ (59,147 )   $109,565,222    $109,565,222
Corporate securities          20,910,538      641,086       (61,748 )     21,489,876      21,489,876
                            ------------    ----------    ----------    ------------    ------------
Total fixed maturities       126,115,087    5,060,906      (120,895 )    131,055,098     131,055,098
Equity Securities:
Preferred stocks               1,000,000            -             -        1,000,000       1,000,000
Common stocks                 38,657,474    3,824,858      (753,245 )     41,729,087      41,729,087
                            ------------    ----------    ----------    ------------    ------------
Total equity securities       39,657,474    3,824,858      (753,245 )     42,729,087      42,729,087
Short-term investments           932,958            -       (27,575 )        905,383         905,383
                            ------------    ----------    ----------    ------------    ------------
Total available-for-sale
  securities                $166,705,519    $8,885,764    $(901,715 )   $174,689,568    $174,689,568
                             ===========    ==========    ==========     ===========     ===========



Fair values for fixed maturities and short-term investments are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair values for common stocks are based on quoted market prices.



Substantially, all of the Company's investments in equity securities at December 31, 1994 and 1995 are comprised of stocks in industrial companies.



The amortized cost and fair values of fixed maturities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                       DECEMBER 31, 1995
                                                                 AVAILABLE-FOR-SALE SECURITIES
                                                                -------------------------------
                                                                 AMORTIZED             FAIR
                                                                    COST              VALUE
                                                                ------------       ------------
Due in one year or less                                         $  7,600,238       $  7,716,239
Due after one year through five years                             62,144,021         63,665,990
Due after five years through ten years                            50,135,697         53,342,559
Due after ten years                                                6,235,131          6,330,310
                                                                ------------       ------------
Total fixed maturity securities                                 $126,115,087       $131,055,098
                                                                 ===========        ===========



Bonds, certificates of deposit and money market funds carried at a value of $710,000 and $802,000 were on deposit with insurance regulatory authorities at December 31, 1994 and 1995, respectively, in accordance with statutory requirements.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



3. INVESTMENTS (CONTINUED)


Investment and other income for the years ended December 31, 1993, 1994 and 1995 is summarized as follows:



                                                          1993           1994            1995
                                                       ----------     -----------     -----------
Fixed maturities                                       $6,567,460     $ 7,253,006     $ 8,231,507
Equity securities                                       1,074,195       1,118,939       1,711,034
Short-term investments and cash equivalents             1,370,029       2,203,227       1,827,176
                                                       ----------     -----------     -----------
Interest and dividend income                            9,011,684      10,575,172      11,769,717
Less investment expenses                                 (855,284)       (667,694)       (785,327)
                                                       ----------     -----------     -----------
Net investment income                                   8,156,400       9,907,478      10,984,390
Other income (loss)                                       368,034        (445,135)        995,851
                                                       ----------     -----------     -----------
Investment and other income                            $8,524,434     $ 9,462,343     $11,980,241
                                                        =========      ==========      ==========



The other income (loss) amount for the year ended December 31, 1995 includes the receipt of $2 million related to the settlement of a lease dispute. Some terms in the Company's primary lease for its headquarters building were modified to the benefit of the landlord and the Company was paid for giving up its rights to those terms.



Realized and unrealized investment gains and losses for the years ended December 31, 1993, 1994 and 1995 were as follows:



                                                         1993            1994            1995
                                                      ----------     ------------     -----------
Realized gains:
  Fixed maturities                                    $2,586,685     $    342,379     $ 1,487,683
  Equity securities                                    2,610,471        3,644,722      15,406,816
                                                      ----------     ------------     -----------
Total gains                                            5,197,156        3,987,101      16,894,499
Realized losses:
  Fixed maturities                                       (22,173)        (406,314)       (529,914)
  Equity securities                                     (517,421)      (1,068,709)     (1,099,189)
                                                      ----------     ------------     -----------
Total losses                                            (539,594)      (1,475,023)     (1,629,103)
                                                      ----------     ------------     -----------
Net realized investment gains                          4,657,562        2,512,078      15,265,396
Changes in unrealized gains (losses):
  Fixed maturities                                       494,838       (9,065,045)      9,939,912
  Equity securities                                      120,394       (2,045,746)     (1,261,656)
Short-term investments                                         -                -         (27,576)
                                                      ----------     ------------     -----------
Net unrealized gains (losses)                            615,232      (11,110,791)      8,650,680
                                                      ----------     ------------     -----------
Total realized and unrealized gains (losses)          $5,272,794     $ (8,598,713)    $23,916,076
                                                       =========      ===========      ==========

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.

4. ACCOUNTS RECEIVABLE



Accounts receivable consists of the following:



                                                                           DECEMBER 31
                                                                  -----------------------------
                                                                     1994              1995
                                                                  -----------       -----------
Groups and subscribers                                            $17,217,949       $20,902,147
Other Blue Cross and Blue Shield plans                              4,170,282         5,270,938
Federal Employee Program                                            1,539,271         1,541,541
Inter-Plan Bank                                                       555,885           427,718
Other                                                               8,595,309        10,446,030
Less: Allowance for doubtful accounts                              (1,865,114)       (2,524,475)
                                                                  -----------       -----------
                                                                  $30,213,582       $36,063,899
                                                                   ==========        ==========



5. PROPERTY AND EQUIPMENT



Property and equipment consists of the following:



                                                                          DECEMBER 31
                                                                -------------------------------
                                                                    1994               1995
                                                                ------------       ------------
Land                                                            $  1,131,528       $  1,131,528
Building & improvements                                           11,857,657         12,824,077
Furniture & equipment                                             52,338,689         60,667,142
                                                                ------------       ------------
                                                                  65,327,874         74,622,747
Less accumulated depreciation                                    (32,941,356)       (40,670,311)
                                                                ------------       ------------
                                                                $ 32,386,518       $ 33,952,436
                                                                 ===========        ===========



Depreciation expense was $4,666,807, $6,207,710 and $8,451,468 for 1993, 1994
and 1995, respectively, including $386,670 in 1993, $418,813 in 1994 and $746,113 in 1995 for building improvements.



6. LINES OF CREDIT



The Company has available a $5,500,000 line of credit with a bank to finance its working capital needs. Interest accrues on amounts advanced at the prime rate. There were no borrowings on this line of credit in 1993, 1994 or 1995.


In 1994, the Company entered into a revolving credit loan agreement with a group of banks to finance its community health partnership networks and other related costs. Under terms of the agreement, the Company can borrow up to $25,000,000. Interest accrues on amounts advanced at a variable rate tied to the LIBOR rate. Borrowings outstanding under the revolving credit loan agreement totaled $2,000,000 at December 31, 1994 and 1995. The weighted average interest rate on amounts outstanding for 1994 and 1995 was 6% and 6.8%, respectively.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



7. INCOME TAXES



Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, Accounting for Income Taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the deferred tax asset, which is included in other assets in the balance sheet, are as follows:



                                                                          DECEMBER 31
                                                                -------------------------------
                                                                    1994               1995
                                                                ------------       ------------
Deferred tax asset:
  Regular tax operating loss carryforwards                      $ 25,017,000       $ 22,737,000
  Other temporary differences                                      6,812,000          6,259,000
  Alternative minimum tax credit                                   1,005,000          3,107,000
  Unrealized investment losses                                       132,665                  -
                                                                ------------       ------------
  Total deferred tax asset                                        32,966,665         32,103,000
  Valuation allowance for deferred tax asset                     (30,573,000)       (29,805,000)
                                                                ------------       ------------
  Deferred tax asset, net of valuation allowance
Deferred tax liability:                                            2,393,665          2,298,000
  Unrealized investment gains                                              -          1,692,063
                                                                ------------       ------------
  Total deferred tax liability                                             -          1,692,063
                                                                 ===========        ===========
Net deferred tax asset                                          $  2,393,665       $    605,937
                                                                 ===========        ===========



The other temporary differences consist principally of differences between tax and generally accepted accounting principles related to estimated benefit liabilities and accounting accruals.



At December 31, 1995, the Company has net operating loss carryforwards of $64,962,000 for regular income tax purposes that expire in the years 2001 through 2003. No benefit for these carryforwards has been recognized in the financial statements. The Company pays federal income taxes under the alternative minimum tax system because of a special deduction under the regular tax system available to certain Blue Cross and Blue Shield plans under Section 833(b) of the Internal Revenue Code. The Company expects to be taxed under the alternative minimum tax system into the foreseeable future and therefore the regular tax net operating loss carryforwards and other temporary differences will most likely not be utilized. For financial reporting purposes, a valuation allowance has been recorded to reduce the deferred tax assets to the amount expected to be realized.



The significant components of the provision for income taxes are as follows:



                                                                YEAR ENDED DECEMBER 31
                                                     --------------------------------------------
                                                        1993             1994             1995
                                                     ----------       ----------       ----------
Current tax expense                                  $1,429,000       $5,793,000       $3,895,000
Utilization of alternative minimum tax net
  operating loss carryforwards                        4,120,000                -                -
Deferred tax benefit from other temporary
  differences                                          (753,000)        (172,000)         (38,000)
                                                     ----------       ----------       ----------
Total tax expense                                    $4,796,000       $5,621,000       $3,857,000
                                                      =========        =========        =========

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



7. INCOME TAXES (CONTINUED)


Reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:



                                                                   YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                              1993          1994          1995
                                                              -----         -----         -----
Statutory federal income tax rate                              35.0%         35.0%         35.0%
Increases (reductions) in tax rate resulting from:
  Alternative minimum tax                                     (15.0)%       (15.0)%       (15.0)%
  Utilization of alternative minimum tax
     net operating loss carryforwards                           1.3             -             -
Other                                                          (0.5)%         2.4%         (2.1)%
                                                              -----         -----         -----
Effective tax rate                                             20.8%         22.4%         17.9%
                                                              =====         =====         =====



The Company and its wholly-owned subsidiaries file a consolidated federal income tax return. Income tax expense in 1993, 1994 and 1995 consisted primarily of federal alternative minimum tax. Federal income taxes paid during 1993, 1994 and 1995 were $834,000, $4,800,000 and $3,300,000, respectively.



8. ESTIMATED BENEFIT LIABILITIES



The following table provides a reconciliation of the beginning and ending estimated benefit liabilities including claims adjudication expenses, net of reimbursable reserves and life reserves, for 1993, 1994 and 1995:



                                                             YEAR ENDED DECEMBER 31
                                               --------------------------------------------------
                                                   1993               1994               1995
                                               ------------       ------------       ------------
Balance at January 1                           $161,289,999       $153,879,774       $167,895,476
Less: Reimbursable reserves and life reserves   105,357,244         98,196,291        105,931,261
                                               ------------       ------------       ------------
Net balance at January 1                         55,932,755         55,683,483         61,964,215
Plus incurred related to:
  Current year                                  273,726,010        283,484,304        340,152,289
  Prior year                                     (7,660,336)        (5,027,504)         4,669,051
                                               ------------       ------------       ------------
  Total incurred                                266,065,674        278,456,800        344,821,340
Less paid related to:
  Current year                                  219,728,708        219,754,710        276,661,685
  Prior year                                     46,586,238         52,421,358         62,881,094
                                               ------------       ------------       ------------
  Total paid                                    266,314,946        272,176,068        339,472,779
                                               ------------       ------------       ------------
Net balance at December 31                       55,683,483         61,964,215         67,312,776
Plus: Reimbursable reserves and life reserves    98,196,291        105,931,261        108,533,474
                                               ------------       ------------       ------------
Balance at December 31                         $153,879,774       $167,895,476       $175,846,250
                                                ===========        ===========        ===========



The provision for claims decreased by $7,727,975 in 1993 and $4,727,849 in 1994 because of lower-than-anticipated health care trends for both periods and increased by $5,171,051 in 1995 due to higher than anticipated utilization and claims costs.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



8. ESTIMATED BENEFIT LIABILITIES (CONTINUED)


A reconciliation of the Company's incurred expense to total benefits expense as shown in the Consolidated Statements of Income is as follows:



                                                          YEAR ENDED DECEMBER 31
                                         --------------------------------------------------------
                                             1993                 1994                  1995
                                         ------------         ------------         --------------
Incurred related to current and prior
  year.................................  $266,065,674         $278,456,800         $  344,821,340
Benefits expense related to life
  insurance claims and claims
  reimbursed by employee groups........   566,842,010          635,820,612            694,274,226
                                         ------------         ------------         --------------
          Total benefits expense.......  $832,907,684         $914,277,412         $1,039,095,566
                                          ===========          ===========          =============



9. AGENCY CONTRACTS



The Company processes and pays claims as fiscal intermediary for the Medicare Program and as an administrative agent for the State of Georgia and the Inter-Plan Bank. Claims from these programs, which are excluded from the accompanying statement of income, are as follows:



                                                             YEAR ENDED DECEMBER 31
                                              ----------------------------------------------------
                                                   1993               1994               1995
                                              --------------     --------------     --------------
Claims processed for:
  Medicare                                    $1,873,379,182     $2,120,785,277     $2,431,829,705
  State of Georgia                               624,082,406        687,321,822        757,743,385
  Inter-Plan Bank                                 22,596,123         19,316,104         56,311,783
                                              --------------     --------------     --------------
                                              $2,520,057,711     $2,827,423,203     $3,245,884,873
                                               =============      =============      =============



The Company receives reimbursement for administrative expenses incurred in performing these services. These expense reimbursements have been included in reimbursements deducted from operating expenses in the accompanying statement of income.



The operating expense reimbursements in connection with processing Medicare claims have been audited through 1992 by government representatives. Management is of the opinion that no significant adjustments will be made affecting cost reimbursement through December 31, 1995.



10. OPERATING LEASES



The Company has an operating lease arrangement for its home office facility. The term of the lease is ten years, with two five-year renewal options. Annual rental includes base rental plus pro-rated real estate taxes and operating expenses.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.

10.  OPERATING LEASES (CONTINUED)


In addition, the Company leases other office space and data processing equipment. Future minimum lease obligations (including estimated real estate taxes and operating expenses) under all noncancellable operating leases are as follows:



                                1996                                $10,263,929
                                1997                                  5,714,754
                                1998                                  5,119,007
                                1999                                  4,408,739
                                2000                                    683,022
                             Thereafter                                       -
                                                                    -----------
                                                                    $26,189,451
                                                                    -----------
                                                                    -----------



Rent expense amounted to approximately $9,710,000 in 1993, $9,014,000 in 1994 and $9,933,000 in 1995.



11. EMPLOYEE BENEFITS



PENSION PLAN



The Company and its subsidiaries participate in a multi-employer noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during those years. The Company's funding policy is to contribute amounts sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Projected Unit Credit Method is used to determine funding requirements and pension expense.



The following table presents the funded status and amounts recognized in the consolidated financial statements at the respective dates:



                                                                          DECEMBER 31
                                                                 ------------------------------
                                                                    1994               1995
                                                                 -----------       ------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of
     $22,769,577 in 1994 and $28,999,214 in 1995                 $27,004,395       $ 34,768,974
                                                                  ==========        ===========
Actuarial present value of projected benefit obligation for
  service rendered to date                                       $38,161,237       $ 53,243,916
Plan assets at fair value, primarily short-term investments,
  listed stocks, corporate bonds and U.S. government securities   29,232,920         39,807,076
                                                                 -----------       ------------
Plan assets (less than) projected benefit obligation              (8,928,317)       (13,436,840)
Unrecognized net loss                                              7,568,876          9,885,573
Unrecognized transition asset                                     (1,202,645)        (1,068,272)
Unrecognized prior service cost                                      (48,550)         2,960,032
                                                                 -----------       ------------
Accrued pension liability                                        $(2,610,636)      $ (1,659,507)
                                                                  ==========        ===========

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.

11. EMPLOYEE BENEFITS (CONTINUED)

The net pension cost includes the following components:



                                                              YEAR ENDED DECEMBER 31
                                                     1993              1994              1995
                                                  -----------       -----------       -----------
     Service cost-benefits earned during the
       period                                     $ 1,815,453       $ 2,026,435       $ 2,367,130
     Interest cost on projected benefit
       obligation                                   2,468,774         2,697,487         3,296,580
     Actual return on Plan assets                  (2,947,678)         (252,295)       (7,348,111)
     Net amortization and deferral                    291,200        (2,715,148)        4,626,964
                                                  -----------       -----------       -----------
Net pension cost                                  $ 1,627,749       $ 1,756,479       $ 2,942,563
                                                   ==========        ==========        ==========



The following assumptions were used in the pension calculations:



                                                                           DECEMBER 31
                                                                   ----------------------------
                                                                   1993       1994        1995
                                                                   ----       -----       -----
Weighted-average discount rate                                     8.5 %        8.0%        8.5%
Rate of increase in future compensation                            4.5 %      3.5-7%      3.5-7%
Expected long-term rate of return on assets                          9 %          9%          9%



DEFINED CONTRIBUTION PLAN



The Company offers a defined contribution plan ("401(k) plan") covering substantially all employees. Under this plan, employees can contribute up to 15% of their base compensation, subject to certain maximum limitations. The Company matches 50% of the employees' first $500 contributed and 25% thereafter, up to a maximum of 6% of the employees' annual compensation. The Company's matching contributions vest 25% per year commencing at the end of the second year of participation. Employee contributions vest immediately. The Company contributed $568,000 to this 401(k) plan during 1993, $720,000 during 1994 and $878,000 during 1995.


POSTRETIREMENT PLAN

The Company sponsors a Defined Dollar Benefit Plan that provides postretirement health, dental, vision and life insurance benefits to full-time associates with at least ten years of service or part-time associates with the equivalent of ten years full-time employment. These benefits are also available to spouses. Credits based on length of service are provided to retirees annually to be used towards the cost of postretirement benefits. Spouses of retirees receive one half of the credits received by retirees. For those who retired prior to January 1, 1995, insurance is provided by the Company at no cost to the retiree. Additionally, a group of associates who meet the "rule of 80" (those who were at least age 55 with ten years of service, and whose combined years of service plus age equaled 80 or greater) by December 31, 1994, are grandfathered and will receive postretirement benefits at no cost whenever they retire.

Effective January 1, 1995, the Company changed its method of accounting for such benefits from a pay-as-you-go method to a full accrual method and adopted FASB Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("FASB Statement No. 106"). This Statement requires that the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service instead of when the benefits are paid. The implementation required the recognition of a transition obligation (as defined in the Statement) representing the unfunded obligation attributable to prior employee service. The Company has elected to amortize the transition obligation over a period of 20 years. The effect of the change for 1995 was to increase net periodic postretirement benefit cost by $1,986,664 and decrease net income by $1,589,331.

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


11. EMPLOYEE BENEFITS (CONTINUED)
Postretirement benefit costs for 1993 and 1994, which were recorded on a pay-as-you-go basis, have not been restated. The cost of providing postretirement benefits to retirees in 1993 and 1994 was not separable from the cost of providing these benefits to the Company's active employees.

The following table presents the plan's funded status reconciled with amounts recognized in the Company's balance sheet:


                                                        JANUARY 1, 1995       DECEMBER 31, 1995
                                                        ---------------       -----------------
Accumulated postretirement benefit obligation:
  Retirees                                               $  (10,556,100)        $   (10,656,900)
  Fully eligible active plan participants                      (111,200)               (117,100)
  Other active plan participants                             (5,433,600)             (6,511,300)
                                                        ---------------       -----------------
                                                            (16,100,900)            (17,285,300)
Fair value of plan assets                                             -                       -
                                                        ---------------       -----------------
Accumulated postretirement benefit obligation in
  excess of plan assets                                     (16,100,900)            (17,285,300)
Unrecognized transition obligation                           16,100,900              15,295,800
Unrecognized gain (loss)                                              -                   2,836
                                                        ---------------       -----------------
Accrued postretirement benefit cost                      $            -         $    (1,986,664)
                                                         ==============       =================



The net periodic postretirement benefit cost includes the following components:



                                                                     YEAR ENDED DECEMBER 31,
                                                                              1995
                                                                     -----------------------
Service cost                                                               $   405,900
Interest cost                                                                1,284,600
Amortization of transition obligation over 20 years                            805,100
                                                                     -----------------------
Net periodic postretirement benefit cost                                   $ 2,495,600
                                                                     -----------------------
                                                                     -----------------------



The valuation is based on census information as of January 1, 1995 and claims development based on the benefits provided. The discount rate assumed is 7.75%, the salary increase rate assumed is 5.0% and the health care cost trend rate is assumed to be 9.5% in 1995, decreasing .5% each year to an ultimate rate of 6.0%. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $1,348,300 and the aggregate of the estimated service and interest cost components of net periodic postretirement benefit cost for 1995 by $113,700.



12. COMMITMENTS AND CONTINGENCIES



In the normal course of business, the Company is involved in and subject to claims, contractual disputes and other uncertainties. Management, after reviewing with legal counsel all actions and proceedings, believes that the aggregate losses, if any, will not have a material effect on the Company's financial position or results of operations.



13. LOSS ON BUILDING REPURCHASE



In 1993, the Company incurred a loss of $7,566,171 related to the repurchase of the Company's former home office property. In a prior year, when the Company relocated its home office, it guaranteed repayment of a loan

                  BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



13.  LOSS ON BUILDING REPURCHASE (CONTINUED)


to a financial institution by a third party. During 1993, the third party failed to make required payments and the Company, as guarantor, satisfied the loan obligation to the financial institution in the amount of $6,841,000 including accrued interest. In addition, the Company regained title to the former home office property in foreclosure proceedings and recorded the building at its fair value. In 1994, the building was sold for $4,200,000.



14. STATUTORY FINANCIAL INFORMATION AND ACCOUNTING PRACTICES



The Company and its two insurance subsidiaries, HMO Georgia, Inc. and Greater Georgia Life Insurance Company, are domiciled in the state of Georgia and prepare their statutory financial statements in accordance with accounting principles and practices prescribed by the Georgia Insurance Department. Prescribed statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state and may change in the future. The NAIC currently is in the process of recodifying statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, when that project is completed, it will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company and its insurance subsidiaries use to prepare their statutory financial statements. The Company and its insurance subsidiaries do not have permitted practices which would require authorization by the Georgia Insurance Department.



The following table presents the amount of statutory capital and surplus for the Company and its insurance subsidiaries.



                                                                          DECEMBER 31
                                                                -------------------------------
                                                                    1994               1995
                                                                ------------       ------------
Blue Cross and Blue Shield of Georgia, Inc.                     $126,139,088       $140,902,860
HMO Georgia, Inc.                                                  4,416,456         10,452,691
Greater Georgia Life Insurance Company                            15,413,874         17,682,483



The following table presents the amount of statutory net income (loss) for the Company and its insurance subsidiaries.



                                                               YEAR ENDED DECEMBER 31
                                                   ----------------------------------------------
                                                      1993              1994              1995
                                                   -----------       -----------       ----------
Blue Cross and Blue Shield of Georgia, Inc.        $20,085,154       $19,736,121       $9,533,254
HMO Georgia, Inc.                                     (203,035)        1,668,520        6,174,947
Greater Georgia Life Insurance Company               1,533,075         1,341,264        1,865,264



The minimum amount of statutory capital and surplus necessary to satisfy regulatory requirements of the Georgia Insurance Department is $1,000,000 for the Company and $3,000,000 each for HMO Georgia, Inc. and Greater Georgia Life Insurance Company. The Company and its insurance subsidiaries may distribute dividends only out of realized profits (undistributed, accumulated, net earnings since organization) or upon special approval by the State of Georgia Insurance Commissioner.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors


Cerulean Companies, Inc.



We have audited the accompanying balance sheet of Cerulean Companies, Inc. as of February 2, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.



We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Cerulean Companies, Inc. at February 2, 1996 in conformity with generally accepted accounting principles.



                                          ERNST & YOUNG LLP



Atlanta, Georgia


May 6, 1996

                            CERULEAN COMPANIES, INC.



                                 BALANCE SHEET



                                                                             FEBRUARY 2, 1996
                                                                             ----------------
ASSETS
Cash in bank                                                                      $1,000
                                                                             -----------
  Total assets                                                                    $1,000
                                                                             -----------
                                                                             -----------
LIABILITIES AND SHAREHOLDER'S EQUITY
Mandatorily Redeemable Preferred Stock
  Class B Convertible Preferred Stock, no par value; liquidation preference, $1,000 per share; mandatory redemption, $900 per share.
  Authorized 49,901 shares, issued and outstanding, 1 share.                      $1,000
Shareholder's Equity
  Class A Convertible Common Stock, no par value, $.01 stated value.
  Authorized 50,000,000 shares; none issued and outstanding                            -
                                                                             -----------
  Total liabilities and shareholder's equity                                      $1,000
                                                                             -----------
                                                                             -----------



See accompanying notes.

                            CERULEAN COMPANIES, INC.



                         NOTES TO FINANCIAL STATEMENTS



                             AS OF FEBRUARY 2, 1996



1. SIGNIFICANT ACCOUNTING POLICIES



ORGANIZATION AND BASIS OF PRESENTATION



Cerulean Companies, Inc. ("Cerulean") was incorporated on February 2, 1996 by Blue Cross and Blue Shield of Georgia, Inc. ("Georgia Blue") as part of a plan of conversion approved by the Georgia Commissioner of Insurance for Georgia Blue to convert from a not-for-profit corporation to a for-profit corporation. The sole purpose of Cerulean is to act as the holding company for Georgia Blue and its subsidiaries. As a result, Cerulean has not conducted any business activities to date. Subsequent to incorporation, Georgia Blue became a wholly-owned subsidiary of Cerulean.



As part of the conversion plan and subsequent to its incorporation, Cerulean raised $49.9 million in capital through the issuance of 49,900 shares of Class B Convertible Preferred Stock ("Preferred Stock"). Also as part of the conversion plan and subsequent to its incorporation, Cerulean issued 800,000 shares of Class A Convertible Common Stock ("Class A Stock") in escrow for distribution upon an effective registration of those shares with the Securities and Exchange Commission to subscribers of Georgia Blue as of September 1, 1995 who remain subscribers at the time of distribution of Class A Stock.



MANDATORILY REDEEMABLE PREFERRED STOCK



There were 49,901 authorized shares of Preferred Stock, of which one share has been issued as of incorporation. The Preferred Stock has a liquidation preference of $1,000 per share and a mandatory redemption value of $900 per share. On February 5, 1996 and subsequent to conversion, Cerulean received $49.9 million in proceeds related to the issuance of 49,900 shares of Preferred Stock. The net proceeds to Cerulean from the sale of Preferred Stock totaled approximately $46.1 million after deducting estimated offering costs.



SHAREHOLDER'S EQUITY



There are 50,000,000 shares of Class A Convertible Common Stock authorized. None were issued at incorporation. Subsequent to incorporation, but as part of the conversion plan, Cerulean issued 800,000 shares of Class A Stock in escrow for distribution upon an effective registration of those share with the Securities and Exchange Commission to subscribers of Georgia Blue as of September 1, 1995 who remain subscribers at the time of the distribution of Class A Stock.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSONS TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    9
The Conversion........................   15
Dividends.............................   16
Capitalization........................   18
Selected Consolidated Financial and
  Operating Data......................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   22
Business..............................   28
Management............................   40
Stock Ownership.......................   49
Certain Federal Income Tax
  Consequences........................   49
Description of Capital Stock..........   51
Legal Matters.........................   61
Experts...............................   62
Additional Information................   62
Index to Consolidated Financial
  Statements..........................  F-1
Index to Financial Statement
  Schedules...........................
Index of Exhibits.....................


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 800,000 SHARES




                            CERULEAN COMPANIES, INC.
                        CLASS A CONVERTIBLE COMMON STOCK




                           -------------------------
                                   PROSPECTUS
                           -------------------------




                                            , 1996


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses of the offering are:


    Securities and Exchange Commission registration fee............               $ 15,845
    Blue sky fees and expenses.....................................                 20,000
    Printing and engraving expenses................................                200,000
    Legal fees and expenses........................................                150,000
    Accounting fees and expenses...................................                 60,000
    Miscellaneous expenses.........................................                495,000
         Postage...................................................   480,000
         Other.....................................................    15,000
                                                                                  --------
              Total................................................               $940,845
                                                                                  ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Code") enables a corporation in its articles of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director. This section also provides, however, that no such provision may eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability involving unlawful distributions to stockholders and (iv) for transactions from which the director received an improper personal benefit. Article XI of the Company's Articles of Incorporation contains a provision eliminating or limiting the personal liability of a director of the Company to the full extent authorized by Section 14-2-202(b). Consequently, the stockholders' potential recourse for monetary damages against the Company's directors is limited to situations in which one of the four exceptions noted above is applicable.

     In addition, Section 14-2-856 of the Code provides for indemnification of directors of a corporation for liability and expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including civil actions brought as derivative actions by or in the right of a corporation), in which they may become involved by reason of being a director of a corporation. This section permits a corporation to indemnify or obligate itself to indemnify a director made a party to any such proceeding, provided that a corporation may not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for certain types of liability involving unlawful distributions to stockholders; or (iv) for any transaction from which he received an improper personal benefit.

     Section 14-2-856 also permits a corporation to advance or reimburse expenses in advance of final disposition of a proceeding if the director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described above, and the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification. This section also provides such indemnification for persons who, at the request of the corporation, act as directors or officers of other companies in which the corporation is a stockholder or creditor or is otherwise interested.

     Section 14-2-857 provides that a corporation may indemnify or advance expenses to an officer of the corporation who is not a director, to the extent consistent with public policy, as provided in the corporation's articles of incorporation, bylaws or by specific action of the board of directors.

     Article VIII of the Company's Bylaws provides that the Company shall indemnify its directors and officers, among certain other persons, to the fullest extent permitted under applicable law.

     Blue Cross and Blue Shield of Georgia, Inc. has primary director and officer liability coverage with Glen Falls Insurance Company in the amount of $10,000,000 and excess layer director and officer liability coverage with Great American Insurance Company in the amount of $10,000,000. The total amount of director and officer liability is $20,000,000 and the policies expire on September 1, 1996.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On February 2, 1996, the Company issued and sold an aggregate of 49,901 shares of Class B Convertible Preferred Stock (the "Preferred Stock") to 18 persons (including one share issued to Georgia Blue), each of whom is an "accredited investor" as defined in Rule 501(a) of Regulation D of the rules and regulations of the Securities and Exchange Commission. The Robinson-Humphrey Company, Inc. acted as Placement Agent in connection with the sale of certain of the shares of the Preferred Stock. The aggregate offering price of the shares of Preferred Stock to the investors was $49,900,000. The Company paid an aggregate of $16,539 in Placement Agent fees. The shares of Preferred Stock were sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D (Rule 506) promulgated by the Securities and Exchange Commission thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS. The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER                                           DESCRIPTION
- ------        ----------------------------------------------------------------------------------
  *2.1     -- Blue Cross and Blue Shield of Georgia, Inc. Plan of Conversion, filed with the
              Insurance Department of the State of Georgia, October 30, 1995.
  *2.2     -- Form A Statement regarding the Acquisition of Control of or Merger with a Domestic
              Insurer filed with respect to Blue Cross and Blue Shield of Georgia by Cerulean on
              October 30, 1995, as amended and supplemented.
  *2.3     -- Conversion Order dated December 27, 1995 from Georgia Insurance Commissioner.
  *3.1     -- Articles of Incorporation of Cerulean Companies, Inc.
  *3.2     -- Bylaws of Cerulean Companies, Inc.
  *4.1     -- Stock Escrow Agreement among Cerulean Companies, Inc., Blue Cross and Blue Shield of Georgia, Inc. and SunTrust Bank, Atlanta.
  *4.2     -- Specimen Form of Class A Convertible Common Stock (uncertificated stock).
  *5       -- Opinion of Long, Aldridge & Norman, LLP.
 *10.1     -- Administrative Services Agreement between the State Personnel Board and Blue Cross and Blue Shield of Georgia, Inc., dated July 1, 1994.
 *10.2     -- $25,000,000 Revolving Loan Facility Among Blue Cross and Blue Shield of Georgia,
              Inc., as Borrower, Wachovia Bank of Georgia, N.A., Bank South, N.A., Trust Company
              Bank, as Banks and Wachovia Bank of Georgia, N.A., as Agent, dated March 21, 1994, as amended.
 *10.3     -- Plaza Lease Capital Plaza Associate ("Landlord") and Blue Cross and Blue Shield of
              Georgia, Inc. ("Tenant") dated December 23, 1986.
 *10.4     -- Executive Compensation Plans and Arrangements.
              (a) Employment Agreement between Blue Cross and Blue Shield of Georgia, Inc. and
                  Richard D. Shirk dated March 4, 1992.

EXHIBIT
NUMBER                                           DESCRIPTION
- ------        ----------------------------------------------------------------------------------
              (b) Employment Agreement between Blue Cross and Blue Shield of Georgia, Inc. and
                  Mark Kishel, M.D., dated September 23, 1993.
              (c) Deferred Compensation Plan.
              (d) Annual Executive Incentive Plan.
              (e) Long-Term Incentive Plan.
 *10.5     -- $55,000,000 Insolvency Credit Agreement dated as of April 18, 1996 among Blue
              Cross and Blue Shield of Georgia, Inc. the Banks Listed Herein and Wachovia Bank
              of Georgia, N.A., as agent.
  11       -- Not Applicable.
 *21       -- Subsidiaries of the registrant.
 *23.1     -- Consent of Long, Aldridge & Norman, LLP (included in the opinion to be filed as
              Exhibit 5).
  23.2     -- Consent of Ernst & Young LLP.
 *24.      -- Powers of attorney.
  99.1     -- Form of Eligible Subscriber Election.
 *99.2     -- Initial Letter from CEO to Eligible Subscribers.
 *99.3     -- Follow-Up Letter to Eligible Subscribers.
 *99.4     -- Final Letter to Eligible Subscribers.
 *99.5     -- Script for Telephone Communication with Eligible Subscribers (Georgia only).



- ---------------



* Previously filed


     (b) FINANCIAL STATEMENT SCHEDULES.  Not applicable.

ITEM 17.  UNDERTAKINGS


     (a) RULE 415 OFFERING.  The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



     (b) ACCELERATION OF EFFECTIVENESS. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 14, 1996.


                                          CERULEAN COMPANIES, INC.
                                            (Registrant)

                                          By:     /s/  RICHARD D. SHIRK
                                            ------------------------------------
                                                      Richard D. Shirk
                                             President and Principal Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 14, 1996.


                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------
                /s/  RICHARD D. SHIRK             President and Principal Executive Officer
- ---------------------------------------------       and Director
              Richard D. Shirk

                  /s/  JOHN A. HARRIS             Treasurer (Principal Financial and
- ---------------------------------------------       Accounting Officer)
               John A. Harris

               /s/  JAMES E. ALBRIGHT             Director
- ---------------------------------------------
              James E. Albright

                /s/  W. DANIEL BARKER             Director
- ---------------------------------------------
              W. Daniel Barker

               /s/  ELIZABETH W. CAMP             Director
- ---------------------------------------------
              Elizabeth W. Camp

            /s/  LOUIS H. FELDER, M.D.            Director
- ---------------------------------------------
            Louis H. Felder, M.D.

             /s/  EDWARD M. GILLESPIE             Director
- ---------------------------------------------
             Edward M. Gillespie

                /s/  JOSEPH D. GREENE             Director
- ---------------------------------------------
              Joseph D. Greene

             /s/  MEL H. GREGORY, JR.             Director
- ---------------------------------------------
             Mel H. Gregory, Jr.

              /s/  FRANK J. HANNA, III            Director
- ---------------------------------------------
             Frank J. Hanna, III

              /s/  R. PIERCE HEAD, JR.            Director
- ---------------------------------------------
             R. Pierce Head, Jr.

                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------
              /s/  CHARLES H. KEATON              Director
- ---------------------------------------------
              Charles H. Keaton

             /s/  JAMES L. LABOON, JR.            Director
- ---------------------------------------------
            James L. LaBoon, Jr.

         /s/  JAMES H. LEIGH, JR., M.D.           Director
- ---------------------------------------------
          James H. Leigh, Jr., M.D.

           /s/  JULIA L. MITCHELL-IVEY            Director
- ---------------------------------------------
           Julia L. Mitchell-Ivey

                /s/  RICHARD D. SHIRK             Director
- ---------------------------------------------
              Richard D. Shirk

             /s/  FRED L. TOLBERT, JR.            Director
- ---------------------------------------------
            Fred L. Tolbert, Jr.

       /s/  CHARLES R. UNDERWOOD, M.D.            Director
- ---------------------------------------------
         Charles R. Underwood, M.D.

                /s/  W. JERRY VEREEN              Director
- ---------------------------------------------
               W. Jerry Vereen

                  /s/  A. MAX WALKER              Director
- ---------------------------------------------
                A. Max Walker

          /s/  DAN H. WILLOUGHBY, M.D.            Director
- ---------------------------------------------
           Dan H. Willoughby, M.D.

                   /s/  JOE M. YOUNG              Director
- ---------------------------------------------
                Joe M. Young

                 /s/  JOHN B. ZELLARS             Director
- ---------------------------------------------
               John B. Zellars

                               INDEX OF EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER                                        DESCRIPTION                                    PAGE
- ------       ------------------------------------------------------------------------------  ----
  *2.1    -- Blue Cross and Blue Shield of Georgia, Inc. Plan of Conversion, filed with the
             Insurance Department of the State of Georgia, October 30, 1995.
  *2.2    -- Form A Statement regarding the Acquisition of Control of or Merger with a
             Domestic Insurer filed with respect to Blue Cross and Blue Shield of Georgia by Cerulean on October 30, 1995, as amended and supplemented.
  *2.3    -- Conversion Order dated December 27, 1995 from Georgia Insurance Commissioner.
  *3.1    -- Articles of Incorporation of Cerulean Companies, Inc.
  *3.2    -- Bylaws of Cerulean Companies, Inc.
  *4.1    -- Stock Escrow Agreement among Cerulean Companies, Inc., Blue Cross and Blue
             Shield of Georgia, Inc. and SunTrust Bank, Atlanta.
  *4.2    -- Specimen Form of Class A Convertible Common Stock (uncertificated stock).
  *5      -- Opinion of Long, Aldridge & Norman, LLP.
 *10.1    -- Administrative Services Agreement between the State Personnel Board and Blue
             Cross and Blue Shield of Georgia, Inc., dated July 1, 1994.
 *10.2    -- $25,000,000 Revolving Loan Facility Among Blue Cross and Blue Shield of
             Georgia, Inc., as Borrower, Wachovia Bank of Georgia, N.A., Bank South, N.A.,
             Trust Company Bank, as Banks and Wachovia Bank of Georgia, N.A., as Agent,
             dated March 21, 1994, as amended.
 *10.3    -- Plaza Lease Capital Plaza Associate ("Landlord") and Blue Cross and Blue
             Shield of Georgia, Inc. ("Tenant") dated December 23, 1986.
 *10.4    -- Executive Compensation Plans and Arrangements.
             (a) Employment Agreement between Blue Cross and Blue Shield of Georgia, Inc.
             and Richard D. Shirk dated March 4, 1992.
             (b) Employment Agreement between Blue Cross and Blue Shield of Georgia, Inc.
             and Mark Kishel, M.D., dated September 23, 1993.
             (c) Deferred Compensation Plan.
             (d) Annual Executive Incentive Plan.
             (e) Long-Term Incentive Plan.
 *10.5    -- $55,000,000 Insolvency Credit Agreement dated as of April 18, 1996 among Blue
             Cross and Blue Shield of Georgia, Inc. the Banks Listed Herein and Wachovia
             Bank of Georgia, N.A., as agent.
  11      -- Not Applicable.
 *21      -- Subsidiaries of the registrant.
 *23.1    -- Consent of Long, Aldridge & Norman, LLP (included in the opinion to be filed as Exhibit 5).
  23.2    -- Consent of Ernst & Young LLP.
 *24      -- Powers of attorney.
  99.1    -- Form of Eligible Subscriber Election.
 *99.2    -- Initial Letter from CEO to Eligible Subscribers.
 *99.3    -- Follow-Up Letter to Eligible Subscribers.
 *99.4    -- Final Letter to Eligible Subscribers.
 *99.5    -- Script for Telephone Communication with Eligible Subscribers (Georgia only).



- ---------------


* Previously filed